    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 27, 2001

                                                  Registration No. 333-_________

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549



                                    FORM S-1
                             REGISTRATION STATEMENT
                                    UNDER THE
                             SECURITIES ACT OF 1933



                              VIRAGEN (EUROPE) LTD.
             (Exact Name of Registrant as Specified in Its Charter)

              Delaware                                          2836                                         11-2788282
   (State or other jurisdiction of                  (Primary Standard Industrial                          (I.R.S. Employer
   incorporation or organization)                    Classification Code Number)                         Identification No.)

                         865 S.W. 78th Avenue, Suite 100
                              Plantation, FL 33324
                                 (954) 233-8377
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                            ------------------------

                                  Gerald Smith
                              Chairman of the Board
                         865 S.W. 78th Avenue, Suite 100
                              Plantation, FL 33324
                                 (954) 233-8377
   (Address, including zip code, and telephone number, including area code, of agent for service)

                         ------------------------------
                        Copies of all communications to:

                           Steven I. Weinberger, Esq.
                              Atlas Pearlman, P.A.
                     350 East Las Olas Boulevard, Suite 1700
                            Fort Lauderdale, FL 33301
                            Telephone: (954) 763-1200
                          Facsimile No. (954) 766-7800

         Approximate Date of Proposed Sale to the Public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                  CALCULATION OF REGISTRATION FEE

                                                                 Proposed                Proposed
   Title of Each                                                  Maximum                 Maximum
Class of Securities                   Amount to be            Offering Price             Aggregate               Amount of
  to be Registered                     Registered                 Per Share           Offering Price(1)      Registration Fee(1)
-------------------                   ------------            --------------          --------------         ----------------
Common Stock, par value
$.01 per share(2)                       2,933,190               $0.78                   $ 2,273,222             $  543.30

Common Stock, par value
$.01 per share(3)                      20,532,330               $0.78                   $15,912,556              3,803.10
                                                                                                                ---------
Total Registration Fee                                                                                          $4,346.40
                                                                                                                =========

         (1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457. Based upon the average of the closing bid and ask prices for the common stock on December 20, 2001.

         (2) Shares issued under September 28, 2001 agreement to acquire BioNative AB.

         (3) Shares issuable upon attainment of performance goals established under September 28, 2001 agreement to acquire BioNative AB.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                  Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

                     Subject to Completion December 27, 2001


PROSPECTUS


                              VIRAGEN (EUROPE) LTD.


                        23,465,520 SHARES OF COMMON STOCK




         This prospectus covers 23,465,520 shares of common stock of Viragen (Europe) Ltd. being offered by certain selling security holders. We will not receive any proceeds from sales of shares made by the selling security holders.


         Our common stock is currently traded on the over-the-counter electronic Bulletin Board under the symbol "VERP". On December 20, 2001, the closing bid and ask prices for our common stock were $0.70 and $0.85 per share.


         THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 4.


         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.









                The date of this prospectus is ____________, 2002

                               PROSPECTUS SUMMARY


THE COMPANY


         Viragen (Europe) Ltd. is a biotechnology company engaged in researching, developing and manufacturing products designed to help the human immune system resist viral infections, and related technologies. We produce human leukocyte-derived interferon under the name Alfanative(R). Natural interferon stimulates and controls the human immune system. Interferon may also stem the growth of various viruses, including those associated with diseases such as hepatitis, cancer, multiple sclerosis, and HIV/AIDS.

         We are a majority-owned subsidiary of Viragen, Inc., whose shares are listed on the American Stock Exchange under the symbol "VRA".

         Our executive offices are located at 865 S.W. 78th Avenue, Suite 100, Plantation, Florida 33324, and our telephone number there is (954) 233-8377. References in this prospectus to "Viragen (Europe)", "we", "us" and "our" are to Viragen (Europe) Ltd. and its wholly-owned subsidiaries, Viragen (Scotland) Ltd. and BioNative AB. References to "Viragen" are to Viragen, Inc., our parent company.


THE OFFERING

Common Stock Outstanding:
     Prior to the Offering ..............37,692,170 shares
     After the Offering .................58,224,500 shares, including 20,532,330 shares covered by this prospectus that
                                         are issuable upon attainment of
                                         performance goals established under the
                                         BioNative acquisition.

Common Stock Reserved  ..................436,300 shares issuable upon exercise of options that have been granted and
                                         remain outstanding.

SUMMARY FINANCIAL DATA

         The following summary of our financial information has been derived from our financial statements that are included elsewhere in this prospectus. The statement of operations data for the fiscal years ended June 30, 2001, 2000 and 1999 is derived from our audited consolidated financial statements. The statement of operations data for the three months ended September 30, 2001 and 2000 and historical balance sheet data is derived from our unaudited consolidated financial statements. The unaudited consolidated financial statements include all adjustments, consisting of normal recurring accruals, which, in our opinion, are necessary for a fair presentation of the financial position and results of operations for these periods. Operating results for the three months ended September 30, 2001 are not necessarily indicative of the results that may be expected for the entire fiscal year ending June 30, 2002.

         The pro forma financial data reflects our acquisition of all of the outstanding shares of BioNative AB on September 28, 2001. This unaudited pro forma data gives effect to the acquisition as if the transaction had taken place at the beginning of the period in the case of the consolidated statement of operations data. Unaudited pro forma data is not necessarily indicative of the actual results of operations or financial position which would have been attained had the acquisition been consummated at either of the foregoing dates or which may be attained in the future.

                    CONSOLIDATED STATEMENT OF OPERATIONS DATA

                                                                                                                 PRO FORMA
                                                                                                        ---------------------------
                                                                                                                          THREE
                                                                              THREE MONTHS ENDED         YEAR ENDED    MONTHS ENDED
                                         YEAR ENDED JUNE 30,                     SEPTEMBER 30,            JUNE 30,       SEPT. 30,
                                         -------------------              ---------------------------   ------------   ------------
                                 2001           2000           1999           2001           2000           2001           2001
                             ------------   ------------   ------------   ------------   ------------   ------------   ------------
                                                                           (Unaudited)    (Unaudited)    (Unaudited)    (Unaudited)
Product sales .............  $         --   $         --   $         --   $         --   $         --   $  2,813,280   $    288,208
Interest and other income .       167,223         16,752         49,762         27,140         64,017        186,595         27,140
Net loss ..................    (7,915,274)    (6,373,273)    (4,930,453)    (1,612,494)    (1,506,182)    (8,736,664)    (1,964,682)
Net loss per average common
share outstanding .........         (0.33)         (0.37)         (0.46)         (0.05)         (0.08)         (0.33)         (0.05)
Weighted average common
shares outstanding ........    23,715,565     17,046,066     10,607,393     34,854,628     19,715,625     26,648,755     37,692,170

                         CONSOLIDATED BALANCE SHEET DATA


                               JUNE 30,       SEPTEMBER 30,
                                 2001              2001
                              ---------       -------------
                                               (Unaudited)
Cash and cash equivalents     $2,266,168       $ 2,525,792
Working capital..........      1,154,822         1,883,414
Total assets.............      6,519,941        11,202,057
Long-term debt...........         25,488           963,808
Due to parent............              -         2,183,393
Stockholders' equity.....      5,066,596         5,764,305

                                  RISK FACTORS

         AN INVESTMENT IN THE SECURITIES OFFERED HEREBY IS SPECULATIVE IN NATURE AND INVOLVES A HIGH DEGREE OF RISK. IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, THE FOLLOWING FACTORS SHOULD BE CONSIDERED CAREFULLY IN EVALUATING US AND OUR BUSINESS BEFORE PURCHASING THE SECURITIES OFFERED HEREBY.

OUR BUSINESS IS CAPITAL INTENSIVE, AND BECAUSE WE DO NOT GENERATE OPERATING REVENUES, WE WILL REQUIRE ADDITIONAL FINANCING.

         We are currently engaged in research and development, including clinical trials, and, to date, have not generated revenues from operations. In order to continue our research, we will require additional financing. While our parent, Viragen, has thus far funded our operations, and has agreed to continue to do so, in the event that Viragen is unable to provide us with sufficient funding, we will be forced to seek alternative financing. We do not have any commitments for additional financing and there can be no assurance that additional funding, if required, will be available, or if available, will be available upon favorable terms. Insufficient funds may prevent us from implementing our business strategy. In the event we raise additional funds through the issuance of equity securities, dilution to the then existing stockholders will result and future investors may be granted rights superior to those of existing stockholders. If we cannot obtain sufficient funding, we will be forced to cease operations and, in that event, investors will likely be unable to recoup their investment.

WE HAVE A HISTORY OF LOSSES DUE TO LACK OF SALES AND REGULATORY APPROVALS. IF WE DO NOT RECEIVE NECESSARY REGULATORY APPROVALS AND DEVELOP PROFITABLE OPERATIONS, WE WILL NEED TO TERMINATE OUR OPERATIONS. AS A RESULT, INVESTORS MAY LOSE THEIR ENTIRE INVESTMENT.

         Since the organization of Viragen (Europe), we have incurred operating losses. Losses have totaled:

         - $1,612,494 for the three month period ended September 30, 2001,

         -        $7,915,274 for the fiscal year ended June 30, 2001,

         -        $6,373,273 for the fiscal year ended June 30, 2000,

         -        $4,930,453 for the fiscal year ended June 30, 1999, and

         -        $4,642,126 for the fiscal year ended June 30, 1998.

At September 30, 2001, we had a total deficit since organization of $26,807,560 and our working capital totaled $1,883,414.

         We presently produce a natural human leukocyte derived alpha interferon product under the name Alfanative. However, as Alfanative is approved only for limited indications in Sweden and as the United States Food and Drug Administration and other European Union regulatory authorities have not yet approved our natural interferon product, we have limited sales of this product.

         We will not be able to reduce our losses or operate profitably, until we obtain the necessary extended approvals to sell natural interferon. We expect sales of natural interferon to be our primary source of income for the foreseeable future. Investors must understand that our natural interferon product may never receive the necessary approvals from regulatory authorities. In addition, even if the product is approved, we may not be able to recover sufficient profit from the sale of natural interferon. If we do not obtain the required approvals or we do not profit from the sale of natural interferon or other products, we will likely cease operations. In that case, investors in Viragen (Europe) will likely lose their entire investment.

COMPETITIVE CONDITIONS IN THE PHARMACEUTICAL INDUSTRY MAY FORCE US TO TERMINATE OPERATIONS.

         Competition for investment capital and market share in the immunological and pharmaceutical products industry is very strong. Our competitors, which include major pharmaceutical companies, have more experience in research, development and clinical testing of pharmaceutical and biomedical products. We do not have, as yet, an immunological product that can be widely marketed. Our competitors also have greater financial, marketing and human resources than we do. Some of our competitors, including Hoffman-La Roche, Inc., Shering-Plough Corporation, Biogen, Inc., Chiron Corp., and Baxter Laboratories, have approvals for their synthetic interferons. They have been marketing their products, since 1986. These companies have received wide acceptance from the medical community and the patient population for their products. This will make it more difficult for us to introduce our product, if and when we receive the necessary regulatory approvals. We only expect competition to increase in the future. In addition, technological advances made by our competitors may make synthetic products more effective, less costly and with less harmful side effects. We may not be able to keep pace with technological advances by others, either because we do not have sufficient resources or because we cannot achieve greater improvements in our technology. If we are unable to compete with our larger, more experienced competitors, we may terminate operations.

         Competition for funding in the pharmaceutical industry is also intense. We may not have sufficient sources of income or investment capital for a significant period of time, if ever. We need additional funds to conduct clinical trials so we can receive additional regulatory approvals. We must obtain additional funding from outside sources, including Viragen, to conduct these trials. If we are unable to locate funding or obtain funding on reasonable terms, we will most likely terminate operations. In that case, any investment in Viragen (Europe) would likely be lost.

GOVERNMENT REGULATION MAY AFFECT OUR ABILITY TO DEVELOP AND DISTRIBUTE NATURAL INTERFERON.

     All pharmaceutical manufacturers are subject to state and federal rules and regulations prevailing in the country of registration. In particular, we must comply with the United States Food and Drug Administration and the European Union Committee for Propriety Medicinal Products. Guidelines governing production, testing and marketing. These rules and regulations are constantly changing. These changes could extend the period of clinical trials, involve costly compliance measures and may restrict our ability to produce and distribute our natural interferon product based on the results of testing. It is possible that we may never receive these regulatory approvals for any specific illness or range of illnesses that we are attempting to treat with our natural interferon product.

IF PATIENTS HAVE DIFFICULTY RECEIVING THIRD PARTY REIMBURSEMENTS FOR NATURAL INTERFERON, IT WILL BE MORE DIFFICULT TO MARKET OUR PRODUCTS. IN ADDITION, OUR MARKETING COSTS WOULD INCREASE.

         Our ability to successfully market our products depends in part on the receipt of reimbursements from government health administration authorities, private health coverage insurers and other organizations. The pricing of products similar to ours or the amount of reimbursement available to patients may affect our ability to market our product at a profit. Third party reimbursement limitations could restrict the patient population that will make use of our product. If we have difficulty in getting third party payors to allow reimbursement for our product, this could also require us to increase our marketing efforts. Increased marketing activities will involve greater expenses.

OUR PROPRIETARY TECHNOLOGY AND ANY FUTURE PATENTS THAT WE RECEIVE MAY NOT PROVIDE SUFFICIENT PROTECTION TO US.

         We intend to rely, in part, on technology developed by our scientists for the efficient and safe production of natural interferon. We believe that this technology allows us to produce our natural interferon more efficiently and with less possible contaminants. If we are not successful in obtaining additional patents or demonstrating that our production process is proprietary under trade secret law, we will have limited protection against those who might copy our technology. In addition, we may be damaged if we are accused of misappropriating a competitor's proprietary technology, even if these claims are untrue. We cannot assure you that any of our patent applications will be approved. Even if granted, we cannot assure you that these patents or any future patent applications or our other proprietary rights will provide necessary protection to us.

TECHNOLOGY TRANSFERS TO THIRD PARTIES MAY NOT RESULT IN REVENUE TO US.

         One of our proposed marketing strategies is to license our manufacturing technology to third parties. They, in turn, will use our technology to produce natural human leukocyte alpha interferon outside the United States. We cannot guarantee that these third parties will be able to successfully market the product or that we will receive revenue from their efforts.

WE MAY BE EXPOSED TO PRODUCT LIABILITY CLAIMS, AND OUR PRODUCT LIABILITY INSURANCE MAY NOT BE SUFFICIENT TO COVER ALL CLAIMS OR CONTINUE TO BE AVAILABLE TO US.

         Persons, who claim to be injured from use of our natural interferon, may file claims for personal injuries or other damages against us. In order to protect ourselves against these claims, we maintain product liability insurance in the amount of $7,000,000. We cannot be sure that this insurance will be adequate to cover any liabilities that may result from the use of our natural interferon. Also, we may not be able to afford this form of insurance in the future. In the EU, the product liability directive (85/374/EEC) provides for strict liability and allows for compensation claims to be made within a 10 year period of the product being placed on the market and 3 years from the event-making a total window period within which compensation could be claimed of 13 years.

OUR RELIANCE ON FOREIGN THIRD PARTY VENDORS MAY DISRUPT OPERATIONS.

         Foreign manufacturing could expose us to risks involved with fluctuations in exchange rates of foreign currencies. In addition, reliance on international vendors exposes us to all the risks of dealing with a foreign manufacturing source. These risks include:

         -        local governmental regulations,

         -        tariffs,

         -        import and export restrictions,

         -        transportation,

         -        taxes, and

         -        foreign health and safety regulations.

         Foreign manufacturing arrangements may limit our control. This may lead to the disruption of our operations. This could negatively affect our operations and your investment in us.

WE DO NOT EXPECT TO PAY DIVIDENDS IN THE FORESEEABLE FUTURE.

         We have never paid cash dividends on our common stock. We do not expect to pay cash dividends on our common stock any time in the foreseeable future. The future payment of dividends directly depends upon our future earnings, capital requirements, financial requirements and other factors that our board of directors will consider. For the foreseeable future, we will use earnings from operations, if any, to finance our growth, and we will not pay dividends to our common stockholders. Since we do not anticipate paying cash dividends on our common stock, return on your investment, if any, will depend solely on an increase, if any, in the market value of our common stock.

POSSIBLE SALES OF SECURITIES BY CURRENT STOCKHOLDERS COULD HAVE A DEPRESSIVE EFFECT ON MARKET VALUE OF OUR STOCK.

         As of September 30, 2001, we had 37,692,170 shares of common stock outstanding, of which 3,133,190 shares were "restricted securities," as defined by Rule 144 under the Securities Act of 1933. Under Rule 144, a person who holds restricted securities for a period of one year may sell a limited number of shares to the public in ordinary brokerage transactions. Approximately 87% of our outstanding common stock, or 32,640,721 shares, are owned by Viragen, Inc., who may sell them subject to Rule 144 volume limitations. Sales under Rule 144 and sales of common stock covered by registration statements filed by us, including shares covered by this prospectus, may reduce the market price of our common stock and will increase the number of our publicly-held securities.

WE ENGAGE IN THE BIOTECHNOLOGY INDUSTRY; AS A RESULT THE MARKET PRICE FOR OUR COMMON STOCK MAY BE SUBJECT TO EXTREME VOLATILITY.

         The market for securities of biotechnology companies, including companies such as ours, has historically been more volatile than the market for stocks in general. As a result, the price of our common stock may be subject to wide fluctuations in response to factors some of which are beyond our control, including, without limitation, the following:

               -    quarter-to-quarter variations in our operating results;

               -    our announcement of material events;

               - price fluctuations in sympathy to others engaged in our industry; and

               -    the effects of media coverage of our business.

WE DEPEND ON THE CONTINUED SERVICES OF OUR EXECUTIVE OFFICERS AND ON OUR ABILITY TO ATTRACT AND MAINTAIN OTHER QUALIFIED EMPLOYEES.

         Our future success depends on the continued services of Gerald Smith, our President, Dennis W. Healey, our Executive Vice President and Chief Financial Officer, and Dr. Magnus Nicolson, our Chief Operating Officer. While we have entered into employment agreements with these individuals, the loss of any of their services would be detrimental to us and could have a material adverse effect on our business, financial condition and results of operations. We do not currently maintain key-man insurance on their lives. Our future success is also dependent on our ability to identify, hire, train and retain other qualified managerial and other employees. Competition for these individuals is intense and increasing. We may not be able to attract, assimilate, or retain qualified technical and managerial personnel and our failure to do so could have a material adverse effect on our business, financial condition and results of operations.

VIRAGEN, INC., OUR PARENT COMPANY, MAINTAINS VOTING CONTROL OVER US.

         Viragen, Inc. owns approximately 87% of our currently issued and outstanding shares of common stock. Even if all performance goals are met under the BioNative acquisition agreement, Viragen, Inc. will still retain the ability to cause stockholder votes to be determined in accordance with their desires. Consequently, as a practical matter it may be difficult for other stockholders to determine the outcome of a stockholder vote in a manner different from that desired by our officers and directors.

WE MAY BE UNABLE TO PROTECT OUR PROPRIETARY RIGHTS, THEREBY PERMITTING COMPETITORS TO DEVELOP THE SAME OR SIMILAR PRODUCTS AND TECHNOLOGIES TO OURS.

         Our success and ability to compete will be dependent, in large part, upon our proprietary products and technologies. We intend to rely primarily upon patent, trade secret and trademark laws to protect the proprietary aspects of our interferon and related technologies. While we have filed patent applications covering our technology, there is no assurance that any of our patent applications will result in the issuance of letters patent, that any patent we are awarded will not be successfully challenged, that the award of a patent will provide us with meaningful proprietary protections or that we will have the financial resources to mount sustained patent defense. We could also incur substantial costs in asserting our intellectual property or proprietary rights against others. The failure to successfully protect our intellectual property and proprietary rights could enable others to duplicate or claim rights to our products and systems or otherwise develop similar or competitive products and systems which could have a material adverse effect on our business, financial condition and results of operations.

IF AN ACTIVE AND VISIBLE TRADING MARKET FOR OUR COMMON STOCK DOES NOT DEVELOP INVESTORS MAY HAVE DIFFICULTY SELLING OUR SHARES.

         While our common stock is traded on the electronic OTC Bulletin Board maintained by the Nasdaq StockMarket, there has not historically been an active market for our shares. The continued quotation of our common stock on the OTC Bulletin Board does not assure that a meaningful, consistent and liquid trading market exists or will be maintained. In the absence of an active trading market:

               - investors may have difficulty buying and selling or obtaining market quotations;

               -    market visibility for our common stock may be limited; and

               - a lack of visibility for our common stock may have a depressive effect on the market price for our shares.

THE SALE OF SHARES ELIGIBLE FOR FUTURE SALE COULD HAVE A DEPRESSIVE EFFECT ON THE MARKET PRICE FOR OUR COMMON STOCK.

         As of the date of this prospectus, there are 37,692,170 shares of common stock issued and outstanding.

         Of the currently issued and outstanding shares, 2,933,190 shares of common stock have been registered for resale under this prospectus. We have also registered the resale of 20,532,330 shares of our common stock, issuable under the BioNative acquisition agreement. An additional 200,000 shares have been held by officers, directors and/or affiliates for a period in excess of one year and are available for public resale pursuant to Rule 144 promulgated under the Securities Act ("Rule 144"). The resale of our shares of Common Stock owned by officers, directors and affiliates is subject to the volume limitations of Rule
144. In general, Rule 144 permits our stockholders who have beneficially owned restricted shares of common stock for at least one year to sell without registration, within a three-month period, a number of shares not exceeding one percent of the then outstanding shares of common stock. Furthermore, if such shares are held for at least two years by a person not affiliated with us (in general, a person who is not one of our executive officers, directors or principal stockholders during the three month period prior to resale), such restricted shares can be sold without any volume limitation.

         Sales of our common stock under Rule 144 or pursuant to such registration statement may have a depressive effect on the market price for our Common Stock.

         IT IS NOT POSSIBLE TO FORESEE ALL RISKS WHICH MAY AFFECT US. MOREOVER, WE CANNOT PREDICT WHETHER WE WILL SUCCESSFULLY EFFECTUATE OUR CURRENT BUSINESS PLAN. EACH PROSPECTIVE PURCHASER IS ENCOURAGED TO CAREFULLY ANALYZE THE RISKS AND MERITS OF AN INVESTMENT IN THE SHARES AND SHOULD TAKE INTO CONSIDERATION WHEN MAKING SUCH ANALYSIS, AMONG OTHERS, THE RISK FACTORS DISCUSSED ABOVE.

                                 CAPITALIZATION

         The following table sets forth our capitalization as of September 30, 2001. The table should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus. The table does not give effect to:

               - the issuance of up to 436,300 shares in the event options that have been granted, are exercised; or

               - the issuance of up to 20,532,330 shares in the event that performance goals established under the BioNative acquisition agreement are met.

                                           SEPTEMBER 30, 2001
                                           ------------------
Long-term debt                                $    963,808

Advances from parent                             1,683,393

Stockholders' equity:
   Common stock, $.01 par value,
     90,000,000 shares authorized,
     37,692,170 shares issued and
     outstanding.......................            376,922
   Additional paid-in capital..........         32,704,941
   Accumulated deficit.................        (26,807,560)
   Accumulated other comprehensive loss           (509,998)
                                              ------------
Total stockholders' equity.............          5,764,305
                                              ------------

Total capitalization...................       $  7,447,698
                                              ============

                                 USE OF PROCEEDS

         We will not receive any proceeds upon the sale of shares by the selling security holders.

                 PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

         Our common stock trades on the over-the-counter bulletin board, under the symbol "VERP." The following table sets forth the high and low closing quotations for our common stock since October 1, 1999.

                                        HIGH       LOW
                                       -----      -----
FISCAL YEAR 2002
  First Quarter ended 09/30/01 ..      $1.15      $ .65
  Second Quarter through 12/20/01       1.35        .65

FISCAL YEAR 2001
  First Quarter ended 09/30/00 ..      $1.34      $ .72
  Second Quarter ended 12/31/00 .       2.63        .63
  Third Quarter ended 03/31/01 ..       1.02        .47
  Fourth Quarter ended 06/30/01 .       1.00        .52

FISCAL YEAR 2000
  First Quarter ended 09/30/99 ..      $ .88      $ .38
  Second Quarter ended 12/31/99 .       1.81        .31
  Third Quarter ended 03/31/00 ..       3.38        .94
  Fourth Quarter ended 06/30/00 .       1.72        .66

The above quotations reflect prices between dealers, do not include retail mark-ups, markdowns or commissions. These quotations may not necessarily represent actual transactions.

         As of December 20, 2001, we had approximately 140 stockholders of record. On that date, the closing price of our common stock was $0.75 per share.

         We have never paid any dividends on our common stock. We do not anticipate paying any cash dividends in the foreseeable future because:

         - we have experienced losses since inception,

         - we have significant capital requirements in the future, and

         - we presently intend to retain earnings, if any, to finance the expansion of our business.

         Our payment of dividends in the future will depend on:

         - our earnings, if any,

         - capital requirements,

         - expansion plans,

         - financial condition, and

         - other relevant factors.

         The resale of our securities not covered by this prospectus is subject to Rule 144. Under Rule 144, if certain conditions are satisfied, a person (including any of our officers, directors and other affiliates) who has beneficially owned restricted shares of common stock for at least one year is entitled to sell within any three-month period a number of shares up to the greater of 1% of the total number of outstanding shares of common stock, or if the common stock is quoted on Nasdaq, the average weekly trading volume during the four calendar weeks preceding the sale. A person who has not been an affiliate of ours for at least three months immediately preceding the sale, and who has beneficially owned the shares of common stock for at least two years, is entitled to sell the shares under Rule 144 without regard to any of the volume limitations described above.

         The Securities and Exchange Commission has adopted regulations which generally define a "penny stock" to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Depending on market fluctuations, our common stock could be considered to be a "penny stock". A penny stock is subject to rules that impose additional sales practice requirements on broker/dealers who sell these securities to persons other than established customers and accredited investors. For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of these securities. In addition, he must receive the purchaser's written consent to the transaction prior to the purchase. He must also provide certain written disclosures to the purchaser. Consequently, the "penny stock" rules may restrict the ability of broker/dealers to sell our securities, and may negatively affect the ability of holders of shares of our common stock to resell them.

                           FORWARD-LOOKING STATEMENTS

         Certain statements contained in this prospectus regarding matters that are not historical facts are forward-looking statements. All statements which address operating performance, events or developments that management expects or anticipates to incur in the future, including statements relating to sales and earnings growth or statements expressing general optimism about future operating results, are forward-looking statements.

         Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They use words such as "anticipate", "estimate", "expect", "project", "intend",

"plan", "believe" or words of similar meaning. They may also use words such as "will", "would", "should", "could" or "may".

         Forward-looking statements might include one or more of the following:

         -        projections of future revenue;

         -        anticipated clinical trial completion timelines or results;

         - descriptions of plans or objectives of management for future operations, products or services;

         -        forecasts of future economic performance; and

         - descriptions or assumptions underlying or relating to any of the above items.

         Because forward-looking statements include risks and uncertainties, actual results may differ materially from those expressed or implied by them. Forward-looking statements are based on management's current views and assumptions regarding future events and operating performance. Many factors could cause actual results to differ materially from estimates contained in management's forward-looking statements, including, but not limited to, adverse economic conditions, competitive pressures, inadequate capital, unexpected costs, lower revenues, net income and forecasts, the possibility of fluctuation and volatility of our operating results and financial condition, inability to carry out marketing and sales plans and loss of key executives, among other things. These factors, as well as others, are discussed under "Risk Factors", elsewhere in this prospectus.

                             SELECTED FINANCIAL DATA

         The following summary of our financial information has been derived from our financial statements that are included elsewhere in this prospectus. Information for the years ended June 30, 2001, 2000, 1999, 1998 and 1997 is derived from our audited financial statements. The information for the three months ended September 30, 2001 and 2000 is derived from our unaudited financial statements and is not necessarily indicative of the results that may be expected for the entire fiscal year ending June 30, 2002.

         The pro-forma information reflects our acquisition of all of the outstanding shares of BioNative AB on September 28, 2001. This unaudited pro-forma data gives effect to the acquisition as if the transaction had taken place at the beginning of the period in the case of the statement of operations data. Unaudited pro-forma data is not necessarily indicative of the actual results of operations or financial position which would have been attained had the acquisition been consummated at either of the foregoing dates or which may be attained in the future.

                    CONSOLIDATED STATEMENT OF OPERATIONS DATA

                                                                                                                   PRO FORMA
                                                                                                            -----------------------
                                                                                                                           THREE
                                                                                                                           MONTHS
                                                                                    THREE MONTHS ENDED      YEAR ENDED     ENDED
                                       YEAR ENDED JUNE 30,                             SEPTEMBER 30,         JUNE 30,     SEPT. 30,
                ---------------------------------------------------------------   -----------------------   ----------   ----------
                   2001          2000         1999         1998         1997         2001         2000         2001         2001
                ----------    ----------   ----------   ----------   ----------   ----------   ----------   ----------   ----------
                                                                                  (Unaudited)  (Unaudited)  (Unaudited)  (Unaudited)

Product sales   $       --    $       --   $       --   $       --   $       --   $       --   $       --   $2,813,280   $  288,208
Interest and
other income .     167,223        16,752       49,762       37,474      233,552       27,140       64,017      186,595       27,140
Net loss .....  (7,915,274)   (6,373,273)  (4,930,453)  (4,642,126)    (859,214)  (1,612,494)  (1,506,182)  (8,736,664)  (1,964,682)
Net loss
per average
common share
outstanding ..       (0.33)        (0.37)       (0.46)       (0.65)       (0.12)       (0.05)       (0.08)       (0.33)       (0.05)
Weighted
average
common
shares
outstanding ..  23,715,565    17,046,066   10,607,393    7,116,059    7,048,967   34,854,628   19,715,625   26,648,755   37,692,170

                         CONSOLIDATED BALANCE SHEET DATA

                                                             JUNE 30,                                   SEPTEMBER 30,
                            --------------------------------------------------------------------------  -------------
                                 2001           2000           1999            1998           1997           2001
                            -------------  -------------  -------------   -------------  -------------  -------------
                                                                                                         (Unaudited)
Cash and cash equivalents    $ 2,266,168    $ 4,945,063    $   124,335     $   656,139    $ 2,144,271    $ 2,525,762
Working capital (deficit)      1,154,822      4,354,559    $  (582,995)        213,246      3,197,265      1,883,414
Total assets ............      6,519,941      9,192,873      4,909,596       5,053,272      7,750,737     11,202,057
Long-term debt ..........         25,488             --        131,973         160,043        157,686        963,808
Due to parent ...........             --      7,725,692      1,333,333       2,314,431        455,175      2,183,393
Stockholders' equity ....      5,066,596        619,965      2,480,500       1,823,623      6,452,137      5,764,305

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATION

         The following discussion and analysis should be read in conjunction with our audited and unaudited financial statements, appearing elsewhere in this prospectus.

RECENT DEVELOPMENTS

         On September 28, 2001, Viragen and Viragen (Europe) Ltd., acquired all of the outstanding shares of BioNative AB ("BioNative"), a privately held biotechnology company located in Umea, Sweden. BioNative manufactures a human leukocyte interferon (alpha) product called Alfanative(R). Alfanative is approved in Sweden for the treatment of patients with hairy cell leukemia or chronic myelogenous leukemia, who did not respond to treatment with recombinant (synthetic) interferon. The product is also approved for sale in the Czech Republic, Indonesia, Hong Kong, Burma, Thailand, and as purified bulk in Egypt. BioNative has had limited sales in the past, primarily to Italy under a contractual arrangement.

         The initial purchase consideration consisted of 2,933,190 shares of Viragen (Europe) common stock, which was valued at approximately $2.2 million based on the market price of Viragen (Europe) common stock at the date of the acquisition. In connection with the acquisition, the shareholders of BioNative are entitled to receive up to an additional 20.5 million shares of Viragen (Europe) contingent upon the attainment of certain milestones related to regulatory approvals.

         During the first fiscal quarter of 2002 and following our acquisition of BioNative, we decided to suspend our clinical trials of Omniferon, our human leukocyte-derived interferon product, and focus our resources on the commercialization of Alfanative. Through BioNative, we are currently conducting Phase III clinical trials of Alfanative in Germany, for the treatment of malignant melanoma. We believe the decision to concentrate our clinical efforts on Alfanative, a product approved in Sweden and in Phase III trials in Europe, may significantly shorten the approval process period.

         In October 2001, Viragen and Viragen (Europe) entered into an exclusive purchase and distribution agreement with a private U.S. company for the distribution of our interferon product in Taiwan for the treatment of hepatitis C patients. The agreement provides that we will initially sell $5 million in product to be used in a clinical trial that will support registration in Taiwan for the treatment of hepatitis C. Subject to approval for commercialization by the Taiwanese regulatory authorities, the agreement further provides for the sale of $50 million in product per year over a five year period.

LIQUIDITY AND CAPITAL RESOURCES

         Our working capital totaled approximately $1,883,000 on September 30, 2001. This is an increase in working capital of approximately $729,000 from the previous fiscal year end balance. This increase was due primarily to the acquisition of BioNative and advances from Viragen, offset by operational losses totaling approximately $1.6 million during the quarter ended September 30, 2001.

         We are currently dependent upon advances or capital contributions by Viragen to fund our operations. In December 1999, Viragen retained the investment banking firm of Ladenburg Thalmann & Co., Inc. to aid Viragen in raising up to $60 million in additional investment capital, on a best efforts basis. On March 21, 2000, the Securities and Exchange Commission declared Viragen's related shelf registration on Form S-3 (File No. 333-32306) effective. Through November 9, 2001, Viragen has raised approximately $19.2 million in additional capital, net of fees, under this agreement. Included in this total was a $1,000,000 investment by Active Investors Ltd. II, an investment fund controlled by Fundamental Management Corporation. Carl N. Singer, a director of both Viragen and Viragen (Europe), serves as chairman of Fundamental Management Corporation.

         During fiscal years 2001 and 2000, Viragen contributed intercompany balances of $7,415,000 and $4,785,000, respectively, to capital. As a result of these contributions, we issued Viragen 8,821,770 shares in fiscal 2001 and 3,593,347 shares in fiscal 2000.

         Viragen's capital contributions were made at the then-current market price of our common stock. Market prices have ranged between $0.38 and $1.50 per share. Viragen has made these capital contributions in order to alleviate the burden of Viragen (Europe) having to repay approximately $18,028,000 in intercompany balances. Viragen had additionally agreed to defer the $166,667 minimum monthly payments due under a License Agreement that began November 1, 1998 until we are able to fund this obligation. For the quarter ended September 30, 2001, we have accrued $500,000 in licensing fees payable to Viragen.

         On September 28, 2001, following our acquisition of BioNative, Viragen (Scotland) and Viragen Technology, Inc., a wholly owned subsidiary of our parent Viragen, executed a Termination Agreement, terminating the License Agreement between the parties. The License Agreement was terminated as we intend to commercially exploit the Alfanative technology acquired through the BioNative acquisition. This technology does not utilize the technology obtained through the License Agreement and accordingly, no additional royalties due under that agreement will be recognized. The Termination Agreement also provides for mutual ongoing obligations with regard to confidentiality and requires that the $500,000 royalty outstanding as of September 30, 2001 will bear interest at 6% per annum and must be paid in cash or stock within 12 months of the agreement date.

         We intend to significantly expand our productive capacity of Alfanative in Sweden through the renovation of a 21,500 square foot facility purchased by BioNative prior to our acquisition. The facility carries a 25 year mortgage for approximately $610,000. We estimate the cost of renovation to be approximately $3 million, incurred over an 18 month period.

         We believe that our Alfanative product can be manufactured in sufficient quantity and be priced at a level to offer patients an attractive alternative treatment to the synthetic interferons currently being marketed. However, we can not assure you of approval of these projects. Required regulatory approvals are subject to the successful completion of lengthy and costly clinical trials. The successful completion of any clinical trial project also depends on our ability to raise significant additional investment capital.

RESULTS OF OPERATIONS

         We have recognized no sales revenue or related costs for the fiscal years ended June 30, 2001, 2000 or 1999, respectively.

         As a result of our acquisition of BioNative in September 2001, we now have a licensed product, Alfanative. Alfanative is a human leukocyte derived interferon, licensed for sale in Sweden for the treatment of hairy cell leukemia and chronic myelogenous leukemia in patients who have failed recombinant interferon therapy.

         First Quarter of Fiscal 2002 Compared to First Quarter of Fiscal 2001

         Income for the quarter ended September 30, 2001, represents interest earned on cash investments. The decrease in interest income compared to the same quarter of the previous year reflects the decrease in principal invested between the periods

         Research and development costs for the quarter ended September 30, 2001 totaled approximately $918,000, an increase of approximately $61,000 over the same quarter of the preceding year. While total research and development expenditures remained relatively stable between the periods, there were fluctuations between the various cost components. Scientific salaries and support fees increased by approximately $72,000 between periods. Research related travel expenses also increased by $25,000 during the quarter ended September 30, 2001, when compared to the same quarter of the preceding year. These increases were partially offset by decreases in consulting fees, temporary help and repairs and maintenance expenses attributed to laboratory production facilities of approximately $32,000.

         We will continue incurring significant research and development costs related to the clinical trial projects associated with Alfanative as well as other projects to more fully develop potential applications of our interferon product and related technologies. Our ability to successfully conclude clinical trials, a prerequisite to eventual commercialization of any product, is dependent upon Viragen's continued funding of operations and our ability to raise significant additional investment capital.

         General and administrative expenses totaled approximately $294,000 for the quarter ended September 30, 2001 compared with $213,600 for the same quarter of the preceding year. This increase is attributed to an increase in facility rent expense and personal property taxes as well as fees for professional services, when compared to the same quarter of the preceding year. General and administrative expenses will increase during the current fiscal year due to an increase in the number of administrative employees and related expenses associated with the acquisition of BioNative.

         Fiscal 2001 Compared to 2000

         Research and development costs totaled $4,964,145 and $3,511,805 during fiscal years 2001 and 2000, respectively. The increase of approximately $1,452,000 can be attributed to the increase in research activity described above. This overall increase included scientific salaries and support fees of approximately $887,300 between periods. Research related travel expenses also increased by $174,500 during the year ended June 30, 2001, when compared to the prior year. Additionally, repairs and maintenance expenses attributed to laboratory production facilities increased by $171,100, between years.

         Viragen (Europe) incurred licensing fees payable to Viragen, Inc. Because we did not have any sales of our Omniferon product, we incurred the minimum amount of $166,667 per month.

         General and administrative expenses increased by $260,100 during fiscal 2001, when compared to the preceding year. During the year, legal fees increased by $190,400. The increase in legal fees was due to contract negotiations and patent review and filing activities.

          Fiscal 2000 Compared to 1999

          Income for the year ended June 30, 2000 represents interest earned on cash investments. The decline in interest income compared to the previous year reflects the reduction in principal invested due to continuing operational losses.

          Research and development costs for fiscal 2000 totaled $3,511,805, an increase of approximately $770,000 (28%) over the same period of the preceding year. This increase reflects increased costs incurred with development and scale-up projects associated with the transfer of technology from our parent, Viragen, relating to our Omniferon product. Also, the increase in research costs reflects additional costs associated with our clinical trials for hepatitis C, which began during fiscal 2000. Components of this increase include an increase of $647,000 in scientific salaries and support fees, as well as an increase in laboratory supplies expense of $171,000.

          The increase in licensing fee expense of $667,000 between the years reflects the modification of the terms of our license agreement with Viragen. On November 1, 1998, we began recognizing the $2,000,000 per year minimum licensing fee on a monthly basis. During the prior fiscal year, before the licensing agreement was modified, the entire $2,000,000 minimum licensing fee was recognized on November 1, 1997, the day the technology transfer was deemed complete.

          General and administrative expenses totaled approximately $856,000 and $881,000 for fiscal 2000 and 1999, respectively. There were no significant changes in the cost components of general and administrative expenses between the periods.

RECENT ACCOUNTING PRONOUNCEMENTS

         In July 2001, the Financial Accounting Standards Board issued SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. SFAS No. 141 also specifies criteria intangible assets acquired in a purchase method business combination must meet to be recognized and reported apart from goodwill, noting that any purchase price allocable to an assembled workforce may not be accounted for separately. The requirements of SFAS No. 141 are effective for any business combination accounted for by the purchase method that is completed after June 30, 2001. Under SFAS No. 142, goodwill and intangible assets with indefinite useful lives are no longer amortized, but are reviewed annually, or more frequently if impairment indicators arise, for impairment. SFAS No. 142 will also require that intangible assets with definite useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. The amortization provisions of SFAS No. 142 apply to goodwill and intangible assets acquired after June 30, 2001. With respect to goodwill and intangible assets acquired prior to July 1, 2001, the amortization provisions of SFAS No. 142 are effective upon adoption of SFAS No. 142. Companies are required to adopt SFAS No. 142 in their fiscal year beginning after December 15, 2001. We have elected to adopt the provisions of SFAS No. 142 beginning July 1, 2001. The adoption of SFAS No. 141 and SFAS No. 142, is not anticipated to have a material effect on the Company's financial statements.

         In October 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. SFAS No. 144 supercedes SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. SFAS No. 144 applies to all long-lived assets (including discontinued operations) and consequently amends APB Opinion No. 30, Reporting the Results of Operations, Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions. SFAS No. 144 develops one accounting model for long-lived assets that are to be disposed of by sale. SFAS No. 144 requires that long-lived assets that are to be disposed of by sale be measured at the lower of book value or fair value less cost to sell. Additionally SFAS No. 144 expands the scope of discontinued operations to include all components of an entity with operations that (1) can be distinguished from the rest of the entity and (2) will be eliminated from the ongoing operations of the entity in a disposal transaction. SFAS No. 144 is effective for financial statements issued for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years. The adoption of SFAS No. 144 is not expected to have a material impact on our financial position, results of operations or cash flows.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

         Market risk generally represents the risk of loss that may result from the potential change in value of a financial instrument as a result of fluctuations in interest rates and market prices. We have not traded or otherwise transacted in derivatives nor do we expect to do so in the future. We have established policies and internal processes related to the management of market risks, which we use in the normal course of our business operations.

         Interest Rate Risk

         The fair value of long-term interest rate debt is subject to interest rate risk. While changes in market interest rates may affect the fair value of our fixed-rate long-term debt, we believe a change in interest rates would not have a material impact on our financial condition, future results of operations or cash flows.

         Foreign Currency Exchange Risk

         We believe our foreign currency risk is not material. At the present time, we do not have significant product sales. Also, we do not purchase foreign currencies on a regular basis. Transfers of funds to our foreign subsidiaries in Scotland and Sweden are infrequent and are transferred at the then current exchange rate.

         We were not impacted by the European Union's adoption of the "Euro" currency. Our foreign operations to date have been located in Scotland and Sweden, which are not participating in the adoption of the Euro.

                                    BUSINESS

INTRODUCTION

         Viragen (Europe) Ltd. is a Delaware corporation. We are a majority-owned subsidiary of Viragen, Inc., whose shares are listed on the American Stock Exchange under the symbol "VRA". We operate extensively through our wholly owned subsidiaries Viragen (Scotland) Ltd., a Scottish private company and BioNative AB, a Swedish company. Viragen (Scotland) and BioNative house our manufacturing and laboratory facilities, and are located in Edinburgh, Scotland and Umea, Sweden, respectively.

         We are a biotechnology company engaged in the business of researching, developing and manufacturing products which help the human immune system resist viral infections, and related technologies. We produce human leukocyte derived interferon under the name Alfanative in our Swedish facility. Natural interferon stimulates and controls the human immune system. In addition, interferon may stem the growth of various viruses including those involved with diseases like hepatitis, cancer, multiple sclerosis, and HIV/AIDS.

THE PRODUCT

         We derive our human leukocyte interferon from human white cells also known as leukocytes. Natural interferon is one of the body's natural defensive responses to foreign substances like viruses. It is so named because it "interferes" with viral growth. Natural interferon consists of protein molecules that induce antiviral, antitumor and immunomodulatory responses within the body. Medical studies indicate that interferons may inhibit malignant cell and tumor growth, without affecting normal cell activity.

         There are two industrial sources of interferon for medical use. They are differentiated primarily by their source products, method of manufacture and resulting composition. The first, the type we produce, is a multi-species natural, human leukocyte-derived alpha interferon. This is produced by incubated human white blood cells. The introduction of an agent that is not normally pathogenic in humans induces the incubated cells to produce natural interferon. Natural interferon is then separated from other natural proteins and purified to produce a highly concentrated product for clinical use. The second type of interferon is recombinant or synthetic interferon (alpha or beta). This is a genetically engineered interferon. Generally, it is produced from a single human gene in bacterial cells by recombinant DNA techniques.

         Clinical studies indicate that there may be significant therapeutic differences between the use of natural interferon and synthetic interferon. We believe that treatment with synthetic interferon may cause an immunological response through the production by the human immune system of neutralizing and/or binding antibodies. These antibodies reduce the effectiveness of the treatment or may cause adverse side effects. We believe that the production of neutralizing and/or binding antibodies may be essentially non-existent in patients treated with natural interferon. Furthermore, primarily due to biological differences, the side effects of treatment with natural interferon may be milder than with a recombinant or synthetic interferon.

THE INTERFERON INDUSTRY

         Prior to 1985, natural interferon was the only type of interferon available. Research institutions and other biomedical companies, including Viragen, Inc., were working to solve the problem of the high cost related to the industrial-scale production of natural interferon. In 1985, Hoffman-LaRoche, Inc. and Schering-Plough Corporation, two major pharmaceutical companies, successfully developed synthetic interferon using recombinant DNA technology. They subsequently received Food and Drug Administration approval to produce and market their recombinant alpha interferon products for numerous indications.

         After the emergence of recombinant or synthetic alpha interferon, the medical community's interest in natural interferon diminished. This was due primarily to limited availability and higher cost of production. Most clinical studies thereafter utilized a synthetic product.

         Hoffman-LaRoche, Inc. and Schering-Plough Corporation which produce Intron A (TM) and Roferon (TM) respectively, continue to actively market their products for a wide range of indications and promote the therapeutic benefits of their synthetic interferon products. In 1993, Chiron Corp. received Food and Drug Administration approval of BetaSeron(TM), its recombinant beta interferon, for the treatment of relapsing/remitting multiple sclerosis. In 1996, Biogen, Inc. received Food and Drug Administration approval for Avonex(TM), its recombinant beta interferon, for relapsing/remitting multiple sclerosis. In 1997, Teva Pharmaceuticals received Food and Drug Administration approval of its peptide chemical compound, Copaxone(TM), for relapsing/remitting multiple sclerosis.

ACQUISITION OF BIONATIVE AB

         On September 28, 2001, we acquired 100% of BioNative AB, a privately-held Swedish company, initially in exchange for approximately 3 million common shares, or 7.8%, of Viragen (Europe)'s then current equity. This initial distribution will represent 5% of total shares outstanding if all performance milestones are met. An additional 20.5 million common shares of Viragen (Europe) may be issued upon BioNative meeting certain performance milestones following the closing of the transaction. If all of the additional shares are issued, the former owners of BioNative will own approximately 40% of Viragen (Europe).

         BioNative's facilities are located in Umea, Sweden where we manufacture our human leukocyte interferon (alpha) product, Alfanative. Alfanative is approved in Sweden for the treatment of patients with hairy cell leukemia or chronic myelogenous leukemia, who did not respond to treatment with recombinant (synthetic) interferon. The product is also approved for sale in:

         -        the Czech Republic,

         -        Indonesia,

         -        Hong Kong,

         -        Burma,

         -        Thailand, and

         -        as purified bulk product in Egypt.

         BioNative is also conducting European Phase III clinical trials in Germany with Alfanative in the treatment of malignant melanoma, a form of skin cancer.

         Under the BioNative acquisition agreement:

         -        we issued 2,933,190 shares to BioNative stockholders;

         - we agreed to issue up to 20,532,330 additional shares to BioNative stockholders, in the event performance goals established under the agreement are fully attained:

                  - 5,866,380 shares upon the Medical Products Agency in Sweden issuing a Registration Certificate with respect to their human leukocyte derived interforn product, Alfanative(R);

                  -        2,933,190 shares upon notice that the
                           Re-registration Certificate includes indications of a second line treatment for any disease;

                  - 8,799,570 shares upon approval of the Mutual Recognition Procedures by the requisite national and EU regulatory authorities, including Germany, of the application for use, sale and marketing of Alfanative within the EU; and

                  -        2,933,190 shares upon:

                           - Approval of Alfanative in the EU for the treatment of melanoma; or

                           -     Approval of Alfanative for sale in the USA.

         - Viragen, who was also a party to the agreement, agreed to distribute to its stockholders the shares of Viragen (Europe) owned by it on the earlier of:

                  - Viragen's board concluding that we are capable of sustaining our operations through revenue generation and/or equity financing; or

                  - our meeting minimum listing criteria for inclusion of our shares on the AMEX or Nasdaq stock markets.

         - Viragen agreed to fund our operations until the effective date of the distribution to Viragen stockholders.

APPLICATIONS OF INTERFERON

         Human leukocyte interferon is a naturally occurring protein, which serves to enhance the body's immune response to viral infections. We believe interferons can arrest the progress of certain viral based infections, reducing symptoms and disease related complications with a minimum of side effects.

         Hepatitis C

         The hepatitis C virus is a major worldwide cause of acute and chronic hepatitis. Hepatitis C, previously known as "non-A, non-B hepatitis", affects an estimated 4 million Americans and 5 million Europeans. Approximately 30,000 new cases of hepatitis C are diagnosed each year in the U.S. and it is responsible for an estimated 8,000 deaths annually. Hepatitis C is currently a leading cause of liver transplantation in the United States. Based on a review of published literature and evaluation by our scientific staff and advisors, we believe that our natural interferon product may prove effective in the treatment of this indication. The Food and Drug Administration has approved interferons for the treatment of hepatitis C including:

         -    Hoffman-LaRoche's Roferon(TM),

         - Schering-Plough's Intron A(TM), and Peg Intron A(TM) - used in conjuntion with Ribotrol(TM)

         -    Amgen's Infergen(TM).

         Hepatitis B

         Approximately 45% of the world population lives in areas with a high prevalence of hepatitis B infection. In these areas, the lifetime risk of infection can exceed 60%. Most infections in these areas are acquired at birth or during early childhood, when the risk of developing chronic infection is highest. The United States is not in a high prevalence area. Here approximately 300,000 cases of acute hepatitis B are diagnosed annually. Between 2% and 10% of these patients develop chronic infections. These infections put the patients at risk of progressive liver disease possibly leading to cirrhosis and/or hepatocellar carcinoma.

         Synthetic interferon alpha is the only U.S. Food and Drug Administration approved drug for hepatitis B. It has proven to be effective in the treatment of some cases. We believe that our human leukocyte interferon may also prove effective in the treatment of hepatitis B.

         Melanoma

         Melanoma is a type of cancer, which originates in the melanocytes, the cells containing skin color. Over 30,000 cases per year are diagnosed in the United States alone. Melanoma has one of the fastest growing occurrence rates, increasing at a rate in excess of 4% per year. An American's lifetime risk of developing melanoma is currently approximately one in 75 and it is the most commonly occurring cancer in women between the ages of 25 and 29. Melanoma is second only to breast cancer in women ages 30 to 34.

         Through a collaboration agreement with Memorial Sloan-Kettering Cancer Center, we are developing a monoclonal antibody to be used for treatment against this growing medical indication.

         Through BioNative we are currently assembling the data derained from the Phase III clinical trials in Germany with Alfanative for the treatment of melanoma. The study envolved 252 patients with malignant melanona in 20 centers, who were randomised to receive either Alfanative with dacarbazine or no adjurant therapy.

         Chronic Myelogenous Leukemia

         Chronic myelogenous leukemia is one of a group of diseases called myeloproliferative disorders. It is usually recognized by a distinctive cytogenetic abnormality, known as the Philadelphia chromosome. The current treatment for chronic myelogenous leukemia is high dose chemotherapy with bone marrow transplantation. Interferon therapy has emerged as a possible effective initial treatment in this disease. This kind of therapy affects both the presence of leukemia cells as well as the number of bone marrow cells having the Philadelphia chromosome.

         BioNative is approved in Sweden to manufacture their human leukocyte interferon for the treatment of patients with chronic myelogenous leukemia, who did not respond to treatment with recombinant interferon.

         Multiple Sclerosis

         Multiple sclerosis is a chronic, often disabling disease of the central nervous system. This disease often attacks young adults. It is estimated that there are approximately 350,000 patients in the U.S. and a similar number in Europe.

         In June 2001, the UK's Medicines Control Agency approved our application to commence human clinical trials with Omniferon for the treatment of multiple sclerosis. In the first fiscal quarter of 2001, we suspended development of Omniferon in favor of Alfanative. Accordingly, these trials never commenced. Completion of clinical trials for multiple sclerosis, if commenced, is expected to take several years and require significant additional funding.

         HIV/AIDS

         In March 1996, Viragen, in collaboration with Biodoron, a Hollywood, Florida based clinic, received approval from Florida's Health and Rehabilitative Services under Florida's Investigational Drug Program to conduct an investigational study in Florida of our Alpha Leukoferon product, an interferon product we no longer produce. This approval was for the treatment of HIV/AIDS in hemophiliacs. Viragen entered into an agreement with Quantum Health Resources, Inc., which contributed $330,000 toward to the cost of the study. Quantum, a subsidiary of Olsten Services Corp., is a national provider of alternate site therapies and support services for people affected by chronic disorders, including hemophilia. The study began in March 1996. A total of 35 patients enrolled to receive Alpha Leukoferon for a minimum of six months in combination with a comprehensive HIV/AIDS treatment program. While the study suggested that Alpha Leukoferon was safe or well-tolerated, the overall study results proved to be inconclusive due to the smaller than anticipated number of patients that finished the study.

OPERATIONS

         In July 1999, Viragen (Scotland) Ltd. received regulatory approval of its Clinical Trial Exemption Application, to begin Phase I/II human clinical trials of its Omniferon product, initially for use in the treatment of hepatitis
C. We began our clinical trials in the fourth calendar quarter of 1999. Through BioNative, we are also currently conducting a Phase III clinical trial in Germany for the treatment of melanoma, a form of skin cancer.

         During the first fiscal quarter of 2002, we decided not to pursue the current clinical trials of Omniferon. This decision was based upon the Taiwanese government's decision to permit us to conduct a clinical trial that will be sufficient to support licensure in Taiwan. We will be reimbursed for all costs connected with that trial.

         In November 1998, we signed an exclusive supply and distribution agreement with AGC, a Pakistan-based, multinational conglomerate. This agreement provides for the purchase and distribution of our human leukocyte interferon in:

         -  India,

         -  Pakistan,

         -  Saudi Arabia,

         -  Kuwait,

         -  Yemen,

         -  Oman,

         -  UAE,

         -  Brunei, and

         -  other Middle Eastern countries.

AGC must purchase a minimum of $20 million of product over five years. The purchase minimums, if contractually triggered, will be secured by a $1 million irrevocable revolving letter of credit. The purchase minimums become binding on AGC if and when:

         - AGC receives required regulatory approvals for product commercialization in the above territories, and

         - we receive regulatory approval to export our product from our facility in Edinburgh, Scotland.

         AGC, Viragen (Europe) and Viragen have agreed that if and when we obtain regulatory approval for commercialization the product in the United States and/or Europe, all parties will negotiate in good faith an amendment to the agreement, which could modify the purchase minimums, selling price, and other terms and conditions. Under the AGC agreement, AGC is responsible for clinical and regulatory costs to obtain approvals for commercialization of the product in their designated territories. AGC is also responsible for all subsequent sales, marketing and distribution activities. AGC is required to build, own and operate, at their expense, a pharmaceutical distribution facility in a mutually agreeable location within the territories. AGC has informed us that they initially intend to focus on distribution for hepatitis B and C. These diseases are at epidemic proportions in the designated territories.

         In December 1999, through Viragen (Scotland) Ltd., we entered into a collaborative agreement with Memorial Sloan-Kettering Cancer Center in New York City. The agreement is for the development of a human monoclonal antibody, for the treatment of melanoma, a potentially fatal skin cancer. This technology could also prove useful in the treatment of certain other cancers.

         In July 2000, we entered into an agreement with the United Kingdom's Cancer Research Campaign Technology and the University of Nottingham to develop a new cancer vaccine therapy for the treatment of several indications including breast, ovarian and colorectal cancers. The development work is taking place primarily at the Cancer Research Campaign's Department of Clinical Oncology at the University of Nottingham in England.

         Under the Cancer Research Campaign Agreement, we were granted an exclusive worldwide commercial license by the Cancer Research Campaign to develop, manufacture and sell their patent pending technology based on a tumor-associated antigen. The licensed technology covers the tumor-associated antigen, the method of its isolation and its potential medical uses, including cancer vaccines.

         Effective October 30, 2001, we engaged Tradeway Incorporated as our exclusive distributor of Alfanative throughout the Republic of China (Taiwan). Under this agreement, Tradeway has agreed to purchase minimum dollar amounts of Alfanative ranging initially from $5 million during the first 12 to 18 months, to $50 million per year over the remaining five years, subject to Taiwanese regulatory approval. Commencing 18 months from the effective date of the agreement, in the event that at least 50% of Tradeway's minimum annual purchase requirements are not met, Tradeway will lose its exclusive distribution rights, but may continue to distribute Alfanative in the Republic of China, on a non-exclusive basis. Tradeway, at its expense, is responsible for obtaining all regulatory approvals for the sale of Alfanative in the Republic of China. In connection with the regulatory approval process, Tradeway is required, at its expense, to initiate a clinical evaluation of Alfanative which will be used to support licensure. If regulatory approval is not obtained on or before April 30, 2003, we have the right to terminate the distribution agreement. The initial term of the distribution agreement is seven years, and includes an initial three year renewal term, with two additional three year renewal terms, unless a party provides six months' written notice of termination prior to the end of the initial term or a renewal term.

MANUFACTURE OF INTERFERON

         Human white blood cells, also known as leukocytes, and a stimulating agent are needed to produce human leukocyte derived interferon. These raw materials are readily available to us. A stimulating agent, which is not normally pathogenic in humans, is introduced into the white blood cell culture, which induces the cell to produce interferon. The interferon is then separated from other proteins, extracted and purified. Currently, we are manufacturing human leukocyte interferon in our Scottish and Swedish facilities.

         We believe that production methods we have developed, as well as enhanced methods currently under development, will reduce our costs of production and, ultimately, the market price of human leukocyte derived interferon to patients. However, we cannot assure you that any new manufacturing technology will achieve the level of manufacturing proficiency and product improvement hoped for.

RESEARCH AND DEVELOPMENT

         The entire process of research, development and European Union and/or Food and Drug Administration approvals of a new biopharmaceutical drug takes many years. It also requires substantial funding.

         During the first fiscal quarter of 2002 and following our acquisition of BioNative, we suspended our clinical trials of Omniferon.

Through BioNative, we are currently reviewing the data associated with the Phase III clinical trials of Alfanative in Germany, for the treatment of malignant melanoma. We believe the decision to concentrate our clinical efforts on Alfanative, a product approved in Sweden and in Phase III trials in Europe, may significantly shorten the approval process period.

         Research and development costs totaled $4,964,145, $3,511,805 and $2,742,154 for the fiscal years ended June 30, 2001, 2000 and 1999, respectively.

INTELLECTUAL PROPERTY

         We believe our production techniques are unique and are capable of yielding a superior quality product. We believe that our production techniques will allow us to offer our human leukocyte interferon at a price competitive with the recombinant interferons.

         Our BioNative subsidiary has filed 4 patents relating to Alfanative and related production processes. Viragen also submitted several foreign patent applications relating to natural interferon for topical use. Several of these patents have been granted. During fiscal 1999, a Japanese company challenged Viragen's patent issued in Japan for the topical use of interferon. This patent was successfully defended.

         Under a license agreement between Viragen Technology, Inc., a wholly owned subsidiary of Viragen and Viragen (Scotland), a wholly owned subsidiary of Viragen (Europe), dated July 12, 1995, Viragen (Europe) had exclusive rights to Viragen's technologies. These included technologies covered by patent for all countries in the European Union. In addition, Viragen (Europe) had the non-exclusive rights to Viragen's technology throughout the world, excluding the United States and its territories. Viragen (Europe) agreed to pay Viragen a licensing fee ranging from 10% to 5% of sales, with a minimum of $2 million per year, subsequently modified to $167,000 per month. Viragen had deferred the minimum licensing payment in cash until we had the necessary cash flow to meet this payment. In June 2001, accrued licensing fees of $5,333,333 owed to Viragen were paid through the issuance of 6,274,510 of our common shares. The initial term of this agreement was for 15 years and automatically renewed for two successive 15-year periods.

         On September 28, 2001, following our acquisition of BioNative, Viragen (Scotland) and Viragen Technology, Inc., executed a Termination Agreement, terminating the License Agreement between the parties. The License Agreement was terminated as we intend to commercially exploit the Alfanative technology acquired through the BioNative acquisition. This technology does not utilize the technology obtained through the License Agreement and accordingly, no additional royalties due under that agreement will be recognized. The Termination Agreement also provides for mutual ongoing obligations with regard to confidentiality and requires that the $500,000 royalty outstanding as of September 30, 2001 will bear interest at 6% per annum and must be paid in cash or stock within 12 months of the agreement date.

         In August 2000, the World Intellectual Property Organization published our international patent application related to methods of isolating highly purified natural type 1 interferons.

         United States and European Union patents have been issued to others for genetically engineered and human-derived interferons. In the event of valid claims, we may have to negotiate license agreements with patent holders to use some processes and products. We believe that we do not infringe upon any current patent.

         Someone can challenge the validity and enforceability of a patent by litigation after its issuance. If the outcome is against the owner of the patent, other parties may be free to use the subject matter of the patent. Protection provided by foreign patents may be different than in the United States. The actual protection we receive from a foreign patent may vary from one country to another. Protection realized may also depend on the type of patent, scope of coverage granted and the legal remedies available in each country. We cannot assure you that any future patents will offer substantial protection or commercial benefit to us.

REGULATION

         United States and European Union

         Our activities, products and processes are subject to substantial government regulation in the United States and within the European Union. The European Union, Food and Drug Administration, state and local agencies regulate the manufacturing, advertising, labeling and sale of biologic substances and pharmaceutical products. Regulatory authorities have stringent mandatory procedures and standards, which apply to the clinical testing, marketing and manufacture of any biologic products, including ours. European Union and/or Food and Drug Administration approvals for commercialization of any new product can take significant time and capital, since it involves extensive testing procedures and lengthy clinical trials. These trials involve the measurement of product safety and efficacy under specific protocols. The process of obtaining European Union and/or Food and Drug Administration approvals requires extensive animal testing to demonstrate product safety. Human tests are then performed to show and to document findings as to safety and effectiveness. Data is then gathered and evaluated, followed by the submission of all information and data to the regulatory authorities. This process takes several years and substantial funding.

         In Europe and the United States, human clinical trial programs generally involve a three-phase process. Typically, Phase I trials are conducted in healthy volunteers to determine any early side effects and the pattern of drug distribution and metabolism. Phase II trials are conducted in groups of patients afflicted with the target disease to provide preliminary data on the effectiveness and safety of a new drug product. If Phase II evaluations indicate potential effectiveness with an acceptable safety profile, Phase III trials are performed. Phase III is performed to conclusively demonstrate clinical effectiveness and safety within an expanded patient population from multiple clinical study sites. Regulatory authorities may also require Phase IV studies to track patients after a product is approved for commercial sale.

         American pharmaceutical manufacturers who sell outside of the United States are also subject to Food and Drug Administration jurisdiction. Semi-finished drugs may be shipped, under controlled circumstances, for further processing, packaging, labeling and distribution to third parties in approved foreign countries. This controlled distribution is also subject to the laws that apply in the importing countries. For Viragen to conduct this type of sale, we must comply with all Food and Drug Administration rules and regulations.

         It is possible that the EU regulatory authorities or the Food and Drug Administration could modify or expand their approval criteria or reporting requirements. These changes could significantly increase the time and expense to develop a new product and bring that product to market.

         Supply Agreements

         In the event the restrictions related to concerns about the possible presence of Mad Cow disease in the UK blood supply are removed, the Scottish National Blood Transfusion Service has agreed to supply us exclusively with all available white cells collected by them at their cost. We have agreed to pay them $11,000 per year for this provision. We have the exclusive access to these white cells for the longer of seven years or the duration of our commitment to provide them with a portion of our production.

         We agreed to supply the Scottish National Blood Transfusion Service, for medical use by National Health Service patients in Scotland, up to 10% of our Scottish based production per year. This percentage could be increased through a formula to 20% if all white cells utilized in our facility were sourced through the Scottish National Blood Transfusion Services. We have agreed to this provision for a period of seven years from the date we receive UK marketing authorization for Omniferon. We have agreed to charge them the lesser of 100% of our manufacturing costs or the UK retail price for the product provided.

         Under the terms of the agreement with the German Red Cross, our wholly owned subsidiary, Viragen (Germany) GmbH, has the right to receive, on a preferential basis, white cells produced by the German Red Cross. Viragen (Germany) has a right to receive 1,000,000 units of white cells per year with deliveries to be ordered on a quarterly basis. During the initial two-year period of the agreement, Viragen (Germany) may determine its annual order quantity up to 1,000,000 units of white cells. After the initial two-year period, the annual order quantity will be 1,000,000 units of white cells plus or minus 15%. Under this agreement, we will pay the German Red Cross a percentage of sales attributable to Viragen (Germany) white cells. The German Red Cross will also be entitled to receive priority distributions of Omniferon from German sourced leukocytes. Leukocytes provided by the German Red Cross have been approved for use in our Scottish facility.

COMPETITION

         Competition in the research, development and production of interferon, transgenic and oncological products and other immunological products is intense and growing. Our competition includes many major, well-established and well-financed pharmaceutical and commercial entities, as well as major educational and scientific institutions. Many researchers, some of whom have substantial private and government funding, are involved with interferon production, including production of interferon through synthetic DNA technology. A number of large companies, including Hoffman-LaRoche, Inc., Schering-Plough Corporation, Biogen, Inc., Chiron Corp., Berlex Laboratories and Ares-Serono are producing, selling and conducting clinical trials with their recombinant interferons (alpha, beta and gamma) and other immunological products.

         We believe that competition is also based on production ability, technological superiority and administrative and regulatory expertise in obtaining governmental approvals for testing, manufacturing and marketing of the product.

         The timing of the entry of a new pharmaceutical product into the market is an important factor in determining that product's eventual success. Early marketing has advantages in gaining product acceptance and market share. Our ability to develop products, complete clinical studies and obtain governmental approvals in the past had been hampered by a lack of adequate capital. We are not presently a competitive factor in the biopharmaceutical industry.

         Alfa Wassermann, an Italian corporation, is presently producing a natural alpha interferon product with distribution primarily in Italy.

EMPLOYEES

         As of December 18, 2001 Viragen (Europe) has 52 full-time employees. Of these, 10 are administrative personnel. The remaining 42 employees are research and development, manufacturing and quality assurance/quality control personnel.

PROPERTIES

          Viragen and Viragen (Europe) maintain administrative offices in a 15,000 square foot facility, located at 865 S.W. 78th Avenue, Suite 100, Plantation, FL 33324, phone: (954) 233-8377.

          In November 1996, Viragen (Scotland) executed a five year lease, subsequently modified for additional space, for a newly constructed laboratory and manufacturing facility located in the Pentlands Science Park in the Edinburgh area of Scotland. The facility consists of approximately 13,000 square feet with an annual base lease rate of 88,000 UK pounds (approximately US$125,000) per year plus common area and maintenance charges. The lease further provides for up to four five year extensions at our option. In October 2001, we extended our lease through October 2006.

          Through BioNative, we lease approximately 12,000 square feet of laboratory, production and office facilities in Umea, Sweden. This space is covered by three separate leases. The initial term of these leases has expired and each is renewable on a year-by-year basis at a total lease cost of approximately $22,500 per month.

          BioNative also owns a 21,500 square foot building, which is currently under renovation. This building was purchased to provide expanded production capacity and is intended to eventually house all of BioNatives' research, production and administrative facilities. This facility carries a 25-year mortgage held by a Swedish bank for approximately $610,000.

          We consider all of our properties as suitable and adequate to carry on our business. We also believe that we maintain sufficient insurance coverage on all of our real and personal property.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

                                                                                         SERVED AS
                                                                                      OFFICER AND/OR
                                                                                         DIRECTOR
NAME                                      AGE    POSITION WITH THE COMPANY                 SINCE
----                                      ---    -------------------------                 -----
Gerald Smith.....................         71     Chairman of the Board,                     1995
                                                 President, Chief Executive
                                                 Officer and Director
Dennis W. Healey.................         53     Executive Vice President,                  1996
                                                 Chief Financial Officer,
                                                 Treasurer, Secretary and
                                                 Director
Dr. Magnus Nicolson..............         41     Chief Operating Officer and                1999
                                                 Director                                   1997
Carl N. Singer...................         85     Director                                   2000
Peter Cooper Ph.D................         57     Director                                   2000
Peng Lee Yap, Ph.D...............         52     Director                                   2000
William H. Stimson, Ph.D.........         56     Director                                   2000
Melvin Rothberg..................         55     Director                                   2000
Per-Erik Persson.................         66     Director                                   2001
Orjan O. Strannegard.............         60     Director                                   2001

         Our directors are collectively elected at stockholders meetings and hold office for one year and until their successors are elected and qualified. As Viragen, Inc. holds a majority of the issued and outstanding shares, they elect all board members. Officers are appointed by the board of directors and serve at the pleasure of the board.

         Set forth below is a biographical description of each director and executive officer of Viragen (Europe).

         Gerald Smith became the president, chief executive officer and chairman of the board of directors on December 8, 1995. Mr. Smith has also served as a director of Viragen (Scotland) Ltd. since its inception in April 1995. Since February 5, 1993, Mr. Smith has served as a director of Viragen, Inc., the majority stockholder, and on May 12, 1993, Mr. Smith became president of Viragen. In June 1994, Mr. Smith became chairman of the board of directors of Viragen. Since 1982, he was a principal stockholder, president, chief executive officer and director of Business Development Corp. of Miami, Florida, which has served as a managing entity and consultant to several high technology ventures including Compupix Technology Joint Venture of Boca Raton, Florida.

         Dennis W. Healey is a certified public accountant. Mr. Healey was appointed Viragen (Europe)'s executive vice president, chief financial officer, treasurer, secretary and a director in January, 1996 and has served as a director of Viragen (Scotland) Ltd. since its inception in April 1995. Mr. Healey became executive vice president in 1993, and has served as chief financial officer and treasurer of Viragen since 1980 and its secretary since 1994.

         D. Magnus Nicolson, Ph.D. was appointed chief operating officer in August 1999. Dr. Nicolson was elected a director in 1997 and has served as the managing director of Viragen (Scotland) Ltd., since April 1996. From 1992 to 1995, Dr. Nicolson was employed by Scottish Enterprise, an agency of the Scottish government responsible for generating economic development in Scotland. During his time at Scottish Enterprise, he served as technology manager for "Locate in Scotland" (1995), senior executive (1993 to 1995), and contractor, healthcare liaison office of Dunbartonshire Enterprise (1992 to 1993). From 1990 to 1992, Dr. Nicolson conducted various market research projects for a variety of public and private enterprises, as an independent marketing consultant. In 1988, Dr. Nicolson was awarded a Doctorate in Immunology from the University of Strathclyde, in addition to acquiring Masters Degrees in both Immunology and Business in 1985 and 1992, respectively. Dr. Nicolson is a Fellow of the Royal

Society of Medicine, a Member of the Royal Society of Chemistry, and a Member of the Chartered Institute of Marketing.

         Carl N. Singer was appointed to the board of directors in July 2000. He currently serves as a director of Viragen and chairman of Viragen's executive committee of the board of directors. Since 1981, Mr. Singer has served as chairman of Fundamental Management Corporation, a Florida-based institutional investment fund which manages the Active Investors II fund. During fiscal 2000, Active Investors II invested $2,000,000 in Viragen, through two transactions, receiving 1,800,016 shares of their common stock. Mr. Singer has also served as a director, president and CEO of Sealy, Inc., Scripto, Inc. and the BVD Company.

         Peter Cooper, Ph.D. was appointed to the board of directors in February 2000. Dr. Cooper is the former Director of Regulatory Affairs for Schering-Plough Ltd. and also served as the Director of European Regulatory Affairs for Amgen, Ltd. and the Director of International Regulatory Affairs for Medeva, PLC. Dr. Cooper was a Member of the Education Committee of the British Institute of Regulatory Affairs and a Member of the Industrial Pharmacists Group Committee of the Royal Pharmaceutical Society of Great Britain. In addition to his extensive experience in international regulatory affairs, Dr. Cooper played an active part in the development and commercialization of more than 60 drug products including recombinant alpha interferon and a hepatitis B vaccine. Dr. Cooper also serves as a consultant to Viragen (Scotland).

         Peng Lee Yap, Ph.D. was appointed to the board of directors in February 2000. Dr. Yap is an internationally renowned expert in the use and safety of human blood-derived products. Dr. Yap serves as the Senior Clinician for the Scottish National Blood Transfusion Service. Dr. Yap is also an internationally recognized expert on the hepatitis C virus (HCV) and a nationally recognized expert in the United Kingdom on various transfusion transmitted viruses. Dr. Yap is the author of over 200 scientific publications including many key publications related to HCV and IV IgG and is the holder of two patents in relation to the diagnosis of HCV. Dr. Yap has served as the Joint Head of Scottish National Blood Transfusion Service/University of Edinburgh Molecular Virology Laboratory, Member of the External Advisory Panel of the United Kingdom Regulatory Authority, Expert Advisor to the European Commission on Blood Donor Testing and has been engaged as an external consultant and medical adviser to several multinational corporations. Dr. Yap also serves as a consultant to Viragen (Scotland) and chief medical director of Viragen.

         William H. Stimson, Ph.D. was appointed to the board of directors in February 2000. Dr. Stimson is an internationally recognized expert in the field of molecular recognition of antibodies. Dr. Stimson was the Head of the Immunology Department and holds the Chair of Immunology at the University of Strathclyde, Scotland. Dr. Stimson has published over 180 scientific papers and has been issued eight patents. In addition to his university duties, Dr. Stimson serves on the Advisory Management Committee of the Scottish Antibody Production Unit and the Editorial Boards of several important medical and scientific publications. Dr. Stimson has been intimately involved in the formation of several university spinout companies and has served as a consultant to many multinational pharmaceutical companies. Dr. Stimson also serves as a consultant to Viragen (Scotland).

         Melvin Rothberg was appointed to the board of directors in July 2000. In April 1999, Mr. Rothberg assumed the position of executive vice president of Viragen. Prior to joining Viragen, Mr. Rothberg served as a vice president of Althin Medical, Inc., a U.S. subsidiary of a Swedish medical company, from 1990 to 1998. Mr. Rothberg served as a director and manager of a number of divisions of C.D. Medical, a division of the Dow Chemical Company, from 1983 to 1990.

         Per-Erik Persson was appointed to the board of directors in November 2001 following our acquisition of BioNative. Prior to his retirement in 1996, Mr. Persson had served since 1993 as Director of Seeds Division and Member of the Group Management of Sandoz AG and President and CEO of Sandoz Seeds Ltd, Switzerland. From 1975 through 1993, Mr. Persson served in several managerial positions with Hilleshog AG including Managing Director and CEO of Hilleshog AB and President Director General of Hilleshog NK, France. Mr. Persson serves on a number of boards of directors including International Forest Seed Company and Chairman of Hilleshog AB.


         Orjan O. Strannegard, M.D., Ph.D. was appointed to the board of directors in November 2001 following our acquisition of BioNative. Since 1992, Professor Strannegard has served as Professor of Clinical Virology, University of Goteborg, Sweden and as Director of the Municipal Virus Laboratory in Goteborg. From 1986 to 1992 Professor Strannegard was Director, Chief Physician of the Central Microbiology Laboratories in Stockholm, Sweden. Professor Strannegard has also served as a professor and Chairman of the Microbiology Department of the University of Kuwait, visiting scientist at the University of Oregon and a research fellow at Stanford University.

         There is no family relationship between any of the officers and directors.

         As the operations of Viragen (Europe) and its parent, Viragen, remain parallel at this time, Viragen's executive committee, audit and finance committee and compensation committee, while operating on behalf of Viragen, provide a comparable function for Viragen (Europe). Viragen's executive committee consists of Messrs. Carl N. Singer (chairperson) and Gerald Smith. The audit and finance committee consists of Messrs. Charles J. Simons (chairperson), Peter D. Fischbein and Robert C. Salisbury. The compensation committee consists of Messrs. Charles J. Simons (chairperson), Carl N. Singer and Robert C. Salisbury.

                             EXECUTIVE COMPENSATION

         The following table sets forth information concerning the compensation and employment agreements of the chief executive officers and the four most highly compensated executive officers at June 30, 2001.

                           SUMMARY COMPENSATION TABLE

                                                                                          LONG TERM COMPENSATION
                                                                              ---------------------------------------------
                                                                                         AWARDS                PAYOUTS
                                                                              --------------------------   ----------------
                                                                                              SECURITIES
                                            ANNUAL COMPENSATION                RESTRICTED     UNDERLYING
                              ----------------------------------------------      STOCK        OPTIONS/
NAME AND                                                     OTHER ANNUAL        AWARDS          SARS
PRINCIPAL POSITION      YEAR  SALARY ($)    BONUS ($)      COMPENSATION ($)        ($)            (#)       LTIP PAYOUTS ($)
------------------      ----  ----------    ---------      ----------------        ---            ---      ----------------
Gerald Smith.......     2001  $ 82,000     $     --       $       --          $     --            --       $       --
  Chairman of the       2000    82,000           --               --                --            --               --
  Board, CEO and        1999    82,000           --               --                --            --               --
  President

Dennis W. Healey...     2001    57,000           --               --                --            --               --
  Exec. V.P.,           2000    57,000           --               --                --            --               --
  Treasurer, CFO        1999    57,000           --               --                --            --               --
  and Director

D. Magnus Nicolson.     2001   170,000           --               --                --            --               --
  COO and Director      2000   170,000           --               --                --            --               --
                        1999   115,000           --               --                --            --               --

NAME AND                     ALL OTHER
PRINCIPAL POSITION       COMPENSATION ($)
------------------      ----------------
Gerald Smith.......     $       --
  Chairman of the               --
  Board, CEO and                --
  President

Dennis W. Healey...             --
  Exec. V.P.,                   --
  Treasurer, CFO                --
  and Director

D. Magnus Nicolson.             --
  COO and Director              --
                                --

         Employment Agreements

         Gerald Smith became the chairman of the board, chief executive officer, president and a director of Viragen (Europe) on December 8, 1995. Mr. Smith entered into a two-year employment agreement on March 1, 1997, providing for an annual salary of $10,000 and $20,000 for the first and second years, respectively. This agreement was amended on July 3, 1997, providing for an annual salary of $72,000 for the year ended June 30, 1999 and $82,000 for the period from July 1, 1999 through February 28, 1999. On March 1, 1999, upon the expiration of Mr. Smith's employment agreements with Viragen and Viragen (Europe), Mr. Smith entered into a single two-year employment agreement with Viragen. This agreement provided for an annual salary of $282,000. Of this amount, $82,000 was allocated to Viragen (Europe). On March 1, 2001, Mr. Smith renewed his employment agreement with Viragen for an additional two years. The new agreement provides for an annual salary of $325,000, of which $82,000 continues to be allocated to Viragen (Europe). Mr. Smith's employment agreement contains a provision that in the event Viragen were to spin-off or split-off any present or future subsidiaries, he would be entitled to receive a certain number of options in the spun-off company. The number of options he would receive would be based on a formula reflecting his then current option position relative to the fully diluted common stock of Viragen then outstanding. The pricing of the new options would be based on the relationship of the exercise price of his existing options with the fair market value of Viragen's stock at the date of the transaction. All other terms are similar to his previous agreements.

         Dennis W. Healey serves as executive vice president, chief financial officer, secretary and a director. On March 1, 1997, Mr. Healey entered into a revised employment agreement to run concurrent with Mr. Smith's, and supercedes all previous agreements. This agreement, as amended on July 3, 1997 provided for a salary of $31,700 for the four month period ending June 30, 1997, $52,000 per annum for the year ended June 30, 1999 and $57,000 per annum for the eight month period ending February 28, 1999. On March 1, 1999 upon the expiration of Mr. Healey's employment agreements with Viragen and Viragen (Europe), Mr. Healey entered into a single two-year employment agreement with Viragen. This agreement provided for an annual salary of $252,000. Of this amount, $57,000 was allocated to Viragen (Europe). On March 1, 2001, Mr. Healey renewed his employment agreement with Viragen for an additional two years. The new agreement provides for the same salary of $252,000, of which $57,000 continues to be allocated to Viragen (Europe). Mr. Healey's employment agreement contains a provision that in the event Viragen were to spin-off or split-off any present or future subsidiaries, he would be entitled to receive a certain number of options in the spun-off company. The number of options he would receive would be based on a formula reflecting his then current option position relative to the fully diluted common stock of Viragen then outstanding. The pricing of the new options would be based on the relationship of the exercise price of his existing options with the fair market value of Viragen's stock at the date of the transaction. All other terms are similar to his previous agreements.

         Dr. D. Magnus Nicolson serves as the managing director of Viragen (Scotland) Ltd. On August 6, 1999, Dr. Nicolson was appointed chief operating officer of Viragen (Europe). On July 1, 1999, Dr. Nicolson entered into a two-year employment agreement with Viragen. This agreement supercedes all previous agreements. The agreement provided for:

                  -        an annual salary of $170,000,

                  - the grant of an option to acquire 200,000 shares of Viragen, Inc. common stock at $.625, vesting one-third on the date of grant, one-third on the first anniversary of the grant date and one-third on the second anniversary,

                  - similar employee benefits generally available to executive officers,

                  -        use of an automobile, and

                  -        reimbursement of business related expenses.

         On July 1, 2001, Dr. Nicolson renewed his two year employment agreement with Viragen. Under the new agreement, Dr. Nicolson is to receive an annual salary of $172,500. He also received options to purchase 50,000 shares of Viragen (Europe) common stock at $0.85 per share. The options vest one-half on the date of grant and one-half on the first year anniversary. The options are exercisable over five years from the vest dates. All other terms are similar to his previous agreement.

         OPTION/SAR GRANTS IN LAST FISCAL YEAR

         The following table sets forth information with respect to the grant of options to purchase shares of common stock during the fiscal year ended June 30, 2001 to each person named in the Summary Compensation Table.


                                                                                            POTENTIAL
                                                                                         REALIZED VALUE
                                            INDIVIDUAL GRANTS                              AT ASSUMED
                         -----------------------------------------------------------      ANNUAL RATES
                          NUMBER OF       % OF TOTAL                                     OF STOCK PRICE
                         SECURITIES      OPTIONS/SARS                                     APPRECIATION
                         UNDERLYING       GRANTED TO       EXERCISE OR                     FOR OPTION
                        OPTIONS/SARS     EMPLOYEES IN      BASE PRICE     EXPIRATION           TERM
        NAME             GRANTED (#)      FISCAL YEAR        ($/SH)          DATE         5%          10%
        ----             -----------      -----------        ------          ----         --          ---
Gerald Smith.......         --                --              $ --            --          --          --
Dennis W. Healey...         --                --                --            --          --          --
D. Magnus Nicolson.         --                --                --            --          --          --

OPTION EXERCISES AND HOLDINGS

         The following table sets forth information as to the exercise of options to purchase shares of common stock during the fiscal year ended June 30, 2001 by each person named in the summary compensation table and the unexercised options held as of the end of the 2001 fiscal year.

               AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR END OPTION VALUES

                                                        NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                          SHARES                       UNDERLYING UNEXERCISED            IN-THE-MONEY
                        ACQUIRED ON     VALUE           OPTIONS AT FY END (#)         OPTIONS AT FY END ($)
        NAME           EXERCISE (#)   REALIZED ($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
        ----           ------------   ------------   -----------   -------------   -----------   -------------
Gerald Smith.......        --           $ --             --           --             $ --           $ --
Dennis W. Healey...        --             --             --           --               --             --
D. Magnus Nicolson.        --             --          100,000         --               --             --

1997 STOCK OPTION PLAN

         On February 27, 1997, our board of directors adopted, subject to approval by the stockholders, a stock option plan, called the "Viragen (Europe) Ltd. 1997 Stock Option Plan". Viragen (Europe) stockholders ratified the 1997 stock option plan on February 27, 1997. An aggregate of 600,000 shares of our common stock have been reserved for issuance upon exercise of incentive and non-qualified stock options granted under the plan.

       The board of directors or a committee established by the board of directors administers the plan. Administration of the plan includes determining:

       -        the persons who will be granted plan options,

       -        the type of plan options to be granted,

       -        the number of shares subject to each plan options, and

       -        the plan options price.

       Options granted under the 1997 stock option plan may qualify as incentive stock options, under Section 422 of the Internal Revenue Code of 1986, as amended. Any incentive option, which is granted under the plan must provide for an exercise price of not less than 100% of the fair market value of the underlying shares, on the date of such grant. The exercise price of any incentive option granted to an eligible employee owning more than 10% of our common stock must be at least 110% of the fair market value, as determined on the date of the grant. The board of directors or committee determines the term of each plan option and the manner in which it may be exercised. No plan option may be exercisable more than 10 years after the date of its grant. In the case of an incentive option granted to an eligible employee owning more than 10% of Viragen (Europe)'s common stock, no plan option may be exercisable more than five years after the date of the grant. The exercise price of non-qualified stock options granted under the plan must be at least 55% of fair market value on the date the option is granted.

       Officers, directors, key employees and consultants of Viragen (Europe) and its subsidiaries are eligible to receive non-qualified options under the stock option plan. Only officers, directors and employees who are employed by Viragen (Europe) or by any of its subsidiaries are eligible to receive incentive options.

       The plan also includes a reload option provision that permits an eligible person to pay the exercise price of the plan option with shares of common stock owned by the eligible person. The person then receives a new plan option to purchase shares of our common stock equal in number to the tendered shares.

       Incentive options are non-assignable and nontransferable, except by will or by the laws of descent and distribution during the lifetime of the optionee. Only the optionee may exercise incentive options. Under a recent amendment to the 1997 stock option plan, non-qualified options may be transferable under limited circumstances for estate planning, if authorized by the board of directors or the committee. If an optionee's employment is terminated for any reason, other than his death or disability, or if an optionee is not an employee but is a member of Viragen (Europe)'s board of directors and his service as a director is terminated for any reason, other then death or disability, the plan option granted to him will lapse to the extent unexercised on the earlier of the expiration date or 30 days following the date of termination. If the optionee dies during the term of his employment, the plan option granted to him will lapse to the extent unexercised on the earlier of the expiration date of the plan option or the date one year following the date of the optionee's death. If the optionee is permanently and totally disabled, the plan option granted to him lapses to the extent unexercised on the earlier of the expiration date of the option or one year following the date of the disability.

         The board of directors may amend, suspend or terminate the stock option plan at any time. However, no amendment can be made which changes the minimum purchase price, except in the event of adjustments due to changes in Viragen (Europe)'s capitalization. Unless the plan has been suspended or terminated by the board of directors, the 1997 stock option plan will terminate on February 27, 2007. The termination of either plan will not affect the validity of any plan options previously granted.

         As of December 18, 2001, options to purchase 413,500 shares had been granted under the plan of which 411,300 remain outstanding.

LIMITATION ON LIABILITY AND INDEMNIFICATION MATTERS

         As authorized by the Delaware General Corporation Law, our Certificate of Incorporation provide that none of our directors shall be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except liability for:

         - any breach of the director's duty of loyalty to our company or its stockholders;

         - acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

         - unlawful payments of dividends or unlawful stock redemptions or repurchases; and

         - any transaction from which the director derived an improper personal benefit.

         This provision limits our rights and the rights of our stockholders to recover monetary damages against a director for breach of the fiduciary duty of care except in the situations described above. This provision does not limit our rights or the rights of any stockholder to seek injunctive relief or rescission if a director breaches his duty of care. These provisions will not alter the liability of directors under federal securities laws.

         Our Certificate of Incorporation further provides for the indemnification of any and all persons who serve as our director, officer, employee or agent to the fullest extent permitted under Delaware law.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, this indemnification is against public policy as expressed in the securities laws, and is, therefore unenforceable.


                              CERTAIN TRANSACTIONS

         On July 12, 1995 Viragen (Scotland) entered into a license agreement with Viragen Technology, Inc., a wholly owned subsidiary of Viragen, granting Viragen (Scotland) rights to certain proprietary technology, including the right to manufacture and distribute Omniferon. Under the terms of this agreement, Viragen (Scotland) was obligated to pay an annual licensing fee equal to the greater of (a) $2,000,000 or (b) 10% of Viragen (Scotland)'s gross revenues until total licensing payments of $18 million had been paid to Viragen. Once the $18 million licensing fee had been paid, Viragen (Scotland) was obligated to pay Viragen an amount equal to 8% of Viragen (Scotland)'s gross revenues until such time as total licensing fee of $25 million had been paid to Viragen. Once the $25 million licensing fee had been paid, Viragen (Scotland) was obligated to pay Viragen an amount equal to 5% of Viragen (Scotland)'s gross revenues thereafter. The initial term of the license agreement was for fifteen years and automatically renewed for two successive fifteen years periods. In September 1997, Viragen and Viragen (Scotland) mutually agreed to extend the technology transfer completion dates. Accordingly, the agreement was modified providing that the $2,000,000 initial prepayment paid to Viragen in June 1997 would represent the contractual payment for the one year period commencing November 1, 1997. The agreement was further modified to provide that in the event the proprietary technology was not transferred pursuant to the provisions of the agreement, the initial prepayment would have been refunded to Viragen (Scotland). The technology transfer was completed on November 1, 1997, and the prepaid licensing fee was fully expensed at that time. This accounting treatment was consistent with SFAS No. 2 -- "Accounting for Research and Development Costs," as we were then in the process of obtaining EU regulatory approval for marketing the licensed technology. The approval process entails performing extensive preclinical and clinical research.

         During November 1998, Viragen and Viragen (Scotland) modified the license agreement. Under the modified terms, the minimum $2 million annual licensing fee was payable monthly at the rate of $167,000 per month. Viragen had deferred the cash payment of the fee until we have the necessary cash flow to meet this payment. At June 29, 2001, we had accrued approximately $5.3 million in licensing fees payable to Viragen. However, in order to improve our capitalization, and prior to entering into a letter of intent for the purchase of BioNative AB, we settled this balance. On June 29, 2001, we issued to Viragen 6,274,510 common shares, at $0.85 per share.

         On September 28, 2001, following our acquisition of BioNative, Viragen (Scotland) and Viragen Technology, Inc., a wholly owned subsidiary of our parent Viragen, executed a Termination Agreement, terminating the License Agreement between the parties. The License Agreement was terminated as we intend to commercially exploit the Alfanative technology acquired through the BioNative acquisition. This technology does not utilize the technology obtained through the License Agreement and accordingly, no additional royalties due under that agreement will be recognized. The Termination Agreement also provides for mutual ongoing obligations with regard to confidentiality and requires that the $500,000 royalty outstanding as of September 30, 2001 will bear interest at 6% per annum and must be paid in cash or stock within 12 months of the agreement date.

         We are currently dependent upon advances or capital contributions by Viragen, our parent company, to fund our operations.

         During fiscal years 2001, 2000 and 1999, Viragen contributed intercompany balances of $7,415,000, $4,785,000 and $5,828,000, respectively, to capital. As a result of these contributions, we issued Viragen 8,821,770 shares in fiscal 2001, 3,593,347 shares in fiscal 2000 and 8,951,094 shares in fiscal 1999.

         Viragen's capital contributions have been made at the then-current market price of our common stock. Market prices have ranged between $0.38 and $1.50 per share. Viragen has made these capital contributions in order to alleviate the burden of Viragen (Europe) having to repay approximately $18,028,000 in intercompany balances. Viragen has additionally agreed to defer the $166,667 minimum monthly payments due under the licensing agreement that began November 1, 1998 until we are able to fund this obligation. Through June 29, 2001, we had accrued $5,333,333 in licensing fees payable to Viragen. However, in order to improve our capitalization, and prior to entering into a letter of intent for the purchase of BioNative AB, we settled this accrued balance. On June 29, 2001, we issued to Viragen 6,274,510 common shares, at $0.85 per share.

         Mr. Gerald Smith, president and chairman of Viragen (Europe), is also the chairman and president of Viragen, our majority stockholder. Mr. Dennis W. Healey, executive vice president, chief financial officer, treasurer, secretary and a director also serves in the same capacities for Viragen. Dr. D.

Magnus Nicolson assumed the position of chief operating officer on July 1, 1999, is a director and also serves as managing director of Viragen (Scotland). On July 1, 1999, Dr. Nicolson also assumed the position of chief operating officer of Viragen. Mr. Carl N. Singer is a director of both Viragen and Viragen (Europe). Mr. Melvin Rothberg is also an executive vice president of Viragen. Viragen currently owns 32,640,721 shares of common stock, representing 86.6% of our outstanding capital stock interest on September 28, 2001.

         Drs. Cooper, Yap and Stimson, directors of Viragen (Europe), also serve from time-to-time as compensated consultants.

         Dr. Yap also serves as chief medical director of Viragen.


                             PRINCIPAL STOCKHOLDERS

         The following table sets forth information known to us, as of the date of this prospectus, and as adjusted assuming the issuance of 20,532,330 shares under the BioNative acquisition agreement, relating to the beneficial ownership of shares of common stock by:

         - each person who is known by us to be the beneficial owner of more than five percent of our outstanding common stock;

         -        each director;

         -        each executive officer; and

         -        all executive officers and directors as a group.

         Unless otherwise indicated, the address of each beneficial owner in the table set forth below is care of Viragen (Europe), 865 S.W. 78th Avenue, Suite 100, Plantation, Florida 33324.

         We believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock shown as being owned by them.

         Under securities laws, a person is considered to be the beneficial owner of securities owned by him (or certain persons whose ownership is attributed to him) and that can be acquired by him within 60 days from the date of this Report, including upon the exercise of options, warrants or convertible securities. We determine a beneficial owner's percentage ownership by assuming that options, warrants or convertible securities that are held by him, but not those held by any other person, and which are exercisable within 60 days of the date of this prospectus, have been exercised or converted. The "as adjusted" column assumes that the named person sells none of the shares available for resale under this prospectus. An "*" indicates less than 1%.

         The table is based upon 37,692,170 outstanding shares, and does not give effect to:

         - the issuance of up to 436,300 shares in the event outstanding options are exercised, except with respect to beneficial ownership of shares attributed to the named person; and

         - except for Hakan Borg and Skanditek Industri-Forvaltning AB, the issuance of up to 20,532,330 shares in the event performance goals established under the BioNative acquisition agreement are fully attained.

                                                      NUMBER OF
                                                        SHARES
                                                     BENEFICIALLY         PERCENT OF CLASS
NAME OF BENEFICIAL OWNER                                 OWNED       CURRENTLY      AS ADJUSTED
Viragen, Inc...................................       32,640,721       86.6%          56.1%
Gerald Smith...................................          100,000        *              *
Dennis W. Healey...............................          100,000        *              *
D. Magnus Nicolson.............................          125,000        *              *
Carl N. Singer.................................              --         --             --
Peter Cooper...................................           22,500        *              *
Peng Lee Yap...................................           22,500        *              *
William H. Stimson.............................           22,500        *              *
Melvin Rothberg................................           35,000        *              *
Per-Erik Persson...............................              --         --             --
Orjan O. Strannegard...........................          205,470        *              *
Hakan Borg.....................................        7,562,937       17.1           13.0
Skanditek Industri-Forvaltning AB..............        3,953,940        9.6            6.8
Officers and Directors as a group (10 persons).          632,970        1.7            1.1

         With respect to the beneficial ownership ascribed to Hakan Borg and Skanditek Industri-Forvaltning AB, the assumption is made that all performance goals established under the BioNative acquisition agreement are fully attained within 60 days from the date of this Report.

                            DESCRIPTION OF SECURITIES

GENERAL

         The following description of our capital stock and provisions of our Articles of Incorporation is a summary thereof and is qualified by reference to our Articles of Incorporation, copies of which may be obtained upon request. Our authorized capital consists of 90,000,000 shares of common stock, par value $.01 per share. We are not authorized to issue any preferred stock.

COMMON STOCK

         Holders of shares of common stock are entitled to share, on a ratable basis, such dividends as may be declared by the board of directors out of funds, legally available therefor. Upon our liquidation, dissolution or winding up, after payment to creditors, our assets will be divided pro rata on a per share basis among the holders of our common stock.

         Each share of common stock entitles the holders thereof to one vote. Holders of common stock do not have cumulative voting rights, which means that the holders of more than 50% of the shares voting for the election of directors can elect all of the directors if they choose to do so, and, in such event, the holders of the remaining shares will not be able to elect any directors. Our By-Laws require that only a majority of our issued and outstanding shares need be represented to constitute a quorum and to transact business at a stockholders' meeting. Our common stock has no preemptive, subscription or conversion rights and is not redeemable by us.

TRANSFER AGENT AND REGISTRAR

         The transfer agent and registrar for our common stock is Mellon Investor Services LLC, 85 Challenger Road, Ridgefield Park, New Jersey 07660, and its telephone number is (201) 296-4884.


                            SELLING SECURITY HOLDERS

         The following table sets forth:

         -        the name of each selling security holder;

         - the amount of common stock owned beneficially, directly or indirectly, by each selling security holder;

         - the maximum amount of shares to be offered by each selling security holder under this prospectus;

         - the amount of common stock to be owned by each selling security holder, assuming the sale of the shares covered by this prospectus; and

         - the percentage of our common stock to be owned by the selling security holder, assuming the sale of the shares covered by this prospectus.

         Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities and includes any securities which the person has the right to acquire within 60 days through the conversion or exercise of any security or other right. The information as to the number of shares of our common stock owned by each selling security holder is based upon our books and records and information provided by our transfer agent as of December 19, 2001.

         We may amend or supplement this prospectus from time to time to update the disclosure set forth in the table. Because the selling security holders identified in the table may sell some or all of the Shares owned by them which are included in this prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the Shares, no estimate can be given as to the number of Shares available for resale hereby that will be held by the selling security holders upon termination of the offering made hereby. We have therefore assumed, for the purposes of the following table, that the selling security holders will sell all of the Shares owned by them which are being offered hereby, but will not sell any other shares of our common stock that they presently own.

                                     Shares Owned
                                     Beneficially        Shares Available         Shares            Percent of
                                    Prior to this          Pursuant to          Owned after            Class
Selling Security Holder                Offering           this Prospectus        Offering         after Offering
-----------------------           -----------------    -------------------  ----------------     --------------
Hakan Borg                             7,562,937             7,562,937             --                  --

Bo Lemar                               2,217,491             2,217,491             --                  --

Berndt Sjoberg                         1,847,910             1,847,910             --                  --

Orjan Strannegard                      1,643,760             1,643,760             --                  --

Hugo Thelin                            1,847,910             1,847,910             --                  --

Skanditek Industri-
   Forvaltning AB                      3,953,940             3,953,940             --                  --

Syngenta Seeds AB                      2,064,966             2,064,966             --                  --

Erik Lundgren                          2,326,606             2,326,606             --                  --
                                       ---------             ---------

TOTAL                                 23,465,520            23,465,520
                                      ==========            ==========


                              PLAN OF DISTRIBUTION

         The shares covered by this prospectus may be distributed from time to time by the selling security holders in one or more transactions that may take place on the over-the-counter or other markets. These include ordinary broker transactions, privately-negotiated transactions or through sales to one or more broker-dealers for resale of these shares as principals, at market prices existing at the time of sale, at prices related to existing market prices, through Rule 144 transactions or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the selling security holders in connection with sales of securities.

         The selling security holders may sell shares covered by this prospectus in one or more of the following methods:

         - through the "pink sheets", on the over-the-counter Bulletin Board, or on such exchanges or over-the-counter markets on which our shares may be listed from time-to-time, in transactions which may include special offerings, exchange distributions and/or secondary distributions, pursuant to and in accordance with the rules of such exchanges, including sales to underwriters who acquire the shares for their own account and resell them in one or more transactions or through brokers, acting as principal or agent;

         - in transactions other than on such exchanges or in the over-the-counter market, or a combination of such transactions, including sales through brokers, acting as principal or agent, sales in privately negotiated transactions, or dispositions for value by any selling security holder to its partners or members, subject to rules relating to sales by affiliates;

         - through the issuance of securities by issuers other than us, convertible into, exchangeable for, or payable in our shares; or

         - through the writing of options on our shares, whether or not such options are listed on an exchange, or other transactions requiring delivery of our shares, or the delivery of our shares to close out a short position.

Any such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices.

         In making sales, brokers or dealers used by the selling security holders may arrange for other brokers or dealers to participate. Selling security holders may be "underwriters" within the meaning of the Securities Act for the securities offered, and any profits realized or commission received may be considered underwriting compensation. Information as to whether an underwriter(s) who may be selected by the selling security holders, or any other broker-dealer, is acting as principal or agent for the selling security holders, the compensation to be received by underwriters who may be selected by the selling security holders, or any broker-dealer, acting as principal or agent for the selling security holders and the compensation to be received by other broker-dealers, in the event the compensation of other broker-dealers is in excess of usual and customary commissions, will, to the extent required, be set forth in a supplement to this prospectus. Any dealer or broker participating in any distribution of the shares may be required to deliver a copy of this prospectus, including the supplement, if any, to any person who purchases any of the shares from or through a dealer or broker.

         In connection with distributions of the shares or otherwise, selling security holders may enter into hedging transactions with broker-dealers. In connection with the transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with selling security holders. Selling security holders may also sell shares short and deliver the shares to close out the positions. Selling security holders may also enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares, which the broker-dealer may resell under this prospectus. The selling security holders may also pledge the shares to a broker or dealer and upon a default, the broker or dealer may affect sales of the pledged shares under this prospectus.

         We have advised the selling security holders that, at the time a resale of the shares is made by or on behalf of a selling security holder, a copy of this prospectus is to be delivered.

         We have also advised the selling security holders that during the time as they may be engaged in a distribution, they are required to comply with Regulation M of the Exchange Act. With certain exceptions, Regulation M precludes any selling security holders, any affiliated purchasers and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchase made in order to stabilize the price of a security in connection with the distribution of that security.

         Sales of securities by us and the selling security holders or even the potential of these sales may have a negative effect on the market price of the shares of common stock offered hereby.


                         SHARES ELIGIBLE FOR FUTURE SALE

         At the date of this prospectus, we have 37,692,170 shares of common stock issued and outstanding of which 4,851,449 shares, including the 2,933,190 shares covered by this prospectus, are freely tradeable without restriction or further registration under the Securities Act, except for any shares purchased by an affiliate of ours. This does not include 436,300 shares issuable upon exercise of options, which have been granted and remain outstanding. They may be resold by their holders as long as they are covered by a current registration statement or under an available exemption from registration.

         The remaining 32,840,721 shares of common stock currently outstanding are restricted securities. The remaining restricted shares will become eligible for sale under Rule 144 at various times provided that they have been held for at least one year. In general, Rule 144 permits a stockholder who has owned restricted shares for at least one year, to sell without registration, within a three month period, up to one percent of our then outstanding common stock. We must be current in our reporting obligations in order for a stockholder to sell shares under Rule 144. In addition, stockholders other than our officers, directors or 5% or greater stockholders who have owned their shares for at least two years may sell them without volume limitation or the need for our reports to be current.

         We cannot predict the effect, if any, that market sales of common stock or the availability of these shares for sale will have on the market price of the shares from time to time. Nevertheless, the possibility that substantial amounts of common stock may be sold in the public market could adversely affect market prices for the common stock and could damage our ability to raise capital through the sale of our equity securities.


                                 LEGAL MATTERS

         The validity of the securities offered by this prospectus will be passed upon for us by Atlas Pearlman, P.A., 350 East Las Olas Boulevard, Suite 1700, Fort Lauderdale, Florida 33301.


                                     EXPERTS

         Ernst & Young LLP, certified public accountants, have audited our consolidated financial statements at June 30, 2001 and 2000, and for each of the three years in the period ended June 30, 2001, as set forth in their report. We've included our consolidated financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.


                             ADDITIONAL INFORMATION

         We have filed with the SEC the registration statement on Form S-1 under the Securities Act for the common stock offered by this prospectus. This prospectus, which is a part of the registration statement, does not contain all of the information in the registration statement and the exhibits filed with it, portions of which have been omitted as permitted by SEC rules and regulations. For further information concerning us and the securities offered by this prospectus, we refer to the registration statement and to the exhibits filed with it. Statements contained in this prospectus as to the content of any contract or other document referred to are not necessarily complete. In each instance, we refer you to the copy of the contracts and/or other documents filed as exhibits to the registration statement, and these statements are qualified in their entirety by reference to the contract or document.

         The registration statement, including all exhibits, may be inspected without charge at the SEC's Public Reference Room at 450 Fifth Street, N.W. Washington, D.C. 20549, and at the SEC's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of these materials may also be obtained from the SEC's Public Reference at 450 Fifth Street, N.W., Room 1024, Washington D.C. 20549, upon the payment of prescribed fees. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

         The registration statement, including all exhibits and schedules and amendments, has been filed with the SEC through the Electronic Data Gathering, Analysis and Retrieval system. Following the effective date of the registration statement relating to this prospectus, we will become subject to the reporting requirements of the Exchange Act and in accordance with these requirements, will file annual, quarterly and special reports, and other information with the SEC. We also intend to furnish our stockholders with annual reports containing audited financial statements and other periodic reports as we think appropriate or as may be required by law.

                         INDEX TO FINANCIAL STATEMENTS

     VIRAGEN (EUROPE) LTD. AND SUBSIDIARIES

         The audited consolidated financial statements of Viragen
           (Europe) Ltd. as of June 30, 2001, and 2000 and for the
           years ended June 30, 2001, 2000 and 1999 .............. F-2


     BIONATIVE AB

         The audited consolidated financial statements of BioNative
           AB for the years ended December 31, 2000 and 1999 ..... F-15

     VIRAGEN (EUROPE) LTD. AND SUBSIDIARIES

         The unaudited condensed consolidated statements of
           operations and cash flows of Viragen (Europe) Ltd.
           for the three months ended September 30, 2001 and
           2000 and the unaudited condensed consolidated
           balance sheet of Viragen (Europe) Ltd. and
           subsidiaries as of September 30, 2001 ................. F-32

     BIONATIVE AB

         The unaudited condensed consolidated balance sheet of
           BioNative AB as of June 30, 2001 and the unaudited
           condensed consolidated statements of operations
           and cash flows of BioNative AB for the six months
           ended June 30, 2001 and 2000 .......................... F-40

     PRO FORMA FINANCIAL INFORMATION

         The unaudited pro forma combined condensed statements of
           operations of Viragen (Europe) Ltd. and BioNative AB
           for the year ended June 30, 2001 and the three months
           ended September 30, 2001 .............................. F-45

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Shareholders and Board of Directors
Viragen (Europe) Ltd.

     We have audited the accompanying consolidated balance sheets of Viragen (Europe) Ltd. and subsidiaries as of June 30, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended June 30, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Viragen (Europe) Ltd. and subsidiaries at June 30, 2001 and 2000, and the consolidated results of their operations and their cash flows for each of the three years in the period ended June 30, 2001, in conformity with accounting principles generally accepted in the United States.

                                          ERNST & YOUNG LLP

Miami, Florida
August 17, 2001, except for Note I,
as to which the date is September 28, 2001

                     VIRAGEN (EUROPE) LTD. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                       JUNE 30,
                                                              ---------------------------
                                                                  2001           2000
                                                              ------------   ------------
                                         ASSETS
Current Assets
  Cash and cash equivalents.................................  $  2,266,168   $  4,945,063
  Prepaid expenses..........................................        93,060        111,751
  Other current assets......................................       223,451        144,961
                                                              ------------   ------------
          Total current assets..............................     2,582,679      5,201,775
Property, Plant and Equipment
  Leasehold improvements....................................     1,961,446      1,898,470
  Equipment and furniture...................................     3,219,188      2,930,019
  Construction in progress..................................            --         59,026
                                                              ------------   ------------
                                                                 5,180,634      4,887,515
  Less accumulated depreciation and amortization............    (1,263,526)      (896,417)
                                                              ------------   ------------
                                                                 3,917,108      3,991,098
  Other Assets..............................................        20,154             --
                                                              ------------   ------------
                                                              $  6,519,941   $  9,192,873
                                                              ============   ============

                          LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
  Accounts payable..........................................  $  1,129,037   $    545,626
  Accrued expenses and other liabilities....................       287,007        292,096
  Current portion of long-term debt.........................        11,813          9,494
                                                              ------------   ------------
          Total current liabilities.........................     1,427,857        847,216
Licensing fee payable.......................................            --      3,333,333
Long-term debt, less current portion........................        25,488             --
Advances from parent........................................            --      4,392,359
Commitments and Contingencies
Stockholders' Equity
  Common stock, $.01 par value. Authorized 90,000,000 and
     20,000,000 shares at June 30, 2001 and 2000,
     respectively; issued and outstanding 34,758,980 and
     19,662,100 shares at June 30, 2001 and 2000,
     respectively...........................................       347,590        196,621
  Additional paid-in capital................................    30,534,380     17,934,349
  Accumulated deficit.......................................   (25,195,066)   (17,279,792)
  Other comprehensive loss..................................      (620,308)      (231,213)
                                                              ------------   ------------
          Total stockholders' equity........................     5,066,596        619,965
                                                              ------------   ------------
                                                              $  6,519,941   $  9,192,873
                                                              ============   ============

  See notes to consolidated financial statements which are an integral part of these statements.

                     VIRAGEN (EUROPE) LTD. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                    YEAR ENDED JUNE 30,
                                                          ---------------------------------------
                                                             2001          2000          1999
                                                          -----------   -----------   -----------
Income
  Interest and other income.............................  $   167,223   $    16,752   $    49,762
                                                          -----------   -----------   -----------
                                                              167,223        16,752        49,762
Costs and Expenses
  Research and development costs........................    4,964,145     3,511,805     2,742,154
  Licensing fee.........................................    2,000,000     2,000,000     1,333,333
  General and administrative expenses...................    1,115,800       855,729       880,762
  Interest expense......................................        2,552        22,491        23,966
                                                          -----------   -----------   -----------
                                                            8,082,497     6,390,025     4,980,215
                                                          -----------   -----------   -----------
NET LOSS................................................  $(7,915,274)  $(6,373,273)  $(4,930,453)
                                                          ===========   ===========   ===========
BASIC AND DILUTED LOSS PER COMMON SHARE.................  $     (0.33)  $     (0.37)  $     (0.46)
                                                          ===========   ===========   ===========
BASIC AND DILUTED WEIGHTED AVERAGE COMMON SHARES........   23,715,565    17,046,066    10,607,393
                                                          ===========   ===========   ===========

  See notes to consolidated financial statements which are an integral part of these statements.

                     VIRAGEN (EUROPE) LTD. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                                           OTHER
                                                          ADDITIONAL                   COMPREHENSIVE
                                                COMMON      PAID-IN     ACCUMULATED       (LOSS)
                                                STOCK       CAPITAL       DEFICIT         INCOME
                                               --------   -----------   ------------   -------------
Balance at July 1, 1998......................  $ 71,160   $ 7,441,447   $ (5,976,066)    $ 287,081
Capital contribution by Viragen, Inc.........    40,112     3,469,590             --            --
Capital contribution by Viragen, Inc.........    12,164       443,974             --            --
Capital contribution by Viragen, Inc.........    37,236     1,824,584             --            --
Foreign currency translation adjustment......        --            --             --      (240,329)
Net loss.....................................        --            --     (4,930,453)           --
                                               --------   -----------   ------------     ---------
Balance at June 30, 1999.....................   160,672    13,179,595    (10,906,519)       46,752
Capital contribution by Viragen, Inc.........    11,586     1,147,009             --            --
Capital contribution by Viragen, Inc.........    15,795     2,353,545             --            --
Capital contribution by Viragen, Inc.........     8,552     1,248,580             --            --
Exercise of common stock options.............        16         1,328             --            --
Compensation expense on common stock
  options....................................        --         4,292             --            --
Foreign currency translation adjustment......        --            --             --      (277,965)
Net loss.....................................        --            --     (6,373,273)           --
                                               --------   -----------   ------------     ---------
Balance at June 30, 2000.....................   196,621    17,934,349    (17,279,792)     (231,213)
Capital contribution by Viragen, Inc.........    49,243     4,431,877             --            --
Capital contribution by Viragen, Inc.........    13,182       728,318             --            --
Capital contribution by Viragen, Inc.........    25,793     2,166,561             --            --
Settlement of licensing fee payable with
  common stock...............................    62,745     5,270,588             --            --
Exercise of common stock options.............         6           498             --            --
Compensation expense on common stock
  options....................................        --         2,189             --            --
Foreign currency translation adjustment......        --            --             --      (389,095)
Net loss.....................................        --            --     (7,915,274)           --
                                               --------   -----------   ------------     ---------
Balance at June 30, 2001.....................  $347,590   $30,534,380   $(25,195,066)    $(620,308)
                                               ========   ===========   ============     =========

  See notes to consolidated financial statements which are an integral part of these statements.

                     VIRAGEN (EUROPE) LTD. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                    YEAR ENDED JUNE 30,
                                                          ---------------------------------------
                                                             2001          2000          1999
                                                          -----------   -----------   -----------
Net loss................................................  $(7,915,274)  $(6,373,273)  $(4,930,453)
Adjustments to reconcile net loss to net cash used in
  operating activities:
  Depreciation and amortization.........................      445,986       373,331       336,135
  Compensation expense on common stock options..........        2,189         4,292            --
  Loss on sale of property, plant and equipment.........        8,744            --            --
Increase (decrease) relating to operating activities
  from:
  Prepaid expenses......................................       18,691        24,088       (81,409)
  Other current assets..................................      (78,490)      (24,340)      137,230
  Other assets..........................................      (20,154)           --            --
  Accounts payable......................................      583,411      (181,736)      169,149
  Accrued expenses and other liabilities................       (5,089)       63,548        34,450
  Licensing fee payable.................................    2,000,000     2,000,000     1,333,333
                                                          -----------   -----------   -----------
          Net cash used in operating activities.........   (4,959,986)   (4,114,090)   (3,001,565)
Investing Activities:
  Additions to property, plant and equipment, net.......     (350,874)     (225,947)     (389,766)
                                                          -----------   -----------   -----------
          Net cash used in investing activities.........     (350,874)     (225,947)     (389,766)
Financing Activities:
  Proceeds from exercise of common stock options........          504         1,344            --
  Payments on long-term debt............................      (15,873)     (133,163)      (14,440)
  Advances from parent..................................    2,750,951     9,567,745     3,122,910
                                                          -----------   -----------   -----------
          Net cash provided by financing activities.....    2,735,582     9,435,926     3,108,470
Effect of exchange rate fluctuations on cash............     (103,617)     (275,161)     (248,943)
                                                          -----------   -----------   -----------
(Decrease) increase in cash and cash equivalents........   (2,678,895)    4,820,728      (531,804)
Cash and cash equivalents at beginning of period........    4,945,063       124,335       656,139
                                                          -----------   -----------   -----------
Cash and cash equivalents at end of period..............  $ 2,266,168   $ 4,945,063   $   124,335
                                                          ===========   ===========   ===========
Supplemental Cash Flow Information:
  Interest paid.........................................  $     2,552   $     9,548   $    14,473
  Income taxes paid.....................................           --            --            --

     During the years ended June 30, 2001, 2000 and 1999, Viragen (Europe) had the following non-cash investing and financing activities:

                                                             YEAR ENDED JUNE 30,
                                                     ------------------------------------
                                                        2001         2000         1999
                                                     ----------   ----------   ----------
Contribution to capital of intercompany balances by
  Viragen, Inc.....................................  $7,414,974   $4,785,067   $5,827,660
Settlement of licensing fee payable with common
  stock............................................   5,333,333           --           --
Plant equipment acquired from Viragen, Inc.........     271,664           --           --
Purchase of assets with notes payable..............      78,953           --           --
Settlement of note payable upon trade-in of
  asset............................................     (33,916)          --           --

  See notes to consolidated financial statements which are an integral part of these statements.

                     VIRAGEN (EUROPE) LTD. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             JUNE 30, 2001 AND 2000

NOTE A.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Consolidation and Basis of Presentation: Viragen (Europe) Ltd. and its subsidiaries are engaged in the research, development and manufacture of certain immunological products for commercial application. The consolidated financial statements include the parent company and all subsidiaries, including those operating outside the U.S. All significant transactions between our businesses have been eliminated. We made certain reclassifications to the 2000 and 1999 financial statements to conform to the 2001 presentation. Viragen (Europe) Ltd. is a majority-owned subsidiary of Viragen, Inc.

     On September 28, 2001, subsequent to fiscal 2001, Viragen and Viragen (Europe) executed an agreement for the purchase of BioNative AB, a privately-held Swedish corporation, engaged in the development, manufacture and distribution of human leukocyte derived interferon.

     In preparing the financial statements, management must use some estimates and assumptions that may affect reported amounts and disclosures. Estimates are used when accounting for depreciation, amortization, and asset valuation allowances. We are also subject to risks and uncertainties that may cause actual results to differ from estimated results including, but not limited to, changes in the health care environment, competition, foreign exchange and legislation.

     During 2001, 2000 and 1999, Viragen (Europe) incurred significant losses of approximately $7,915,000, $6,373,000 and $4,930,000, respectively. Management anticipates additional future losses as it conducts its research activities and clinical trials. Accordingly, Viragen has agreed to provide Viragen (Europe) the working capital necessary to fund operations through June 30, 2002. Advances from parent were contributed to capital during fiscal years 2001, 2000 and 1999. Viragen has also agreed to defer the cash payment of $166,667 minimum monthly payments due under the licensing agreement that began November 1, 1998, until Viragen (Europe) is able to fund this obligation.

     Cash and Cash Equivalents: Cash equivalents include demand deposits, certificates of deposit and time deposits with maturity periods of three months or less when purchased.

     Financial Instruments: The carrying amount of financial instruments, including cash and cash equivalents, accounts payable debt, and accrued expenses approximate fair value as of June 30, 2001, due to their short-term nature.

     Other Current Assets: Other current assets consisted of the following at June 30, 2001 and 2000:

                                                                   JUNE 30,
                                                              -------------------
                                                                2001       2000
                                                              --------   --------
VAT tax refund receivable...................................  $222,965   $143,104
Other current assets........................................       486      1,857
                                                              --------   --------
                                                              $223,451   $144,961
                                                              ========   ========

     Property, Plant and Equipment: Property, plant and equipment is stated at the lower of cost or net realizable value. Depreciation and amortization was computed by using the straight-line method over the estimated useful life of the assets for financial reporting purposes and using accelerated methods for income tax purposes. The estimated useful lives used for financial reporting purposes are:

Leasehold improvements.....................................    Shorter of
                                                               lease term
                                                              or 25 years
Equipment and furniture....................................       5 -- 10
                                                                    years

     Management believes no impairment indicators exist at June 30, 2001, as defined by SFAS 121 -- "Accounting for the Impairment of Long-Lived Assets."

     Accrued Expenses and Other Liabilities: Accrued expenses and other liabilities consisted of the following at June 30, 2001 and 2000:

                                                                   JUNE 30,
                                                              -------------------
                                                                2001       2000
                                                              --------   --------
Accrued salaries............................................  $ 34,620   $ 31,451
Accrued accounting fees.....................................     6,700     45,020
Accrued legal fees..........................................    13,733      3,798
Other accrued expenses......................................   231,954    211,827
                                                              --------   --------
                                                              $287,007   $292,096
                                                              ========   ========

     Foreign Currency Translation: For foreign operations, local currencies are considered their functional currencies. We translate assets and liabilities to their U.S. dollar equivalents at rates in effect at the balance sheet date and record translation adjustments in stockholders' equity. We translate statement of operations accounts at average rates for the period. Transaction adjustments, which are not material, are recorded in results of operations.

     Research and Development Costs: Viragen (Europe) accounts for research and development costs in accordance with SFAS No. 2 -- "Accounting for Research and Development Costs." Accordingly, all research and development costs are expensed as incurred.

     Stock Based Compensation: Viragen (Europe) accounts for its stock-based compensation plans under the provisions of APB 25 -- "Accounting for Stock Issued to Employees," and accordingly, recognizes no compensation expense for stock option grants where the exercise price equals or exceeds fair market value at date of grant. The Company provides supplemental disclosures as required by the provisions of SFAS 123 -- "Accounting for Stock-Based Compensation."

     Income Taxes: Deferred income taxes at the end of each period are determined by applying enacted tax rates applicable to future periods in which the taxes are expected to be paid or recovered to differences between financial accounting and tax basis of assets and liabilities.

     Loss Per Common Share: Loss per common share has been computed based on the weighted average number of shares outstanding during each period, in accordance with SFAS 128 -- "Earnings per Common Share." The effect of warrants and options, totaling 307,300, are antidilutive. As a result, diluted loss per share data does not include the assumed conversion of these instruments and has been presented jointly with basic loss per share.

     Comprehensive Loss: SFAS No. 130 -- "Reporting Comprehensive Income" establishes standards for reporting and display of comprehensive income and its components in financial statements. The only components of comprehensive loss are Viragen (Europe)'s net loss and foreign currency translation. Viragen (Europe)'s comprehensive loss for fiscal years 2001, 2000 and 1999 totaled $8,304,369, $6,651,238 and $5,170,782, respectively.

     Recent Pronouncements: In June 2001, the Financial Accounting Standards Board issued SFAS No. 141 -- "Business Combinations" and SFAS No.
142 -- "Goodwill and Other Intangible Assets." SFAS No. 141 eliminates the pooling-of-interests method of accounting for business combinations. It also changes the criteria to recognize intangible assets apart from goodwill. SFAS No. 142 changes the method of accounting for goodwill and indefinite lived intangible assets. The requirements of both SFAS Nos. 141 and 142 are effective for transactions occurring after June 30, 2001.

     Management believes that the impact of SFAS 141 and SFAS 142 will not be significant to Viragen (Europe).

NOTE B.  CAPITAL STOCK

 Common Stock

     During fiscal 1999, Viragen, Inc. contributed to capital a total of $5,827,659 in intercompany balances. The capital contributions occurred on December 31, 1998, February 28, 1999 and March 17, 1999, at stock prices ranging between $0.38 and $0.88 per common share. Viragen received 8,951,094 common shares, as a result of the capital contributions. Accordingly, Viragen's ownership interest increased from 70% on June 30, 1998 to 87% by June 30, 1999.

     During fiscal 2000, Viragen, Inc. contributed to capital an additional $4,785,067 in intercompany balances. The capital contributions occurred on December 31, 1999, March 31, 2000 and June 30, 2000, at stock prices ranging between $1.00 and $1.50 per common share. Viragen received 3,593,347 common shares, as a result of the capital contributions. Viragen's ownership interest increased from 87% on June 30, 1999 to 89% on June 30, 2000.

     On July 27, 2000, the board of directors approved a resolution to increase the number of authorized common shares to 30 million.

     During fiscal 2001, Viragen continued contributing its intercompany balances with Viragen (Europe) to capital. An additional $7,414,974 was contributed, during fiscal 2001, at stock prices ranging between $0.56 and $0.91 per common share. Viragen received 8,821,770 common shares for its capital contributions.

     On June 29, 2001, in order to improve Viragen (Europe)'s capitalization, the audit and finance committee approved a resolution to increase the number of authorized common shares to 90 million. Also, the committee approved the settlement of $5,333,333 in licensing fees payable to Viragen with common stock. On that date, Viragen (Europe) issued to Viragen 6,274,510 common shares. On June 29, 2001, the closing price of our common stock was $0.85 per share, as quoted on the over-the-counter bulletin board.

     On June 30, 2001, Viragen's ownership interest in Viragen (Europe) is 94%.

 Options

     Viragen (Europe)'s 1997 Incentive Stock Option Plan has authorized the grant of options to management personnel, directors, employees, or consultants for up to 600,000 shares of our common stock, of which 315,500 remain available at June 30, 2001.

 Warrants

     Class F warrants totaling 44,196 shares, with an exercise price of $105.00 per share, expired in November 1998.

     In December 1998, 680,771 common stock purchase warrants, with an exercise price of $6.00 per share, expired unexercised.

     During March 1999, 632,500 common stock purchase warrants, with exercise prices ranging between $8.00 and $12.00, expired unexercised.

 Stock Based Compensation

     Viragen (Europe) has elected to follow APB 25 and related Interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under SFAS 123 requires use of option valuation models that were not developed for use in valuing employee stock options.

     Pro forma information regarding net loss and loss per share is required by SFAS 123, and has been determined as if Viragen (Europe) had accounted for its employee stock options under the fair value method of that statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions: dividend yield of zero percent for all periods; risk-free interest rate of 5.69% for 2000; volatility factor of the expected market price of our common stock of 1.250 for 2000; and a weighted-average expected life of the option of 3 years. The weighted average fair value of the options granted in fiscal 2000 was $0.68 per share.

     The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because our employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

     For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. Viragen (Europe)'s pro forma information follows:

                                                     2001          2000          1999
                                                  -----------   -----------   -----------
Pro forma net loss..............................  $(7,939,219)  $(6,498,154)  $(5,005,947)
Pro forma loss per share........................        (0.33)        (0.38)        (0.47)

     A summary of our stock option and warrant activity and related information for the years ended June 30, follows:

                                                                           OPTIONS
                                           NUMBER OF       WEIGHTED          AND          WEIGHTED
                                          OPTIONS AND      AVERAGE        WARRANTS        AVERAGE
                                           WARRANTS     EXERCISE PRICE   EXERCISABLE   EXERCISE PRICE
                                          -----------   --------------   -----------   --------------
Outstanding at July 1, 1998.............    125,000         $6.23           50,000         $7.00
  Granted...............................         --            --
  Exercised.............................         --            --
  Cancelled/Expired.....................         --            --
                                            -------
Outstanding at June 30, 1999............    125,000          6.23           87,500          6.45
  Granted...............................    216,500          0.95
  Exercised.............................     (1,600)         0.84
  Cancelled/Expired.....................     (2,000)         0.84
                                            -------
Outstanding at June 30, 2000............    337,900          2.90          246,000          3.68
  Granted...............................         --            --
  Exercised.............................       (600)         0.84
  Cancelled/Expired.....................    (30,000)         5.97
                                            -------
Outstanding at June 30, 2001............    307,300         $2.61          271,500         $2.84
                                            =======

     The following table summarizes information about Viragen (Europe)'s stock options and warrants outstanding at June 30, 2001:

                                               STOCK OPTIONS AND
                                             WARRANTS OUTSTANDING                 STOCK OPTIONS AND
                                 ---------------------------------------------   WARRANTS EXERCISABLE
                                                 WEIGHTED                        --------------------
                                 NUMBER OF       AVERAGE                         NUMBER OF   WEIGHTED
                                  OPTIONS       REMAINING          WEIGHTED       OPTIONS    AVERAGE
                                    AND      CONTRACTUAL LIFE      AVERAGE          AND      EXERCISE
   RANGE OF EXERCISE PRICES      WARRANTS        (YEARS)        EXERCISE PRICE   WARRANTS     PRICE
   ------------------------      ---------   ----------------   --------------   ---------   --------
$0.84 -- $1.19.................   207,300          4.10             $0.95         171,500     $0.98
$5.72 -- $7.00.................   100,000          2.20              6.04         100,000      6.04
                                  -------                                         -------
$0.84 -- $7.00.................   307,300          3.45             $2.61         271,500     $2.84
                                  =======                                         =======

  Common Shares Reserved

     Shares of Viragen (Europe)'s common stock reserved at June 30, 2001, for possible future issuance are as follows:

Officer and director options................................  227,500
Employee options............................................   79,800
                                                              -------
                                                              307,300
                                                              =======

     These options are exercisable through November 30, 2006, with exercise prices ranging between $0.84 and $7.00 per share.

NOTE C.  TRANSACTIONS WITH PARENT

     Through a fifteen-year license agreement granted by Viragen, Viragen (Scotland)'s ultimate parent, Viragen secured certain rights to engage in the development, and manufacture of certain proprietary products and technologies that related to the therapeutic application of human leukocyte interferon for various diseases that affect the human immune system.

     Under the terms of our license, Viragen (Scotland) was to prepay $2 million to Viragen within six months of the July 12, 1995 effective date. Beginning one year from the effective date, Viragen (Scotland) was to pay to Viragen fees, as follows: the greater of $2 million annually or 10% of gross revenues until the sum of $18 million has been paid; 8% of gross revenues until the sum of $25 million has been paid; and 5% of gross revenues going forward. The license will renew automatically for two consecutive fifteen-year terms.

     Both parties modified the license, deferring the initial payment until the date when Viragen transferred the processes and technology, as defined by the license, to Viragen (Scotland). Viragen had substantially transferred the processes and technology to Viragen (Scotland) by the end of May 1997. Viragen required the initial licensing payment be made. Completion of the technology transfer occurred on November 1, 1997. At that time, Viragen was deemed to have completed the transfer of the processes and technology. The prepaid licensing fee was fully expensed on November 1, 1997. This accounting treatment is consistent with SFAS No. 2 -- "Accounting for Research and Development Costs," as we are in the process of obtaining EU regulatory approval for marketing the licensed technology. The approval process entails performing preclinical and clinical research.

     Viragen provides certain administrative services to us including management and general corporate assistance. These expenses are charged on the basis of direct usage, when identifiable, or on the basis of time spent. In our opinion, this method of allocation is reasonable. The amount of expenses allocated by Viragen totaled approximately $184,000, $174,000 and $-0- for the years ended June 30, 2001, 2000 and 1999, respectively.

NOTE D.  INCOME TAXES

     Even though Viragen, Inc.'s ownership percentage of Viragen (Europe) has exceeded 80% since December 31, 1998, Viragen (Europe) will continue filing separate income tax returns.

     Viragen (Scotland) Ltd. files separate income tax returns in the United Kingdom. Viragen (Germany) GmbH files separate income tax returns in Germany. Net operating losses of Viragen (Scotland) totaling approximately $21,100,000 are being carried forward to future periods at June 30, 2001.

     Viragen (Europe) has net operating loss carryforwards for U.S. income tax purposes, with expiration dates, as follows:

NET OPERATING
   LOSSES        EXPIRATION
-------------    -----------
 $  467,000      2003 -- 2005
    737,000      2006 -- 2008
  1,873,000      2009 -- 2021
 ----------
 $3,077,000
 ==========

     These carryfowards include $1,200,000 whose use is limited to $48,000 per year as a result of a change in ownership in December 1995, as defined by Internal Revenue Code Section 382.

     For financial reporting purposes, a valuation allowance has been recognized to offset the deferred tax assets related to these carryforwards

     Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of our deferred tax assets are as follows:

                                                                      JUNE 30,
                                                              -------------------------
                                                                 2001          2000
                                                              -----------   -----------
Deferred Tax Assets:
  Accrued liabilities (U.S.)................................  $     7,000   $    12,000
  Net operating loss carryforwards (U.S.)...................        3,000         2,000
  Capital loss carryforwards (U.S.).........................    1,158,000     1,063,000
                                                              -----------   -----------
          Total deferred tax assets.........................    1,168,000     1,077,000
  Valuation allowance for deferred tax assets...............   (1,168,000)   (1,077,000)
                                                              -----------   -----------
                                                              $        --   $        --
                                                              ===========   ===========

     The change in the valuation allowance was a net increase of $91,000, a net increase of $84,000 and a net decrease of $171,700, for the years ended June 30, 2001, 2000 and 1999, respectively.

     For financial reporting purposes, net loss before income taxes includes the following components:

                                                            YEAR ENDED JUNE 30,
                                                  ---------------------------------------
                                                     2001          2000          1999
                                                  -----------   -----------   -----------
U.S. ...........................................  $  (242,474)  $  (223,305)  $  (328,277)
Foreign.........................................   (7,672,800)   (6,149,968)   (4,602,176)
                                                  -----------   -----------   -----------
                                                  $(7,915,274)  $(6,373,273)  $(4,930,453)
                                                  ===========   ===========   ===========

     The reconciliation of income tax computed at the U.S. federal statutory rate applied to U.S. net loss is as follows:

                                                             YEAR ENDED JUNE 30,
                                                         ----------------------------
                                                          2001       2000       1999
                                                         ------     ------     ------
Tax at U.S. statutory rate.............................  (34.00)%   (34.00)%   (34.00)%
State taxes, net of federal............................   (3.63)     (3.63)     (3.63)
Non-deductible items...................................      --         --       0.01
Change in valuation allowance..........................   37.63      37.63     (52.32)
Expiration of capital loss carryforward................      --         --      89.94
                                                         ------     ------     ------
                                                             --%        --%        --%
                                                         ======     ======     ======

NOTE E.  LONG-TERM DEBT

     Long-term debt at June 30, 2001 and 2000 is as follows:

                                                                   JUNE 30,
                                                              ------------------
                                                                2001      2000
                                                              --------   -------
Note payable resulting from purchase of company assets.
  Payable monthly over 36 months, with an effective interest
  rate of 8.40%. Note matures on May 17, 2004...............  $ 37,301   $    --
Loan from Scotland Regional Development authority. Payable
  quarterly over 20 years with an effective interest rate of
  11.00%. Note matures on August 28, 2017. Note was paid in
  full on September 1, 2000.................................        --     9,494
                                                              --------   -------
                                                                37,301     9,494
Less current portion........................................   (11,813)   (9,494)
                                                              --------   -------
                                                              $ 25,488   $    --
                                                              ========   =======

     Scheduled maturities of long-term debt at June 30, 2001 are:
2002 -- $11,813; 2003 -- $12,806; and 2004 -- $12,682.

NOTE F.  COMMITMENTS

     In November 1996, Viragen (Scotland) executed a five-year lease on property located in Edinburgh, Scotland that will serve as our laboratory and production facilities. Base monthly rental on the property is approximately $10,400. In addition, we may extend the term of the lease at our option, for four five-year periods. We will be exercising our first option to extend in October 2001. This will extend our lease through October 2006.

     During the years ended June 30, 2001, 2000 and 1999, Viragen (Europe) recognized $296,000, $208,000 and $195,000, respectively, in rent expense and related charges arising from the property lease. Future minimum lease payments on the facilities are: 2002 -- $31,100. Upon extension of the lease, future minimum lease payments will be at least $125,000 per year, through October 2006. This rate may increase based on local market values at the time of renewal.

     Viragen (Europe) Ltd. has entered into employment agreements with three of its officers. These agreements represent a commitment to pay an aggregate amount of approximately $312,000 per year in salaries to these individuals.

NOTE G.  CONTINGENCIES

     In July 1994, an action was filed in the Circuit Court of Dade County, Florida against Viragen (Europe), then named Sector Associates, Ltd., alleging that Sector Associates, prior to the reverse acquisition by Viragen and Viragen (Scotland), mishandled payment of amounts due to Roy Woods, a secured creditor (Roy Woods as Trustee v. Sector Associates, Ltd.). Specifically, the suit alleged (i) that Sector Associates collected certain receivables of Drew Communications Group, Inc. in which the plaintiff held a security interest, and
(ii) that Sector Associates had a duty as a stockholder to liquidate Drew Communications Group, Inc. for the benefit of the creditors. The suit sought recovery of damages in the amount of $200,000 plus an additional unspecified monetary amount. We denied the claim and filed a counterclaim. In addition, Mr. George Levin of Miami, FL, a former principal stockholder of Sector Associates was obligated and agreed to indemnify us in this matter. He assumed responsibility for defense of this lawsuit.

     In October 2000, the two parties reached a settlement in this matter. The plaintiff received $10,000 in settlement of all claims, which were paid by Mr. Levin.

     We know of no other material litigation or claims pending, threatened or contemplated to which we are or may become a party.

NOTE H.  GEOGRAPHIC INFORMATION

     Identifiable assets in Scotland totaled approximately $4,435,000 and $9,192,000 at June 30, 2001 and 2000, respectively. Identifiable assets represent those assets used in the operations of the geographic area.

NOTE I.  SUBSEQUENT EVENTS

     On September 28, 2001, Viragen and Viragen (Europe) executed an agreement to acquire BioNative AB, a privately-held Swedish company. The letter of intent provides for the initial purchase of all of BioNative's ownership shares in exchange for approximately 3 million common shares of Viragen (Europe). Up to an additional 20.5 million common shares of Viragen (Europe) may also be issued upon BioNative meeting certain performance milestones following the closing of the transaction.

     BioNative's facilities are located in Umea, Sweden where they manufacture their human leukocyte interferon (alpha) product, Alfanative(R). Alfanative is approved in Sweden for the treatment of patients with hairy cell leukemia or chronic myelogenous leukemia, who did not respond to treatment with recombinant (synthetic) interferon. The product is also approved for sale in:

        - the Czech Republic,

        - Indonesia,

        - Hong Kong,

        - Burma,

        - Thailand, and

        - as purified bulk in Egypt.

     BioNative is also conducting European Phase III clinical trials with Alfanative in the treatment of malignant melanoma.

NOTE J.  UNAUDITED QUARTERLY FINANCIAL INFORMATION

     The following summarizes certain quarterly operating data:

                                            SEPTEMBER 30   DECEMBER 31    MARCH 31       JUNE 30
                                            ------------   -----------   -----------   -----------
FISCAL 2000
Revenues..................................  $       416    $        41   $         2   $    16,293
Net loss..................................  $(1,419,451)   $(1,416,554)  $(2,020,223)  $(1,516,955)
Loss per share
  Basic and diluted.......................  $     (0.09)   $     (0.09)  $     (0.12)  $     (0.07)

FISCAL 2001
Revenues..................................  $    64,017    $    53,198   $    28,683   $    21,325
Net loss..................................  $(1,506,182)   $(1,803,570)  $(2,048,304)  $(2,557,218)
Loss per share
  Basic and diluted.......................  $     (0.08)   $     (0.07)  $     (0.08)  $     (0.10)

               Report of Independent Certified Public Accountants

Shareholders and Board of Directors
BioNative AB

We have audited the accompanying consolidated balance sheets of BioNative AB as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the two years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of BioNative AB at December 31, 2000 and 1999, and the consolidated results of its operations and its cash flows for each of the two years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.


                                                     /s/ ERNST & YOUNG AB


Umea, Sweden

June 18, 2001, except for the second paragraph of Note 1, as to which the date is September 28, 2001

                                  BioNative AB

                           Consolidated Balance Sheets

                (In Thousands of U.S. dollars, Except Share Data)

                                                                                            DECEMBER 31
                                                                                       2000             1999
                                                                                     --------         --------
ASSETS
Current assets:
   Cash and cash equivalents                                                         $    136         $    283
   Accounts receivable, net                                                               702              900
   Inventories, net                                                                     1,932            1,408
   Prepaid expenses                                                                       109              359
   Other current assets                                                                    72              120
                                                                                     --------         --------
Total current assets                                                                    2,951            3,070

Property, plant and equipment
   Land, building & improvements                                                          710              784
   Equipment and furniture                                                              1,904            1,949
   Construction in progress                                                               196               --
                                                                                     --------         --------
                                                                                        2,810            2,733
Less accumulated depreciation and amortization                                         (1,592)          (1,596)
                                                                                     --------         --------
                                                                                        1,218            1,137
Deferred tax assets                                                                       101               92
Other assets                                                                               12               13
                                                                                     --------         --------
Total assets                                                                         $  4,282         $  4,312
                                                                                     ========         ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable                                                                  $    319         $    416
   Accrued expenses and other liabilities                                                 258              212
   Bank overdraft                                                                         528               --
   Current portion of long-term debt                                                       91               66
                                                                                     --------         --------
Total current liabilities                                                               1,196              694

Long-term debt, less current portion                                                    1,087            1,301
Deferred tax liability                                                                     91              162

Commitments and contingencies

Stockholders' equity:
   Common stock $12.35 par value. Authorized 20,000; Shares issued and
     outstanding 20,000 at December 31, 2000 and 1999, respectively                       247              247
   Capital in excess of par value                                                         299              299
   Retained earnings                                                                    1,689            1,731
   Accumulated comprehensive loss                                                        (327)            (122)
                                                                                     --------         --------
Total stockholders' equity                                                              1,908            2,155
                                                                                     --------         --------
Total liabilities and stockholders' equity                                           $  4,282         $  4,312
                                                                                     ========         ========



See notes to consolidated financial statements which are an integral part of these statements.

                                  BioNative AB

                      Consolidated Statements of Operations

                (In Thousands of U.S. dollars, Except Share Data)

                                                                              YEAR ENDED DECEMBER 31
                                                                               2000            1999
                                                                              -------         -------
Income:
   Net sales                                                                  $ 4,162         $ 5,202
                                                                              -------         -------
                                                                                4,162           5,202

Costs and expenses:
   Cost of sales                                                                1,741           2,563
   Research and development expenses                                              915           1,052
   General and administrative expenses                                          1,474           2,041
                                                                              -------         -------
                                                                                4,130           5,656
                                                                              -------         -------

Income (loss) from operations                                                      32            (454)

Interest income (expense)
   Interest income                                                                 25              23
   Interest expense                                                              (113)            (43)
                                                                              -------         -------
Loss before income taxes                                                          (56)           (474)

Income tax benefit                                                                (14)           (131)
                                                                              -------         -------
Net loss                                                                      $   (42)        $  (343)
                                                                              =======         =======

Basic and diluted loss per common share                                       $ (2.10)        $(17.15)
                                                                              =======         =======

Basic and diluted weighted average common shares                               20,000          20,000
                                                                              =======         =======



See notes to consolidated financial statements which are an integral part of these statements.

                                  BioNative AB

                 Consolidated Statement of Stockholders' Equity

                         (In Thousands of U.S. dollars)


                                                              CAPITAL IN      ACCUMULATED       ACCUMULATED           TOTAL
                                                COMMON         EXCESS OF      UNRESTRICTED     COMPREHENSIVE      STOCKHOLDERS'
                                                 STOCK         PAR VALUE         EQUITY             LOSS             EQUITY
                                                ------         ---------      ------------     -------------      -------------
Balance at January 1, 1999                       $ 247            $299           $ 2,074            $  --            $ 2,620
   Net loss                                         --              --              (343)              --               (343)
   Currency translation adjustment                  --              --                --             (122)              (122)
                                                                                                                     -------

   Comprehensive loss                                                                                                   (465)
                                                 -----            ----           -------            -----            -------

Balance at December 31, 1999                       247             299             1,731             (122)             2,155
   Net loss                                         --              --               (42)              --                (42)
   Currency translation adjustment                  --              --                --             (205)              (205)
                                                                                                                     -------
   Comprehensive loss                                                                                                   (247)
                                                 -----            ----           -------            -----            -------
Balance at December 31, 2000                     $ 247            $299           $ 1,689            $(327)           $ 1,908
                                                 =====            ====           =======            =====            =======



See notes to consolidated financial statements which are an integral part of these statements.

                                  BioNative AB

                      Consolidated Statements of Cash Flows

                         (In Thousands of U.S. dollars)

                                                                                       YEAR ENDED DECEMBER 31
                                                                                       2000              1999
                                                                                       -----           -------
OPERATING ACTIVITIES
Net loss                                                                               $ (42)          $  (343)
Adjustments to reconcile net loss to net cash provided
   by (used in) operating activities:
     Changes in deferred taxes                                                           (76)             (134)
     Depreciation and amortization                                                       154               182
     Increase (decrease) relating to operating activities from:
       Accounts receivables                                                              116                92
       Prepaid expenses                                                                  223               117
       Inventory                                                                        (678)              (65)
       Other current assets                                                               38                92
       Accounts payable                                                                  (60)             (140)
       Accrued expenses and other liabilities                                             68               (87)
       Bank overdraft                                                                    545                --
                                                                                       -----           -------
Net cash provided by (used in) operating activities                                      288              (286)

INVESTING ACTIVITIES
Additions to property, plant and equipment, net                                         (418)             (896)
                                                                                       -----           -------
Net cash used in investing activities                                                   (418)             (896)

FINANCING ACTIVITIES
Payments on long-term debt                                                               (61)              (16)
Additional loans                                                                          --             1,276
                                                                                       -----           -------
Net cash (used in) provided by financing activities                                      (61)            1,260

Effect of exchange rate fluctuation                                                       44               (13)
(Decrease) increase in cash and cash equivalents                                        (147)               65
Cash and cash equivalents at beginning of year                                           283               218
                                                                                       -----           -------
Cash and cash equivalents at end of year                                               $ 136           $   283
                                                                                       =====           =======

SUPPLEMENTAL CASH FLOW INFORMATION
Interest paid, net                                                                     $  89          $     21
                                                                                       =====          ========


Income taxes paid                                                                      $  62          $      2
                                                                                       =====          ========




See notes to consolidated financial statements which are an integral part of these statements.

                                  BioNative AB

                   Notes to Consolidated Financial Statements

                                December 31, 2000


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

THE COMPANY AND BASIS OF PRESENTATION

BioNative AB (BioNative or the Company) is a privately-held Swedish corporation, engaged in the development, manufacture and distribution of human leukocyte derived interferon and related drugs which are approved in Sweden for the treatment of patients with hairy cell leukemia or chronic myelogenous leukemia, who do not respond to treatment with recombinant (synthetic) interferon. The Company conducts its business in a single segment and substantially all of its operations and assets are located in Sweden.

On September 28, 2001, the stockholders of the Company approved the acquisition of the Company by Viragen (Europe) Ltd. (Viragen) in exchange for approximately 3 million common shares of Viragen. Under the agreement, an additional 20.5 million common shares of Viragen (Europe) Ltd. may be issued to (former) stockholders of the Company upon the Company achieving certain future performance milestones. If all of the additional 20.5 million of shares are issued, the former stockholders of the Company would own approximately 40% of Viragen. Viragen is a corporation organized in the United States and is a majority owned subsidiary of Viragen, Inc. The transaction closed on September 28, 2001.

The accompanying consolidated financial statements of the Company have been prepared under United States Generally Accepted Accounting Principles (US GAAP).

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary. Significant intercompany accounts and transactions have been eliminated in consolidation. The Company also has investments in three Swedish companies of 20-50% (Agrisera AB, AlfaNative AB and Immunoative AB) which are accounted for by the equity method. The carrying value of the Company's investment in these companies was approximately $11,000 as of December 31, 2000 and the total assets and results of operations of these companies were not significant in 2000 or 1999.

                                  BioNative AB

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

REVENUE RECOGNITION

The Company recognizes revenue in accordance with Staff Accounting Bulletin
(SAB) No. 101, Revenue Recognition in Financial Statements. Revenues from product sales are recognized upon passage of title to the customer, which generally occurs upon shipment. Revenues under collaborative research and development agreements typically consist of cost reimbursements for qualifying research and development expenditures. The Company recognizes revenue on these agreements as qualifying costs are incurred. The Company does not have an obligation to refund, nor does there exist a presumption of an obligation to refund, on-going research and co-development payments received under these agreements. Revenues under collaborative research and development contracts were not significant in 2000 or 1999.

CONCENTRATIONS

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash, and trade accounts receivable.

The Company maintains cash and cash equivalents with a single financial institution, which has a strong relative credit rating. The Company does not require collateral on these financial instruments.

To date the Company has had only limited sales of its products with approximately 79% and 75%, respectively of the Company's 2000 and 1999 revenues derived from sales to an Italian customer Alfa Biotech S.p.A. The Company does not require collateral for trade accounts receivable and therefore, the Company could record losses up to $655,000 if this customer failed to pay amounts owed to the Company as of December 31, 2000.

Management of the Company believes that it is not subject risks related to any other significant concentrations.

USE OF ESTIMATES

In preparing the consolidated financial statements, management must use some estimates and assumptions that may affect reported amounts and disclosures. Estimates are used when accounting for depreciation, amortization, and asset valuation allowances. The Company is also subject to risks and uncertainties that may cause actual results to differ from estimated results including, but not limited to, changes in the health care environment, competition, foreign exchange and legislation.

                                  BioNative AB

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

CASH AND CASH EQUIVALENTS

The Company considers all highly liquid investments with maturity of three months or less when purchased to be cash equivalents.

FINANCIAL INSTRUMENTS

The carrying amount of financial instruments, including cash and cash equivalents, trade receivables, inventories, prepaid expenses, other current assets, accounts payable, accrued expenses and other current liabilities approximates the fair values of these instruments as of December 31, 2000, due to their short-term nature. The carrying amounts of the current portion of the Company's borrowings under its long-term borrowing agreement approximate their fair value. The fair value of the Company's long-term debt is estimated using discounted cash flow analyses, based on the Company's current incremental borrowing rates for similar types of borrowing arrangements and does not differ significantly from its carrying value as of December 31, 2000.

As of January 1, 2001, the Company adopted Financial Accounting Standards Board Statement No. 133, Accounting for Derivative Instruments and Hedging Activities (Statement 133) which was issued in June, 1998 and related amendments Statements 137, Accounting for Derivative Instruments and Hedging Activities-Deferral of the Effective Date of FASB Statement No. 133 and 138, Accounting for Derivative Instruments and Certain Hedging Activities issued in June 1999 and June 2000, respectively (collectively referred to as Statement 133). The Company does not engage in hedging activities and does not hold any derivative financial instruments and therefore management of the Company does not expect the adoption of Statement 133 to have a significant impact on the Company's financial position or results of operations.

INVENTORIES

Inventories are stated at the lower of cost (first-in, first-out method) or market.

                                  BioNative AB

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

PROPERTY, PLANT AND EQUIPMENT:

Property, plant and equipment is stated at the lower of cost or net realizable value. For financial reporting purposes, depreciation and amortization is computed using the straight-line method over the estimated useful lives of the assets. The estimated useful lives used for financial reporting purposes are:

     Land, buildings and improvements                                25 years
     Manufacturing equipment, furniture and fixtures                3-7 years

SFAS No. 121 Accounting for Long-Lived Assets and Long-Lived Assets to be Disposed Of established standards for recording the impairment of long-lived assets, including property, plant and equipment, intangible assets and goodwill. In accordance with this Statement, the Company reviews the carrying value of long-lived assets whenever indicators of impairment are present. Management believes no impairment indicators exist as of December 31, 2000.

INCOME TAXES

Income taxes have been provided using the liability method in accordance with FASB Statement No. 109, Accounting for Income Taxes.

RESEARCH AND DEVELOPMENT

Research and development costs incurred by the Company are expensed in the period incurred and totaled approximately $915,000 and $1,052,000 in 2000 and 1999, respectively.

ADVERTISING EXPENSE

The cost of advertising is expensed as incurred. Advertising costs during 2000 and 1999, respectively were not significant.

                                  BioNative AB

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

FOREIGN CURRENCY TRANSLATION

For foreign operations, local currencies are considered their functional currencies. Assets and liabilities are translated to their U.S. dollar equivalents at rates in effect at the balance sheet date and record translation adjustments in stockholders' equity. Statement of operations accounts are translated at average rates for the period. Transaction adjustments, which are not material, are recorded in results of operations.

COMPREHENSIVE LOSS

The Company has adopted SFAS No. 130, Reporting Comprehensive Income which requires that all components of comprehensive income, including net income, be reported in the financial statements in the period in which they are recognized. Comprehensive income is defined as the change in equity during a period from transactions and other events and circumstances from non-owner sources. The only components of comprehensive loss for 2000 and 1999 are BioNative's net loss and foreign currency translation.

LOSS PER COMMON SHARE

Loss per common share has been computed based on the weighted average number of shares outstanding during each period, in accordance with SFAS 128, Earnings per Common Share. The Company does not have any outstanding share warrants, options or other potentially dilutive securities and accordingly reported basic and diluted loss per share are equivalent in all periods presented.

2. FINANCIAL STATEMENT DETAILS

INVENTORIES

Inventories consist of the following at December 31:

         (In Thousands of U.S. dollars)                  2000              1999
                                                        -------           -------
         Raw materials                                  $   815           $   670
         Finished goods                                   1,117               738
                                                        -------           -------
                                                        $ 1,932           $ 1,408
                                                        =======           =======

                                  BioNative AB

2. FINANCIAL STATEMENT DETAILS (CONTINUED)

PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consists of the following at December 31:

         (In Thousands of U.S. dollars)                                    2000           1999
                                                                         -------         -------
          Land, buildings and improvements                               $   710         $   784
          Manufacturing equipment, furniture and fixtures                  1,904           1,949
          Construction in process                                            196              --
                                                                         -------         -------
          Subtotal                                                         2,810           2,733
          Less: accumulated depreciation                                  (1,592)         (1,596)
                                                                         -------         -------
                                                                         $ 1,218         $ 1,137
                                                                         =======         =======


Depreciation expense for the years ended December 31, 2000 and 1999 was $154,000 and $182,000, respectively. Expenditures for repairs and maintenance totaled $31,000 and $53,000 for 2000 and 1999, respectively.

PREPAID EXPANSES AND OTHER CURRENT ASSETS

     Prepaid expenses and other current assets consist of the following at December 31:

         (In Thousands of U.S. dollars)                                      2000           1999
                                                                           -------        -------
         Pre-paid rent                                                     $    72        $    79
         Advance payments to suppliers                                          --            246
         VAT receivables                                                        67             57
         Other                                                                  42             97
                                                                           -------        -------
                                                                           $   181        $   479
                                                                           =======        =======

                                  BioNative AB

2. FINANCIAL STATEMENT DETAILS (CONTINUED)

ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

   Accrued expenses and other current liabilities consist of the following at December 31


         (In Thousands of U.S. dollars)                                      2000           1999
                                                                           -------        -------
         Accrued salaries, benefits and related taxes                      $   172        $   168
         Current tax liabilities                                                62              5
         Other                                                                  24             39
                                                                           -------        -------
                                                                           $   258        $   212
                                                                           =======        =======


3. CAPITAL STOCK

SHARE CAPITAL

BioNative's share capital consisted of 20,000 common shares authorized, issued and outstanding as of December 31, 2000 and 1999. Common shares have a par value of $12.35 per share and each share carries one vote.

DIVIDENDS

In accordance with statutory requirements in Sweden, the Company must maintain reserves (restricted retained earnings), which are not available for distribution to shareholders as dividends. The Company is required under Swedish law to transfer 10% of its annual after-tax profits (if any) to a restricted legal reserve until such reserve equals 20% of the subscribed share capital. In addition The Swedish Company's act allows companies to classify up to 20% of annual pre-tax earnings (if any) as untaxed reserves. Under US GAAP such amounts, net of deferred taxes are classified as retained earnings, however, such amounts are not available for dividends until related Swedish income taxes have been paid. As of December 31, 2000, $235,000 of retained earnings was restricted and unavailable for payment of dividends under Swedish law.

                                  BioNative AB

4. INCOME TAXES

The temporary differences which give rise to the Company's net deferred tax assets and liabilities included in the accompanying consolidated balance sheets at December 31, 2000 and 1999, respectively are shown below:

              (In Thousands of U.S. dollars)                                      2000           1999
                                                                                -------         -------
              Deferred tax liability:
                 Swedish taxation reserves                                      $   (91)        $  (162)
                                                                                -------         -------
                   Total deferred tax liability                                     (91)           (162)
                                                                                -------         -------
              Deferred tax assets:
                  SPP potential receivables                                          34              --
                 Capitalized R&D                                                     67              92
                                                                                -------         -------
                   Total deferred tax assets                                        101              92
                                                                                -------         -------
              Net deferred tax asset (liability)                                $    10         $   (70)
                                                                                =======         =======


The benefit for income taxes consists of the following for the years ending December 31:

              (In Thousands of U.S. dollars)                                      2000            1999
                                                                                -------         -------
              Current                                                           $    62         $     3
              Deferred                                                              (76)           (134)
                                                                                -------         -------
                                                                                $   (14)        $  (131)
                                                                                =======         =======


A reconciliation of the Company's effective tax rate and the Swedish national statutory income tax rate is as follows:

         (In Thousands of U.S. dollars)                     2000                     1999
                                                           -----                     -----
         Tax benefit at statutory rate                       (16)         28%         (133)         28%
         Other                                                 2          (4)%           2           0%
                                                           -----        ----         -----        ----
              Total                                          (14)         24%         (131)         28%
                                                           =====        ====         =====        ====

                                  BioNative AB

5. FINANCING ARRANGEMENTS

The Company may borrow up to $890,000 under an available bank overdraft facility. Borrowings outstanding under this facility are at a floating rate of interest (7.05% at December 31, 2000) and the facility renews annually in December of each year. Outstanding borrowings under this agreement totaled $528,000 as of December 31, 2000. The bank overdraft facility is secured by certain assets of the Company.

As of December 31, 2000 the Company's long-term debt totaling $1,178,000 consisted of a mortgage loan agreement with a Swedish bank and two other loan agreements with Swedish governmental agencies.

Outstanding borrowings under these agreements bear interest at rates ranging from 4.85% to 11.2%. These agreements generally require payment of principal and interest on a quarterly basis. Under the terms of a loan agreement with Norlandsfunden, the Company is not required to begin quarterly principal payments until March 2003. These loans are secured by certain assets of the Company.

Long-term debt also includes a 25-year mortgage loan on the Company's principal operating facility in Umea Sweden. The outstanding principal balance on this loan was $848 thousand at December 31, 2000. This loan carries a floating rate of interest and the effective interest rate on the loan in 2000 was 4.85%. The Company is required to make quarterly payments of principal and interest under this agreement and the loan is secured is secured by the related land and building with a carrying value of $710,000 as of December 31, 2000.

Scheduled future principal repayments under the Company's existing long-term loan agreements are as follows:

         YEARS ENDED DECEMBER 31,    (In Thousands of U.S. dollars)

         2001                                       $     91
         2002                                             65
         2003                                            123
         2004                                            123
         2005                                            123
         Thereafter                                      653
                                                    --------
                                                    $  1,178
                                                    ========

                                  BioNative AB

6. EMPLOYEE BENEFITS

The Company participates in a governmentally regulated multi-employer pension plan for all of its employees. The plan is administered by a governmentally appointed agency and pension benefits available under the plan are determined by the Swedish government. By law, the plan administrator manages plan assets/investments and performs all other administrative functions (e.g. payment of benefits) on behalf of participating employers. Participating employers are required to make annual contributions to the plan in amounts determined by the plan administrator based on the projected values of plan assets and benefits. The Company's required annual pension contributions were $98,000 and $101,000 in 2000 and 1999, respectively.

In 2000 the plan administrator (SPP) announced that participating employers were eligible to receive refunds of excess contributions made in prior years. The Company has been notified by SPP that it is eligible to receive up to $161,000 in refunds or credits against future required pension contributions. The Company received $38,000 in cash in 2000 and recognized a gain on this amount. Under US GAAP any potential refund will be recognized on a cash basis when received.

7. COMMITMENTS AND CONTINGENCIES

Facilities Leases

The Company leases approximately 12,000 square feet of laboratory, production and office facilities in Umea, Sweden. This space is covered by three separate leases. The initial term of these leases has expired and each is renewable on a year-by-year basis at a total lease cost of approximately $25,000 per month.

Rent expense recorded under these agreements totaled $329,000 and $344,000 during fiscal 2000 and 1999, respectively.

                                  BioNative AB

7. COMMITMENTS AND CONTINGENCIES (CONTINUED)

Employment agreements

The Company has entered into employment agreements with two of its officers. These agreements represent a commitment to pay termination bonuses of up to 24 months salary, totaling approximately $233,000.

8. RECENT ACCOUNTING PRONOUNCEMENTS

In June 2001, the Financial Accounting Standards Board issued SFAS No. 141--Business Combinations and SFAS No. 142--Goodwill and Other Intangible Assets. SFAS No. 141 eliminates the pooling-of-interests method of accounting for business combinations. It also changes the criteria to recognize intangible assets apart from goodwill. SFAS No. 142 changes the method of accounting for goodwill and indefinite lived intangible assets. The requirements of both SFAS Nos. 141 and 142 are effective for transactions occurring after June 30, 2001.

Management believes that the impact of SFAS 141 and SFAS 142 will not be significant to the Company.

In August 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 143 Asset Retirement Obligations (SFAS 143) regarding non-temporary removal of long-lived asset from service, whether by sale, abandonment, recycling or other method of disposal.

Under SFAS 143 qualifying asset retirement obligations resulting from legal obligations associated with retirement are recorded at present fair value when the liability is deemed probable, which for assets acquired subject to existing retirement obligations will entail recognition upon acquisition.

The fair present value of the retirement obligations are recorded as an increase to long-lived assets, which is subsequently amortized using a systematic and rational allocation method. Under SFAS 143 the retirement obligation is accreted to future value over time, with the increase in obligation being recorded as interest expense.

                                  BioNative AB

8. RECENT ACCOUNTING PRONOUNCEMENTS (CONTINUED)

SFAS 143 will become effective the first day of fiscal years beginning after June 15, 2002, which for the Company will be July 1, 2002 with early application permitted. The transition impact will be recorded as a cumulative change in accounting policy as of the beginning of the fiscal year. Management does not expect that the adoption of SFAS 143 will have a material impact on the of the Company's results of operations or financial position.

In October 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 144 Accounting for the Impairment or Disposal of Long-Lived Assets (SFAS 144). SFAS 144 supercedes Statement of Financial Accounting Standard No. 121, Accounting for the Impairment of Long-Lived Assets to be Disposed Of (SFAS 121) and those sections of Accounting Principle Board Standard No. 30 Reporting the Results of Operations (APB 30), related to discontinued operations. The scope of SFAS 144 includes long-lived assets, or groups of assets, to be held and used as well as those which are to be disposed of by sale or by other method, but excludes a number of long-lived assets such as goodwill and intangible assets not being amortized under the application of SFAS 142. Under SFAS 144 the impairment test methodologies of SFAS 121 are essentially unchanged as the standard requires testing for impairment when indicators of impairment are in evidence, and that impairment losses are recognized only if the assets carrying value is not recoverable (based on undiscounted cash flows) and the carrying value of the long lived asset (group) is higher than the fair value.

SFAS 144 is effective the first day of fiscal years beginning after December 15, 2001, which for the Company will be July 1, 2002, with early application encouraged. Management does not expect that the adoption of SFAS 144 will have a material impact on the of the Company's results of operations or financial position.

                     VIRAGEN (EUROPE) LTD. AND SUBSIDIARIES
                 CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)

                                                                                    THREE MONTHS ENDED
                                                                                       SEPTEMBER 30,
                                                                       --------------------------------------------
                                                                              2001                       2000
                                                                       --------------------------------------------
Income
     Interest and other income                                         $          27,140          $          64,017
                                                                       -----------------          -----------------
                                                                                  27,140                     64,017

Costs and Expenses

     Research and development costs                                              918,004                    856,599
     Licensing fee                                                               500,000                    500,000
     General and administrative expenses                                         294,193                    213,600
     Interest expense                                                                751                         --
                                                                       -----------------          -----------------
                                                                               1,712,948                  1,570,199
                                                                       -----------------          -----------------
     Loss before income taxes                                                 (1,685,808)                (1,506,182)
     Income tax benefit                                                           73,314                         --
                                                                       -----------------          -----------------
NET LOSS                                                               $      (1,612,494)         $      (1,506,182)
                                                                       =================          =================

BASIC AND DILUTED LOSS PER COMMON SHARE
                                                                       $           (0.05)         $           (0.08)
                                                                       =================          =================

BASIC AND DILUTED WEIGHTED AVERAGE COMMON SHARES
                                                                              34,854,628                 19,715,625
                                                                       =================          =================

 See notes to consolidated condensed financial statements which are an integral part of these statements

                     VIRAGEN (EUROPE) LTD. AND SUBSIDIARIES
                      CONSOLIDATED CONDENSED BALANCE SHEETS

                                                                    SEPTEMBER 30,                JUNE 30,
                                                                        2001                       2001
                                                               -----------------------    -----------------------
                                                                    (Unaudited)
                                     ASSETS
Current Assets
     Cash and cash equivalents                                  $          2,525,762       $          2,266,168
     Accounts receivable                                                     291,483                         --
     Inventories                                                           1,034,072                         --
     Prepaid expenses and other current assets                               322,648                    316,511
                                                               -----------------------    -----------------------
         Total current assets                                              4,173,965                  2,582,679
Property, Plant and Equipment
     Land, building and improvements                                       2,689,934                  1,961,446
     Equipment and furniture                                               3,607,249                  3,219,188
     Construction in progress                                                200,828                         --
                                                               -----------------------    -----------------------
                                                                           6,498,011                  5,180,634
     Less accumulated depreciation                                        (1,435,649)                (1,263,526)
                                                               -----------------------    -----------------------
                                                                           5,062,362                  3,917,108
Intangible Assets                                                          1,965,730                         --
Other Assets                                                                      --                     20,154
                                                               -----------------------    -----------------------
                                                                $         11,202,057       $          6,519,941
                                                               =======================    =======================

                                   LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
     Accounts payable and accrued expenses                       $         1,399,873       $         1,416,044
     Current portion of long-term debt                                       890,678                    11,813
                                                                ----------------------    -----------------------
         Total current liabilities                                         2,290,551                 1,427,857
Licensing fee payable                                                        500,000                        --
Long-term debt, less current portion                                         963,808                    25,488
Advances from parent                                                       1,683,393                        --

Commitments and Contingencies

Stockholders' Equity
     Common stock, $.01 par value. Authorized 90,000,000 shares at September 30, 2001 and June 30, 2001;
        issued and outstanding 37,692,170 and 34,758,980 shares at September 30, 2001 and June 30, 2001, respectively

                                                                             376,922                   347,590
     Additional paid-in capital                                           32,704,941                30,534,380
     Accumulated deficit                                                 (26,807,560)              (25,195,066)
     Accumulated other comprehensive loss                                   (509,998)                 (620,308)
                                                                ----------------------    -----------------------
        Total stockholders' equity                                         5,764,305                 5,066,596
                                                                ----------------------    -----------------------
                                                                 $        11,202,057       $         6,519,941
                                                                ======================    =======================

 See notes to consolidated condensed financial statements which are an integral part of these statements

                    VIRAGEN (EUROPE) LTD. AND SUBSIDIARIES
                 CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)

                                                                                     THREE MONTHS ENDED
                                                                                       SEPTEMBER 30,
                                                                      -------------------------------------------------
                                                                              2001                        2000
                                                                      ----------------------      ---------------------
OPERATING ACTIVITIES
     Net loss                                                          $        (1,612,494)        $        (1,506,182)
     Adjustments to reconcile net loss to net cash used in
       operating activities:
       Depreciation expense and amortization                                       116,070                      98,343
       Compensation expense on common stock options                                     --                       2,190
     Increase (decrease) relating to operating activities from:
       Prepaid expenses and other current assets                                   203,704                     137,615
       Other assets                                                                 20,154                          --
       Accounts payable and accrued expenses                                      (633,185)                   (275,880)
       Licensing fee payable                                                       500,000                     500,000
                                                                      ---------------------       ---------------------
         Net cash used in operating activities                                  (1,405,751)                 (1,043,914)

INVESTING ACTIVITIES
     Additions to property, plant and equipment, net                               (22,130)                   (102,681)
     Acquisition of BioNative, net of cash acquired                                 59,237                          --
                                                                      ---------------------       ---------------------
         Net cash provided by (used in) investing activities                        37,107                    (102,681)

FINANCING ACTIVITIES
     Payments on long-term debt                                                     (2,923)                     (9,494)
     Advances from parent                                                        1,683,393                      88,761
                                                                      ---------------------       ---------------------
         Net cash provided by financing activities                               1,680,470                      79,267
         Effect of exchange rate fluctuations on cash                              (52,232)                    (82,860)
                                                                      ---------------------       ---------------------
Increase (decrease) in cash and cash equivalents                                   259,594                  (1,150,188)
Cash and cash equivalents at beginning of period                                 2,266,168                   4,945,063
                                                                      ---------------------       ---------------------
Cash and cash equivalents at end of period                             $         2,525,762         $         3,794,875
                                                                      =====================       =====================

 See notes to consolidated condensed financial statements which are an integral part of these statements

                     VIRAGEN (EUROPE) LTD. AND SUBSIDIARIES
              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 2001

NOTE A - CONSOLIDATION AND BASIS OF PRESENTATION

         Viragen (Europe) Ltd. and its subsidiaries are engaged in the research, development and manufacture of certain immunological products for commercial application. The consolidated condensed financial statements include the parent company and all subsidiaries, including those operating outside the U.S. All significant transactions among our businesses have been eliminated. Viragen (Europe) Ltd. is a majority-owned subsidiary of Viragen, Inc.

         The accompanying unaudited interim consolidated condensed financial statements for Viragen (Europe) have been prepared in accordance with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States have been condensed or omitted.

         The balance sheet at June 30, 2001 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.

NOTE B - INTERIM ADJUSTMENTS AND USE OF ESTIMATES

         The preparation of financial statements in accordance with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates. In the opinion of management, all adjustments-consisting of normal recurring accruals-considered necessary for a fair presentation have been included.

         Operating results for the three month period ended September 30, 2001 are not necessarily indicative of the results that may be expected for the fiscal year ended June 30, 2002.

         The unaudited interim consolidated condensed financial statements should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations contained in this report and the audited consolidated financial statements and accompanying notes included in the Company's Annual Report on Form 10-K for the year ended June 30, 2001, filed with the Securities and Exchange Commission.

NOTE C - INVENTORIES

         Inventories are stated at the lower of cost or market (estimated net realizable value), with cost being determined on a first-in, first-out basis. Inventories consist of the following:

                                          SEPTEMBER 30,             JUNE 30,
                                              2001                    2001
                                        ---------------         ----------------
         Finished products              $       530,241         $            --
         Raw materials and supplies             503,831                      --
                                        ---------------         ---------------
         Total inventories              $     1,034,072         $            --
                                        ===============         ===============

NOTE D - ACQUISITION

         On September 28, 2001, Viragen and Viragen (Europe) Ltd., acquired all of the outstanding shares of BioNative AB ("BioNative"), a privately held biotechnology company located in Umea, Sweden. BioNative manufactures a human leukocyte interferon (alpha) product called ALFANATIVE(R). ALFANATIVE is approved in Sweden for the treatment of patients with hairy cell leukemia or chronic myelogenous leukemia, who did not respond to treatment with recombinant (synthetic) interferon. The product is also approved for sale in the Czech Republic, Indonesia, Hong Kong, Burma, Thailand, and as purified bulk in Egypt.

         The initial purchase consideration consisted of 2,933,190 shares of Viragen (Europe) common stock, which was valued at approximately $2.2 million based on the market price of Viragen (Europe) common stock at the date of the acquisition. In addition, Viragen (Europe) incurred approximately $170,000 in acquisition related costs. In connection with the acquisition, the shareholders of BioNative are entitled to additional shares of Viragen (Europe) contingent upon the attainment of certain milestones related to regulatory approvals:

     o 5,866,380 additional shares upon issuance of a Re-registration certificate by the Medical Products Agency in Sweden,

     o 2,933,190 additional shares when and if the Re-registration Certificate includes indications of a second line treatment for any disease,

     o 8,799,570 additional shares when and if the Mutual Recognition Procedures application has received the approval of the requisite national and EU regulatory authority for the use, sale and marketing of ALFANATIVE in certain countries which must include Germany; and

     o 2,933,190 additional shares when and if ALFANATIVE has been approved by the requisite regulatory bodies in the EU for the treatment of Melanoma or when ALFANATIVE has been approved by the requisite regulatory bodies for sale in the USA.

         Upon the resolution of these contingencies, the additional shares will be issued, which will result in the recognition of additional intangible assets.

 The acquisition, completed on September 28, 2001, was accounted for as a purchase under SFAS 141 and, accordingly, the results of BioNative's operations are included in the Company's consolidated results from the date of the acquisition.

         The following table summarizes the preliminary fair values of assets acquired and liabilities assumed at the date of acquisition. The allocation of purchase price to these assets was based on preliminary estimates and is subject to adjustment.

         Cash                                           $          90,317
         Accounts receivable                                      291,483
         Inventories                                            1,034,072
         Prepaid expenses and other current assets                209,841
         Property, plant & equipment                            1,075,134
         Intangible assets                                      1,965,730
                                                        -----------------
         Total assets acquired                                  4,666,577


         Accounts payable and accrued expenses                    478,094
         Short and long term debt                               1,818,590
                                                        -----------------
         Total liabilities assumed                              2,296,684
                                                        -----------------
         Net assets acquired                            $       2,369,893
                                                        =================

         Current and long-term assets and liabilities have been recorded at their net book value, which approximates their fair market value at the date of acquisition. The $2.0 million of intangible assets will be allocated to separately identified intangible assets upon receipt of a valuation analysis that will be completed in our second fiscal quarter.

         The following table reflects the unaudited pro forma combined results of the Viragen (Europe) as if the acquisition had taken place on July 1, 2000:

                                                THREE MONTHS ENDED
                                                   SEPTEMBER 30,
                                   -------------------------------------------
                                          2001                    2000
                                   --------------------    -------------------
          Product sales               $   288,208            $   619,594
          Net loss                    $(1,964,682)           $(1,645,465)
          Net loss per share          $     (0.05)           $     (0.07)

         The unaudited pro forma results have been prepared for comparison purposes only. The unaudited pro forma combined results do not purport to represent what our actual results of operations would have been had the acquisition occurred on July 1, 2000 and may not be indicative of our future results of operation.

NOTE E - COMPREHENSIVE LOSS

         Other comprehensive income (loss) refers to revenue, expenses, gains and losses that under accounting principles generally accepted in the United States are included in comprehensive loss but are excluded from net loss as these amounts are recorded directly as an adjustment to stockholders' equity. Our other comprehensive income (loss) is composed of foreign currency translation adjustments. The following table sets forth the computation of comprehensive loss for the periods indicated:

                                                                                   THREE MONTHS ENDED
                                                                                      SEPTEMBER 30,
                                                                      ----------------------------------------------
                                                                               2001                     2000
                                                                      ---------------------    ---------------------

Net loss                                                               $       (1,612,494)      $       (1,506,182)
Other comprehensive income (loss):
     Currency translation adjustment                                              110,310                 (234,380)
                                                                      ---------------------    ---------------------

Total comprehensive loss                                               $       (1,502,184)      $       (1,740,562)
                                                                      =====================    =====================


NOTE F - RECENT ACCOUNTING PRONOUNCEMENTS

         In July 2001, the Financial Accounting Standards Board issued SFAS No. 141, BUSINESS COMBINATIONS, and SFAS No. 142, GOODWILL AND OTHER INTANGIBLE ASSETS. SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. SFAS No. 141 also specifies criteria intangible assets acquired in a purchase method business combination must meet to be recognized and reported apart from goodwill, noting that any purchase price allocable to an assembled workforce may not be accounted for separately. The requirements of SFAS No. 141 are effective for any business combination accounted for by the purchase method that is completed after June 30, 2001. Under SFAS No. 142, goodwill and intangible assets with indefinite useful lives are no longer amortized, but are reviewed annually, or more frequently if impairment indicators arise, for impairment. SFAS No. 142 also requires that intangible assets with definite useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF. The amortization provisions of SFAS No. 142 apply to goodwill and intangible assets acquired after June 30, 2001. With respect to goodwill and intangible assets acquired prior to July 1, 2001, the amortization provisions of SFAS No. 142 are effective upon adoption of SFAS No. 142. Companies are required to adopt SFAS No. 142 in their fiscal year beginning after December 15, 2001. We have elected to adopt the provisions of SFAS No. 142 beginning July 1, 2001. The adoption of SFAS No. 141 and SFAS No. 142, is not anticipated to have a material effect on the Company's financial statements.

         In October 2001, the FASB issued SFAS No. 144, ACCOUNTING FOR THE IMPAIRMENT OR DISPOSAL OF LONG-LIVED ASSETS. SFAS No. 144 supercedes SFAS No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF. SFAS No. 144 applies to all long-lived assets (including discontinued operations) and consequently amends APB Opinion No. 30, REPORTING THE RESULTS OF OPERATIONS, REPORTING THE EFFECTS OF DISPOSAL OF A SEGMENT OF A BUSINESS, AND EXTRAORDINARY, UNUSUAL AND INFREQUENTLY OCCURRING EVENTS AND TRANSACTIONS. SFAS No. 144 develops one accounting model for long-lived assets that are to be disposed of by sale. SFAS No. 144 requires that long-lived assets that are to be disposed of by sale be measured at the lower of book value or fair value less cost to sell. Additionally SFAS No. 144 expands the scope of discontinued operations to include all components of an entity with operations that (1) can be distinguished from the rest of the entity and (2) will be eliminated from the ongoing operations of the entity in a disposal transaction. SFAS No. 144 is effective for financial statements issued for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years. The adoption of SFAS No. 144 is not expected to have a material impact on our financial position, results of operations or cash flows.

                                  BioNative AB

                Condensed Consolidated Balance Sheets (Unaudited)

                                  June 30, 2001

                (In Thousands of U.S. dollars, Except Share Data)

ASSETS
Current assets:
   Cash and cash equivalents                                                         $    44
   Accounts receivable, net                                                              435
   Inventories, net                                                                    1,162
   Prepaid expenses                                                                      128
   Other current assets                                                                  357
                                                                                     -------
Total current assets                                                                   2,126

Property, plant and equipment
   Land, building & improvements                                                         615
   Equipment and furniture                                                             1,671
   Construction in progress                                                              170
                                                                                     -------

                                                                                       2,456
Less accumulated depreciation and amortization                                        (1,445)
                                                                                     -------

                                                                                       1,011
Deferred tax assets                                                                      321
Other assets                                                                              10
                                                                                     -------
Total assets                                                                         $ 3,468
                                                                                     =======


LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable                                                                  $   497
   Accrued expenses and other liabilities                                                293
   Bank overdraft                                                                        564
   Current portion of long-term debt                                                      79
                                                                                     -------
Total current liabilities                                                              1,433

Long-term debt, less current portion                                                     902
Deferred tax liabilities                                                                  79

Commitments and contingencies

Stockholders' equity:
   Common stock $12.35 par value. Authorized 20,000; Shares issued and
     outstanding 20,000 at June 30, 2001                                                 247
   Capital in excess of par value                                                        299
   Retained earnings                                                                   1,040
   Accumulated comprehensive loss                                                       (532)
                                                                                     -------
Total stockholders' equity                                                             1,054
                                                                                     -------

Total liabilities and stockholders' equity                                           $ 3,468
                                                                                     =======


                  See notes to condensed consolidated financial statements which are an integral part of these statements.

                                  BioNative AB

                 Condensed Consolidated Statements of Operations

                (In Thousands of U.S. dollars, Except Share Data)


                                                               SIX-MONTHS
                                                              ENDED JUNE 30
                                                          2001             2000
                                                        --------         --------
                                                       (UNAUDITED)      (UNAUDITED)
Income:
   Net sales                                            $  1,484         $  2,867
                                                        --------         --------
                                                           1,484            2,867

Costs and expenses:
   Cost of sales                                           1,328            1,446
   Research and development expenses                         489              514
   General and administrative expenses                       524              695
                                                        --------         --------
                                                           2,341            2,655
                                                        --------         --------
(Loss) income from operations                               (857)             212

Interest income (expense)
   Interest income                                            --                4
   Interest expense                                          (54)             (51)
                                                        --------         --------
(Loss) income before income taxes                           (911)             165

Income tax (benefit) provision                              (262)              50
                                                        --------         --------
Net (loss) income                                       $   (649)        $    115
                                                        ========         ========

Basic and diluted (loss) income per common share        $ (32.45)        $   5.75
                                                        ========         ========

Basic and diluted weighted average common shares          20,000           20,000
                                                        ========         ========



                  See notes to condensed consolidated financial statements which are an integral part of these statements.

                                  BioNative AB

                 Condensed Consolidated Statements of Cash Flows

                         (In Thousands of U.S. dollars)

                                                                                    SIX-MONTHS
                                                                                  ENDED JUNE 30
                                                                               2001           2000
                                                                              ------         ------
                                                                           (UNAUDITED)    (UNAUDITED)
OPERATING ACTIVITIES
Net (loss) income                                                             $ (649)        $  115
Adjustments to reconcile net (loss) income to net cash used in operating activities:
     Changes in deferred taxes                                                  (252)            50
     Depreciation and amortization                                                70             75
     Increase (decrease) relating to operating activities from:
       Accounts receivables                                                      187           (304)
       Prepaid expenses                                                          (36)            75
       Inventory                                                                 554            (74)
       Other current assets                                                     (318)          (401)
       Accounts payable                                                          239            347
       Accrued expenses and other liabilities                                     75             37
                                                                              ------         ------
Net cash used in operating activities                                           (130)           (80)

INVESTING ACTIVITIES
Additions to property, plant and equipment, net                                  (22)          (151)
                                                                              ------         ------
Net cash used in investing activities                                            (22)          (151)

FINANCING ACTIVITIES
Borrowings/Payments, net                                                          73            (15)
                                                                              ------         ------
Net cash provided by financing activities                                         73            (15)

Effect of exchange rate fluctuation                                              (13)            (5)
Decrease in cash and cash equivalents                                            (92)          (251)
                                                                              ------         ------
Cash and cash equivalents at beginning of period                                 136            283
                                                                              ------         ------
Cash and cash equivalents at end of period                                    $   44         $   32
                                                                              ======         ======



                  See notes to condensed consolidated financial statements which are an integral part of these statements.

                                  BioNative AB

        Notes to Condensed Consolidated Financial Statements (Unaudited)

                                  June 30, 2001



1.     BASIS OF PRESENTATION

The accompanying interim condensed financial data of BioNative AB (BioNative or the Company) are unaudited; however, in the opinion of management, the interim data include all adjustments necessary for a fair presentation of the results for the interim periods. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates.

The results of operations for the six-month period ended June 30, 2001 are not necessarily indicative of the results to be expected for the year ended December 31, 2001. The June 30, 2001 condensed consolidated balance sheet was derived from the audited consolidated financial statements, but does not include all disclosures required by accounting principles generally accepted in the United States of America.

The interim unaudited condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto for the year ended December 31, 2000.

2.     SIGNIFICANT ACCOUNTING POLICIES

The significant accounting policies applied in the preparation of the condensed consolidated financial statements are identical to those applied in the preparation of the most recent annual consolidated financial statements.

3.     NEW ACCOUNTING PRONOUNCEMENTS

Beginning January 1, 2001, the Company adopted FASB Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"), and the corresponding amendments under FASB Statement No. 138 ("SFAS 138"). FAS 133 requires that all derivative financial instruments be recognized in the financial statements and measured at fair value regardless of the purpose or intent for holding them. Changes in the fair value of derivative financial instruments are either recognized periodically in income or shareholder's equity (as a component of comprehensive income), depending on whether the derivative is designated as a hedge and whether it is being used to hedge changes in fair value or cash flows. SFAS 138 amends certain provisions of SFAS 133 to clarify four areas causing difficulties in

                                  BioNative AB

3.     NEW ACCOUNTING PRONOUNCEMENTS (continued)

implementation. As of June 30, 2001 and January 1, 2001, the cumulative effect of adopting SFAS 133, as amended by SFAS 138, did not have a material impact on the Company's consolidated results of operations, financial position or cash flows.

In June 2001, the FASB approved the issuance of SFAS No. 141, BUSINESS COMBINATIONS, and SFAS No. 142, GOODWILL AND OTHER INTANGIBLE ASSETS. These standards, which were issued in July 2001, established accounting and reporting for business combinations. SFAS No. 141 requires all business combinations entered into subsequent to June 30, 2001 to be accounted for using the purchase method of accounting. SFAS No. 142 provides that goodwill and other intangible assets with indefinite lives will not be amortized, but will be tested for impairment on an annual basis. These standards are effective for fiscal years beginning after December 15, 2001; however, early adoption is permitted. The Company does not expect the adoption of these statements to have a material impact on its financial statements or disclosures.

3.     VIRAGEN TRANSACTION

On September 28, 2001, the stockholders of the Company approved the acquisition of the Company by Viragen (Europe) Ltd. in exchange for approximately 3 million common shares of Viragen (Europe). Under the agreement, an additional 20.5 million common shares of Viragen (Europe) may be issued to (former) stockholders of the Company upon the Company achieving certain future performance milestones. If all of the additional 20.5 million of shares are issued, the former stockholders of the Company would own approximately 40% of Viragen (Europe). Viragen (Europe) is a corporation organized in the United States and is a majority owned subsidiary of Viragen, Inc. The transaction closed on September 28, 2001.

         The following unaudited pro forma combined condensed statements of operations for the year ended June 30, 2001 and the three months ended September 30, 2001 give effect to the BioNative acquisition as if it had occurred on July 1, 2000. The unaudited pro forma combined condensed statement of operations for the year ended June 30, 2001 is based upon the historical financial information of Viragen (Europe) Ltd., contained in our Annual Report on Form 10-K for the year ended June 30, 2001, and the historical financial information of BioNative for the twelve months ended June 30, 2001. The statement of operations for BioNative for the twelve months ended June 30, 2001 was prepared by adding the six months ended December 31, 2000 to the six months ended June 30, 2001. The unaudited pro forma combined condensed statement of operations for the three months ended September 30, 2001 is based upon the historical financial information of Viragen (Europe) Ltd., contained in our quarterly report on Form 10-Q for the three months ended September 30, 2001, and BioNative for the three months ended September 30, 2001.

         The BioNative acquisition has been accounted for as a purchase business combination in accordance with Statement of Financial Accounting Standard No. 141 for financial accounting purposes. The total purchase cost of the acquisition was allocated to the tangible and intangible assets and liabilities of BioNative based upon their respective fair values as of the date of the closing of the acquisition, pending final determination of certain acquired balances. In the opinion of our management, the appropriate adjustments have been made to the historical financial statements. The pro forma adjustments are described in the notes accompanying these unaudited pro forma combined condensed statements of operations. These unaudited pro forma combined condensed statements of operations are provided for information purposes only and do not purport to represent what our results of operations would actually have been had the transaction in fact occurred at such date or to project our results of operations for any future period.

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                        FOR THE YEAR ENDED JUNE 30, 2001


                                                               HISTORICAL
                                                    ---------------------------------
                                                      VIRAGEN                                 PRO FORMA            PRO FORMA
                                                    (EUROPE) (1)         BIONATIVE(2)        ADJUSTMENTS           COMBINED
                                                    ------------         ------------        -----------          -----------
Net sales ..................................        $         --         $ 2,813,280       $            --        $ 2,813,280


Cost of sales ..............................                  --           1,663,987                    --          1,663,987

Research and development ...................           4,964,145             898,166                    --          5,862,311

Licensing fee ..............................           2,000,000                  --                    --          2,000,000

Selling, general and administrative ........           1,115,800           1,293,668                    --          2,409,468

Amortization of intangible assets ..........                  --                  --                    --(a)              --

Interest and other income ..................            (167,223)            (19,372)                   --           (186,595)

Interest expense ...........................               2,552             114,909                    --            117,461
                                                    ------------         -----------       ---------------        -----------

Loss before income taxes ...................          (7,915,274)         (1,138,078)                   --         (9,053,352)


Income tax benefit .........................                  --            (316,688)                   --           (316,688)
                                                    ------------         -----------       ---------------        -----------


Net loss ...................................        $ (7,915,274)        $  (821,390)      $            --        $(8,736,664)
                                                    ============         ===========       ===============        ===========


Loss per share - basic and diluted .........        $      (0.33)                                                 $     (0.33)(b)
                                                    ============                                                  ===========

Weighted average shares used to calculate
   loss per share - basic and diluted ......          23,715,565                                 2,933,190(b)      26,648,755(b)
                                                    ============                           ===============        ===========

-------------
(1) Represents actual results of operations for Viragen (Europe) Ltd. for the year ended June 30, 2001. See our financial statements and notes, which are contained in our annual report on Form 10-K as filed with the Securities and Exchange Commission.

(2) Represents the results of operations for BioNative for the twelve months ended June 30, 2001.

     NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                        FOR THE YEAR ENDED JUNE 30, 2001


(a) In connection with the acquisition of BioNative, Viragen (Europe) recorded approximately $2.0 of intangible assets, which represented the value of the shares issued in excess of the fair value of the net assets of BioNative at the date of acquisition. The value of the intangible assets will be allocated to separately identified intangible assets upon receipt of a valuation analysis. Therefore, this pro forma statement of operations does not reflect amortization of intangible assets since it is unclear if the ultimate intangible assets will be subject to the amortization provisions of Statement of Financial Accounting Standard No. 142.

(b) The pro forma basic and diluted net loss per share are based on the weighted average number of shares of Viragen (Europe) Ltd.'s common stock outstanding during the year ended June 30, 2001 adjusted to give effect to the 2,933,190 shares of common stock assumed to be issued had the acquisition taken place at the beginning of the period presented. Dilutive securities are not included in the computation of pro forma diluted net loss per share as their effect would be anti-dilutive.

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                  FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2001



                                                               HISTORICAL
                                                    ---------------------------------
                                                      VIRAGEN                               PRO FORMA           PRO FORMA
                                                    (EUROPE) (1)         BIONATIVE(2)      ADJUSTMENTS          COMBINED
                                                    ------------         ------------      -----------         -----------
Net sales ..................................        $         --         $   288,208       $         --        $   288,208


Cost of sales ..............................                  --             446,604                 --            446,604

Research and development ...................             918,004             127,002                 --            127,002

Licensing fee ..............................             500,000                  --                 --            500,000

Selling, general and administrative ........             294,193             175,467                 --            175,467

Amortization of intangible assets ..........                  --                  --                 --(c)              --

Interest and other income ..................             (27,140)                 --                 --            (27,140)

Interest expense ...........................                 751              28,285                 --             29,036
                                                    ------------         -----------       ------------        -----------

Loss before income taxes ...................          (1,685,808)           (489,150)                --         (2,174,958)


Income tax benefit .........................             (73,314)           (136,962)                --           (210,276)
                                                    ------------         -----------       ------------        -----------


Net loss ...................................        $ (1,612,494)        $  (352,188)      $         --        $(1,964,682)
                                                    ============         ===========       ============        ===========

Loss per share - basic and diluted .........        $      (0.05)                                              $     (0.05)(d)
                                                    ============                                               ===========



Weighted average shares used to calculate
   loss per share - basic and diluted ......          34,854,628                              2,837,542(d)      37,692,170(d)
                                                    ============                           ============        ===========

-------------
(1) Represents actual results of operations for Viragen (Europe) Ltd. for the three months ended September 30, 2001. See our financial statements and notes, which are contained in our quarterly report on Form 10-Q as filed with the Securities and Exchange Commission.

(2) Represents the results of operations for BioNative for the three months ended September 30, 2001.

     NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                  FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2001


 (c) In connection with the acquisition of BioNative, Viragen (Europe) recorded approximately $2.0 of intangible assets, which represented the value of the shares issued in excess of the fair value of the net assets of BioNative at the date of acquisition. The value of the intangible assets will be allocated to separately identified intangible assets upon receipt of a valuation analysis. Therefore, this pro forma statement of operations does not reflect amortization of intangible assets since it is unclear if the ultimate intangible assets will be subject to the amortization provisions of Statement of Financial Accounting Standard No. 142.

(d) The pro forma basic and diluted net loss per share are based on the weighted average number of shares of Viragen (Europe) Ltd.'s common stock outstanding during the three months ended September 30, 2001 adjusted to give effect to the 2,933,190 shares of common stock assumed to be issued had the acquisition taken place on July 1, 2001. The difference between the number of shares issued in connection with the acquisition and the number of shares reflected as a pro forma adjustment represents the weighted average shares issued in connection with the acquisition, which are already included in Viragen (Europe)'s weighted average share calculation at September 30, 2001 since the acquisition occurred on September 28, 2001. Dilutive securities are not included in the computation of pro forma diluted net loss per share as their effect would be anti-dilutive.

NO DEALER, SALES REPRESENTATIVE OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF ANY OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THE INFORMATION SET FORTH HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.


                                TABLE OF CONTENTS

                                                              Page

         Prospectus Summary..........................             4
         Risk Factors................................             5
         Capitalization..............................            11
         Use of Proceeds.............................            12
         Price Range of Common Stock
            and Dividend Policy......................            12
         Forward-Looking Statements..................            13
         Management's Discussion and
           Analysis or  Plan of Operation............            15
         Business....................................            20
         Management..................................            31
         Executive Compensation......................            33
         Certain Transactions........................            37
         Principal Stockholders......................            39
         Description of Securities...................            40
         Selling Security
           Holders...................................            41
         Plan of Distribution .......................            42
         Shares Eligible for Future Sale.............            43
         Legal Matters...............................            44
         Experts.....................................            44
         Additional Information......................            44
         Financial Statements........................         F - 1


                                23,465,520 SHARES

                              VIRAGEN (EUROPE) LTD.





                                   PROSPECTUS




                             ________________, 2002

                                    PART TWO

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The estimated expenses payable by the Company in connection with the distribution of the securities being registered are as follows:

SEC Registration and Filing Fee..................................................      $ 4,346
Legal Fees and Expenses*.........................................................        7,000
Accounting Fees and Expenses*....................................................        7,000
Financial Printing*..............................................................        3,000
Transfer Agent Fees*.............................................................        1,000
Miscellaneous*...................................................................        2,654
                                                                                       -------
          TOTAL..................................................................      $25,000
                                                                                       =======

          * Estimated

None of the foregoing expenses are being paid by the selling security holders.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The General Corporation Law of Delaware provides that a corporation may limit the liability of each director to the corporation or its stockholders for monetary damages except for liability:

         - for any breach of the director's duty of loyalty to the corporation or its stockholders;

         - for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

         - in respect of certain unlawful dividend payments or stock redemptions or repurchases; and

         - for any transaction from which the director derives an improper personal benefit.

         Our certificate of incorporation provides for the elimination and limitation of the personal liability of our directors for monetary damages to the fullest extent permitted by the General Corporation Law of Delaware. In addition, the certificate of incorporation provides that if the General Corporation Law of Delaware is amended to authorize the further elimination or limitation of the liability of a director, then the liability of the directors shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of Delaware, as so amended. The effect of this provision is to eliminate our rights and those of our stockholders (through stockholders' derivative suits on our behalf) to recover monetary damages against a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligence or grossly negligent behavior), except in the situations described above. This provision does not limit or eliminate our rights or any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. The certificate of incorporation also provides that we shall, to the full extent permitted by the General Corporation Law of Delaware, as amended from time to time, indemnify and advance expenses to each of our currently acting and former directors, officers, employees and agents.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the act and is therefore unenforceable.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

         On September 28, 2001, we issued an aggregate of 2,933,190 shares of our common stock to the eight former stockholders of BioNative AB ("BioNative"), in connection with our acquisition of all of the outstanding shares of BioNative AB. We also agreed to issue an additional 20,532,330 shares to the BioNative stockholders, subject to the attainment of certain performance goals established in the purchase agreement. This was an extraterritorial transaction, effected outside the United States, to non-U.S. persons, and was also exempt from the registration requirements of the Act under Regulation S and/or the SEC's position announced in Release 4708.

         During fiscal years 2001, 2000 and 1999, Viragen contributed intercompany balances of $7,415,000, $4,785,000 and $5,828,000, respectively, to capital. As a result of these capital contributions, we issued Viragen 8,821,770, 3,593,347 and 8,951,094 common shares in fiscal years 2001, 2000 and
1999, respectively. Viragen's capital contributions were made at the then-current market price of our common stock, as quoted on the over-the-counter bulletin board. Market prices ranged between $0.38 and $1.50 per share.

         On June 29, 2001, we issued Viragen 6,274,510 common shares as settlement of $5,333,333 in licensing fees payable to Viragen based on the closing price of our common stock of $0.85 per share, as quoted on the over-the-counter bulletin board.

         The stockholders (a) had access to business and financial information concerning the Company, (b) represented that it was acquiring the securities for investment purposes only and not with a view towards distribution or resale except in compliance with applicable securities laws and (c) had such knowledge and experience in business and financial matters that it was able to evaluate the risks and merits of an investment in the Company. Therefore each investor was also sophisticated within the meaning of Federal securities laws. In addition, the certificates evidencing the shares that were issued contained a legend restricting their transferability absent registration under the Act or the availability of an applicable exemption therefrom. The issuance of these securities was, therefore, exempt from the registration requirements of the Act by reason of Section 4(2) and/or the rules and regulations thereunder.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

         (a)      Exhibits.


    EXHIBIT
    NUMBER                       DESCRIPTION

         (1)      --  All financial statements -- See Index to Consolidated
                      Financial Statements

         (2)      --  Financial statements schedules -- See Index to
                      Consolidated Financial Statements

         (3)      --  Exhibits

         3.1      --  Certificate of Incorporation dated November 4,
                      1985.(incorporated by reference to the Company's initial Registration Statement, File No. 33-1952-NY)

         3.2      --  Amended Certificate of Incorporation dated April 14, 1987
                      (incorporated by reference to the Company's Registration Statement, File No. 33-1952-NY)

         3.3      --  Amended Certificate of Incorporation dated October 9,
                      1987. (incorporated by reference to the Company's Annual Report on Form 10-KSB for the fiscal year ended June 30, 1994 ("1994 10-KSB")

         3.4      --  Amended Certificate of Incorporation dated November 18,
                      1987. (incorporated by reference to the 1994 10-KSB)

         3.5      --  Amended Certificate of Incorporation dated December 9,
                      1987. (incorporated by reference to the 1994 10-KSB)

         3.6      --  Amended Certificate of Incorporation dated December 18,
                      1987. (incorporated by reference to Post-Effective Amendment No. 3 to the Company's Registration Statement filed May 2, 1989 ("Post-Effective Amendment No. 3")

         3.7      --  Amended Certificate of Incorporation dated January 17,
                      1989. (incorporated by reference to the 1994 10-KSB)

         3.8      --  Amended Certificate of Incorporation dated June 9, 1989.
                      (incorporated by reference to the Company's Annual Report on Form 10-KSB for the fiscal year ended June 30, 1993 ("1993 10-KSB")

         3.9      --  Amended Certificate of Incorporation dated August 12,
                      1993. (incorporated by reference to the 1993 10-KSB)

         3.10     --  Certificate of Amendment of Certificate of Incorporation
                      dated August 28, 2001, filed on August 28, 2001. (incorporated by reference to the Company's 2001 Form 10-K)

         (4)      --  Instrument defining the rights of security holders,
                      including indentures

         4.1      --  Amended Certificate of Incorporation dated December 13,
                      1993. (incorporated by reference to the 1993 10-KSB)

         4.2      --  By laws of the Company (incorporated by reference to
                      Post-Effective Amendment No. 3)

         4.3      --  Form of Common Stock Certificate (incorporated by
                      reference to Form 8-A dated June 14, 1989)

         (5)      --  Opinion re legality *

         5.1      --  Opinion and Consent of Atlas Pearlman, P.A. *

         (10)     --  Material Contracts

         10.1     --  License Agreement between Viragen Technology, Inc. and
                      Viragen (Scotland) Ltd. dated July 12, 1995 (incorporated by reference to the 1998 10-K/A).

         10.2     --  License and Manufacturing Agreement with Common Services
                      Agency (incorporated by reference to Viragen, Inc.'s 1995 Form SB-2 File No. 33-88070 (filed August 9, 1995), Part II, Item 27(10)(xxxvi))

         10.3     --  Indemnification Agreement between George Levin and the
                      Company dated October 20, 1995 (incorporated by reference to the 1998 10-K/A)

         10.4     --  Addendum to Employment Agreement between the company and
                      Gerald Smith dated July 3, 1997 (incorporated by reference to the 1998 10-K)

         10.5     --  Addendum to the Employment Agreement between the Company
                      and

       EXHIBIT
       NUMBER                                  DESCRIPTION
       ========                                ===========
                      Dennis W. Healey dated July 3, 1997 (incorporated by reference to the 1998 10-K/A).

         10.6     --  Amendment to the Service Agreement between the company and
                      Donald Magnus Nicolson, Ph.D. dated September 5, 1997 (incorporated by reference to the 1997 10-K)

         10.7     --  Amendment to License Agreement between Viragen Technology,
                      Inc. and Viragen (Scotland) Ltd. dated September 29, 1997 (incorporated by reference to the 1998 10-K/A).

         10.8     --  Cooperation and Supply Agreement between Viragen, Inc.,
                      Viragen Deutschland GmbH and German Red Cross dated March 19, 1998 (incorporated by reference to Viragen, Inc.'s Annual Report on Form 10-K/A for the year ended June 30,
                      1999)

         10.9     --  Supply and Distribution Agreement between the Company and the Adamjee Group of Companies dated November 16, 1998 (incorporated by reference to the 1999 Form 10-K).

         10.10    --  Letter of Intent between the Company and Drogson
                      Healthcare dated July 2, 1999 (incorporated by reference to the 1999 Form 10-K).

         10.11    --  Advisory Service Agreement between Viragen (Scotland)
                      Limited and Peter Cooper Associates dated January 8, 2001. (incorporated by reference to the Company's 2001 Form 10-K)

         10.12    --  Advisory Service Agreement between Viragen (Scotland) and
                      Professor William H. Stimson dated February 14, 2001. (incorporated by reference to the Company's 2001 Form 10-K)

         10.13    --  Consulting Agreement between Viragen, Inc., Viragen
                      (Scotland) Limited and Peng Lee Yap, M.D. dated February 14, 2001. (incorporated by reference to the Company's 2001 Form 10-K)

         10.14    --  Employment Agreement, Stock Option Agreement between
                      Viragen and Gerald Smith dated March 1, 2001. (incorporated by reference into Viragen's annual report on Form 10-K filed September 28, 2001)

         10.15    --  Employment Agreement, Stock Option Agreement between
                      Viragen and Dennis W. Healey dated March 1, 2001. (incorporated by reference into Viragen's annual report on Form 10-K filed September 28, 2001)

         10.16    --  Employment Agreement between Viragen (Scotland) Limited and Dr. Donald Magnus Nicolson dated July 1, 2001. (incorporated by reference to the Company's 2001 Form 10-K)

         10.17    --  Agreement for the Acquisition of BioNative AB between
                      Hoken Borg and others, Viragen (Europe) Limited and Viragen, Inc. dated September 28, 2001.(incorporated by reference to the Company's 2001 Form 10-K)

         10.18    --  Termination Agreement between Viragen Technology, Inc. and
                      Viragen (Scotland) Ltd. dated September 28, 2001 (incorporated by reference to the Company's September 30, 2001 Form 10-Q)

         10.19    --  Supply and Distribution agreement between Viragen (Europe)
                      Ltd., Viragen (Scotland) Ltd. and Tradeway, Inc. dated October 25, 2001 (incorporated by reference to the Company's September 30, 2001 Form 10-Q)

         23.1(a)  --  Consent of Independent Certified Public Accountants*

         23.1(b)  --  Consent of Independent Certified Public Accountants*

         23.2     --  Consent of Counsel (included in Exhibit 5.1)


----------

                  * Filed herewith

           (b)        Financial Statement Schedules.

           All schedules for which provision is made in the applicable accounting regulation of the Securities and Exchange Commission are not required under the related instructions or are inapplicable and therefore have been omitted.

ITEM 17.  UNDERTAKINGS

The undersigned Registrant also undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission (the "Commission") such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or preceding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

           Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Plantation, State of Florida on December 27, 2001.



                                   VIRAGEN (EUROPE) LTD.


                                   By:  /s/ Gerald Smith
                                        --------------------------------------
                                        Gerald Smith
                                        President (Principal Executive Officer)

           Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                SIGNATURE                                 TITLE                                     DATE
                ---------                                 -----                                     ----
         /s/ Gerald Smith                            Chairman of the Board, President          December 27, 2001
         -----------------------------               (Principal Executive Officer)
         Gerald Smith                                and Director

         /s/ Dennis W. Healey                        Executive Vice President, Chief           December 27, 2001
         -----------------------------               Financial Officer (Principal
         Dennis W. Healey                            Accounting Officer), Treasurer,
                                                     Secretary and Director

         /s/ Dr. Magnus Nicolson                     Chief Operating Officer                   December 27, 2001
         -----------------------------               and Director
         Dr. Magnus Nicolson

         /s/ Carl N. Singer                          Director                                  December 27, 2001
         -----------------------------
         Carl N. Singer

         /s/ Peter Cooper, Ph.D.                     Director                                  December 27, 2001
         -----------------------------
         Peter Cooper, Ph.D.

         /s/ Peng Lee Yap, Ph.D.                     Director                                  December 27, 2001
         -----------------------------
         Peng Lee Yap, Ph.D.

         /s/ William H. Stimson, Ph.D.               Director                                  December 27, 2001
         -----------------------------
         William H. Stimson, Ph.D.

         /s/ Melvin Rothberg                         Director                                  December 27, 2001
         -----------------------------
         Melvin Rothberg

         /s/ Per-Erik Persson                        Director                                  December 27, 2001
         -----------------------------
         Per-Erik Persson

         /s/ Orjan O. Strannegard                    Director                                  December 27, 2001
         -----------------------------
         Orjan O. Strannegard, M.D., Ph.D.